UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Global Eagle Entertainment Inc.

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Global Eagle Entertainment Inc.

6100 Center Drive, Suite 1020

Los Angeles, California 90045

November 28, 2017

Dear Fellow Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Global Eagle Entertainment Inc. on Thursday, December 21, 2017, at 8:00 a.m. (Pacific Time) at 6100 Center Drive, Suite 333, Los Angeles, California.

You can find details about the business that we will conduct at the Annual Meeting as well as other information about the Annual Meeting in the attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement. As a stockholder, we will ask you to vote on a number of proposals.

Whether or not you plan to attend the Annual Meeting, your vote is important. After reading the attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy or voting instructions.

This year, we are filing our Proxy Statement and holding our Annual Meeting later than usual due to the delay in filing our 2016 Annual Report on Form 10-K caused by the complexity of our 2016 audit. With our 2016 audit now complete, we will continue to improve the efficiency and efficacy of our financial-reporting function. In addition, our team will continue to work tirelessly to become current in all our SEC filings in early 2018. As I mentioned at the beginning of my tenure as CEO in early 2017, this was a transition year for Global Eagle, and as the year comes to a close, we are very excited about the prospect for a return to growth in the year ahead.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in our company.

Sincerely,

Jeffrey A. Leddy

Director and Chief Executive Officer

Notice of 2017 Annual Meeting of Stockholders

December 21, 2017

8:00 a.m. (Pacific Time)

The 2017 Annual Meeting of Stockholders of Global Eagle Entertainment Inc. (the “Annual Meeting”) will be held on December 21, 2017 at 8:00 a.m. (Pacific Time) at 6100 Center Drive, Suite 333, Los Angeles, California for the following purposes:

AGENDA:

1.	Elect Robert W. Reding and Ronald Steger as Class III members of our Board of Directors;

2.	Approve a new 2017 Omnibus Long-Term Incentive Plan;

3.	Approve (on an advisory basis) the compensation of our named executive officers for 2016;

4.	Ratify (on an advisory basis) the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	Transact any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

We describe these items of business in more detail in the Proxy Statement accompanying this Notice.

Only stockholders of record as of the close of business on November 20, 2017 are entitled to receive notice of, and to vote at, the Annual Meeting and any and all adjournments or postponements thereof. Stockholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own or whether you plan to attend the Annual Meeting, please vote. All stockholders of record can vote (i) over the Internet by accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, (ii) by calling the toll-free telephone number specified on the enclosed proxy card and following the instructions when prompted, (iii) by written proxy by signing and dating the enclosed proxy card and returning it to us pursuant to the instructions under “How do I vote?” on page 67 of this Proxy Statement or (iv) by attending the Annual Meeting and voting in person.

We encourage you to receive all proxy materials electronically. If you wish to receive these materials electronically, please follow the instructions on the proxy card. See also “Electronic Access to Proxy Statement and Annual Report” on page 70 of the Proxy Statement for more information in this regard.

By Order of the Board of Directors,

Stephen Ballas

Executive Vice President, General Counsel and Corporate Secretary

November 28, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 21, 2017

This Notice of 2017 Annual Meeting and Proxy Statement and our 2016 Annual Report are available on our website at www.globaleagle.com under “Investors—Financial Info.”

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 21, 2017

This Proxy Statement is being furnished to stockholders of record of Global Eagle Entertainment Inc. (“Global Eagle,” the “Company,” “we,” “us” or “our”) as of the close of business on November 20, 2017 in connection with the solicitation by our Board of Directors (“Board”) of proxies for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 6100 Center Drive, Suite 333, Los Angeles, California on Thursday, December 21, 2017, at 8:00 a.m. (Pacific Time), or at any and all adjournments or postponements thereof, for the purposes stated in the Notice of 2017 Annual Meeting of Stockholders.

INTRODUCTORY INFORMATION

Why am I receiving these materials?

We have sent you these proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. We invite you to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

How do I attend the Annual Meeting?

Stockholders may participate in the Annual Meeting by visiting 6100 Center Drive, Suite 333, Los Angeles, California on Thursday, December 21, 2017, at 8:00 a.m.

(Pacific Time). We discuss how to vote in person at the Annual Meeting below under “How do I vote?” on page 67.

Who can vote at the Annual Meeting?

Only our stockholders of record at the close of business on November 20, 2017 (which is the record date for the Annual Meeting) will be entitled to vote at the Annual Meeting. On this record date, there were 90,770,478 shares of our common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, during normal business hours, we will make available for examination by any stockholder a complete list of all stockholders on the record date at our offices at 6100 Center Drive, Suite 1020, Los Angeles, CA 90045. We will also make this list of stockholders available at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on November 20, 2017 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person during the meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on November 20, 2017 you held your shares in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your own name, then you are the beneficial owner of shares held in “street name” and that organization will forward these proxy materials to you. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting without a legal proxy.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	1

INTRODUCTORY INFORMATION

What am I voting on?

The matters scheduled for a vote are to:

1.	Elect Robert W. Reding and Ronald Steger as Class III members of our Board (each to serve for a three-year term);

2.	Approve a new Global Eagle Entertainment Inc. 2017 Omnibus Long-Term Incentive Plan (the “2017 Omnibus Plan”);
3.	Approve (on an advisory basis) the compensation of our named executive officers for 2016, as disclosed in this Proxy Statement; and

4.	Ratify (on an advisory basis) the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

What are the recommendations of our Board?

Unless you give other instructions on your signed proxy card, or by telephone or on the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. We set forth the recommendations of our Board, together with a description of each item, in this Proxy Statement. In summary, our Board recommends a vote:

•	FOR the election of Robert W. Reding and Ronald Steger as Class III members of our Board (each to serve for a three-year term) (see Proposal 1);
•	FOR the approval of our new 2017 Omnibus Plan (see Proposal 2);

•	FOR the approval (on an advisory basis) of the compensation of our named executive officers for 2016 (see Proposal 3); and

•	FOR the ratification (on an advisory basis) of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (see Proposal 4).

How many votes do I have?

For each matter that we are submitting for your vote, you have one vote for each share of common stock that you owned at the close of business on November 20, 2017.

How many votes are needed to approve each proposal?

•

For Proposal 1 (the election of our Class III director nominees), the two director nominees will be elected if the votes cast “FOR” each such director nominee exceed the votes cast “AGAINST” that nominee. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of the nominee’s election.

•

To be approved, Proposal 2 (the approval of our new 2017 Omnibus Plan) must receive “FOR” votes from the holders of a majority of the votes cast, i.e., the votes cast “FOR” the Proposal must exceed the votes cast as “AGAINST.” Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal.

•

To be approved, Proposal 3 (the advisory approval of the compensation of our named executive officers for 2016) must receive “FOR” votes from the holders of a majority of votes cast, i.e., the votes cast “FOR” the Proposal must exceed the votes cast as “AGAINST.” Votes to “ABSTAIN”

and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal. The outcome of this vote is advisory only, and will not be binding on us.

•

To be approved, Proposal 4 (the advisory ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017) must receive “FOR” votes from the holders of a majority of the votes cast, i.e., the votes cast “FOR” the Proposal must exceed the votes cast as “AGAINST.” Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal. (Note that in the absence of instructions from you, your broker may use its discretion to vote your shares on this Proposal. See “Other Matters—Questions and Answers About These Proxy Materials and Voting—What are ‘broker-non votes’?” on page 69.) The outcome of this vote is advisory only, and will not be binding on us.

2	Global Eagle Entertainment Inc. - 2017 Proxy Statement

INTRODUCTORY INFORMATION

Explanatory Note Regarding Information Also Included in our 2016 Annual Report on Form 10-K

We have also previously provided some of the information in this Proxy Statement in our 2016 Annual Report on Form 10-K (“2016 Form 10-K”) that we filed with the Securities and Exchange Commission on November 17, 2017, such as the Compensation Discussion and Analysis beginning on page 18. We have made immaterial changes to some of that information where appropriate, such as stylistic changes for purposes of presentation in this Proxy Statement, but there is no material variation from the information that we previously provided in the 2016 Form 10-K.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	3

PROPOSAL 1  ELECT CLASS III DIRECTOR NOMINEES (ROBERT W. REDING AND RONALD STEGER)

Our Board currently consists of eight directors, and is divided into three classes (Classes I, II and III). The term of each directorship is three years, and one class of directors is elected each year. All directors are elected for three-year terms or until their successors are elected and qualified, or, if sooner, until the director’s death, resignation or removal.

At the Annual Meeting, our stockholders will vote to elect our Class III director nominees (Robert W. Reding and Ronald Steger), both of whom are current directors. If elected, the

Class III directors will each have a term expiring at the 2020 Annual Meeting of Stockholders. Information concerning each nominee for director is set forth below on page 5 under “Directors and Executive Officers.” Each director nominee has agreed to serve if elected, and we have no reason to believe that any director nominee will be unable to serve the Company for the full three-year director term.

Required Vote

This is an uncontested Board election. As such, under our by-laws, each nominee must receive the affirmative vote of a majority of the votes cast on his election, i.e., the votes cast “FOR” such director nominee must exceed the votes cast “AGAINST.” Shares represented by executed proxies (but with no marking indicating “FOR” or “AGAINST” the nominee) will be voted “FOR” the election of the director nominees. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of the nominee’s election. If any nominee becomes unavailable for election as a result of an unexpected occurrence (such as his death prior to the Annual Meeting), your shares will be voted “FOR” the election of a substitute nominee proposed by us.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF ROBERT W. REDING AND RONALD STEGER AS CLASS III MEMBERS OF OUR BOARD AS OUTLINED IN THIS PROPOSAL 1.

4	Global Eagle Entertainment Inc. - 2017 Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Name	Class I	Class II	Class III
Edward L. Shapiro, Board Chair		X
Jeffrey E. Epstein	X
Stephen Hasker	X
Jeffrey A. Leddy	X
Robert W. Reding			X
Jeff Sagansky		X
Harry E. Sloan		X
Ronald Steger			X
Total directors in Class	3	3	2

CLASS III DIRECTOR NOMINEES

Term expiring (and nominated for re-election) at the 2017 Annual Meeting

Robert W. Reding

Age: 68

Director Since:  January 2013

Board Committee:  Compensation (Chair)

Robert W. Reding has been a member of our Board since January 2013. He has been a consultant in the commercial airline industry since January 2012. Prior to that, from September 2007 until December 2012, Mr. Reding was Executive Vice President—Operations for American Airlines and Executive Vice President of AMR Corporation. Prior to that, Mr. Reding served as Senior Vice President—Technical Operations for American Airlines from May 2003 to September 2007. Mr. Reding joined AMR Corporation in March 2000 and served as Chief Operations Officer of its AMR Eagle division through May 2003. Prior to joining AMR Corporation, Mr. Reding served as President and Chief Executive Officer of Reno Air (from 1992 to 1998) and as President and Chief Executive Officer of Canadian Regional Airlines (from 1998 to March 2000). Mr. Reding is a graduate of the United States Air Force pilot training program and served as an officer and pilot flight examiner with the United States Air Force from 1972 to 1979. He has an FAA Air Transport Pilot Rating for Douglas DC-9-MD-80 and Boeing 737 series aircraft and has accumulated over 10,000 hours as a commercial pilot. He is a member of the President’s Council of California State Polytechnic University and has served as a board member of various aviation, civic and charitable organizations. Mr. Reding has a BS in Aeronautical Engineering from California State Polytechnic University and his MBA from Southern Illinois University.

We believe Mr. Reding is qualified to serve on our Board due to his operating and management experience, including more than 20 years of experience in the airline industry.

Ronald Steger

Age: 63

Director Since:  April 2017

Board Committee:  Audit (Chair)

Ronald Steger has been a member of our Board since April 2017 and has served as our Audit Committee Chair since June 2017. He has served on the board of directors of Overseas Shipholding Group, Inc. (NYSE: OSG) since August 2014 and currently serves on that board’s Audit Committee (as chair) and its Corporate Governance & Risk Committee. Mr. Steger previously served on the board of directors of International Seaways Inc. (NYSE: INSW) from November 2016 to June 2017, where he served on that board’s Audit Committee and its Corporate Governance & Risk Assessment Committee. Since September 2015, Mr. Steger has served as the Senior Technical Advisor to the Effectus Group, an accounting advisory firm based in Silicon Valley, and since February 2014, he has served on the Advisory Board of ATREG, Inc., a global advisory firm specializing in the semiconductor and related advanced technology verticals. Mr. Steger began his career with KPMG in 1976 and was admitted into its partnership in 1986. He served as an SEC Reviewing Partner at KPMG from 2003 to 2013 and retired from KPMG in December 2013. Mr. Steger has a BS in Accounting from Villanova University.

We believe Mr. Steger is qualified to serve on our Board due to his experience serving on boards of public companies and his extensive background in accounting.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	5

DIRECTORS AND EXECUTIVE OFFICERS

CLASS I DIRECTORS

Terms Expiring at the 2018 Annual Meeting of Stockholders

Jeffrey E. Epstein

Age: 61

Director Since:  February 2013

Board Committee:  Governance

Jeffrey E. Epstein has been a member of our Board since February 2013. He is an Operating Partner at Bessemer Venture Partners, which he joined in November 2011. He has served on the board of directors of The Priceline Group (Nasdaq: PCLN) since April 2003, and is a member of that board’s Audit Committee and its Compensation Committee; on the board of directors of Shutterstock, Inc. (NYSE: SSTK) since April 2012, and is Chair of that board’s Audit Committee and a member of its Nominating and Governance Committee; and on the board of directors of Twilio Inc. (NYSE: TWLO) since July 2017, and is a member of that board’s Audit Committee. From September 2008 to April 2011, Mr. Epstein was Executive Vice President and Chief Financial Officer of Oracle Corporation (NYSE: ORCL). He also serves on the board of directors of Kaiser Permanente. Mr. Epstein has an MBA from the Stanford University Graduate School of Business and a BA from Yale College.

We believe Mr. Epstein is qualified to serve on our Board due to his expertise in finance and financial reporting as a former chief financial officer of multiple publicly held companies, including Oracle Corporation, one of the world’s largest enterprise software companies.

Stephen Hasker

Age: 48

Director Since:  April 2015

Board Committees:  Audit, Compensation

Stephen Hasker has been a member of our Board since April 2015. He has been Global President and Chief Operating Officer of Nielsen N.V. (NYSE: NLSN) since 2009, and previously served as its President, Global Products. Mr. Hasker joined Nielsen in 2009 from McKinsey & Company, where he was a partner in McKinsey’s Global Media, Entertainment and Information practice from 1998 to 2009. Prior to McKinsey, Mr. Hasker spent five years in several financial roles in the United States, Russia and Australia. Mr. Hasker has an undergraduate degree from the University of Melbourne and has an MBA and a Masters in International Affairs from Columbia University. He is a member of the Australian Institute of Chartered Accountants.

We believe Mr. Hasker is qualified to serve on our Board due to his experience as a public company executive at Nielsen

N.V., which provides him with insight into consumer tastes for entertainment, content and services, and his overall experience with media and entertainment businesses.

Jeffrey A. Leddy

Age: 62

Director Since:  February 2013

CEO Since:  February 2017

Board Committees: None

Jeffrey A. Leddy has been a member of our Board since February 2013 and has served as our Chief Executive Officer since February 2017. He previously served as Chief Executive Officer of Verizon Telematics, Inc. (formerly Hughes Telematics, Inc. prior to its acquisition by Verizon Communications in July 2012) from December 2006 until January 2015 and served as a member of its board of directors from April 2006 to July 2012. From 2005 to 2011, he served on the boards of directors of various Hughes Communications-affiliated companies. From April 2003 through December 2006, Mr. Leddy served as Chief Executive Officer and President of SkyTerra Communications, Inc., and he served on its board of directors from 2006 to 2008. Prior to becoming SkyTerra’s Chief Executive Officer, Mr. Leddy served in the roles of President, Chief Operating Officer and Senior Vice President of Operations for that company. Mr. Leddy has BA in Physics from the Georgia Institute of Technology and an MS in Electrical Engineering from Stanford University.

We believe Mr. Leddy is qualified to serve on our Board due to his extensive experience with satellite communications and telematics businesses and extensive executive experience, including his public company experience as a chief executive officer and director.

6	Global Eagle Entertainment Inc. - 2017 Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS

CLASS II DIRECTORS

Terms Expiring at the 2019 Annual Meeting

Jeff Sagansky

Age: 65

Director Since:  May 2011

Board Committees:  Audit, Compensation

Jeff Sagansky has been a member of our Board since May 2011. He served as our President from our formation as a special purpose acquisition company in 2011 until our business combination with Row 44 and Advanced Inflight Alliance AG in January 2013. Mr. Sagansky was President of Silver Eagle Acquisition Corp. (a special purpose acquisition company) from April 2013 until its business combination with Videocon d2h Limited (Nasdaq: VDTH) in March 2015, and he currently serves on Videocon d2h’s board of directors and on its Audit Committee. From January 2013 until December 2016, Mr. Sagansky was a member of the board of directors of Starz Entertainment (Nasdaq: STRZA, STRZB), where he served on that board’s Audit Committee and its Compensation Committee. Mr. Sagansky has been President and CEO of Double Eagle Acquisition Corp. (Nasdaq: EAGL) since June 2015. He is a member of the board of directors of Scripps Networks Interactive, Inc. (Nasdaq: SNI) and serves on the board’s Audit Committee and its Corporate Governance Committee. Mr. Sagansky served as Chairman of RHI Entertainment, Inc. from 2009 to 2011. He served as Co-Chairman of Peace Arch Entertainment Group, Inc. from 2007 to 2008, and served as its interim chief executive officer from November 2007 to July 2008. Mr. Sagansky has a BA from Harvard College and an MBA from Harvard Business School.

We believe Mr. Sagansky is qualified to serve on our Board of Directors due to his extensive executive leadership experience with the management and operations of companies in the entertainment sector, including public companies in the television industry, as well as his depth of experience in the media and entertainment industries generally.

Edward L. Shapiro

Age: 52

Director and Board Chair Since:  February 2013

Board Committee:  Governance

Edward L. Shapiro has been a member of our Board in February 2013 and has served as our Board Chair since that date. He served as a Managing Partner of PAR Capital Management, Inc. from 1997 to December 2016. Prior to joining PAR Capital, Mr. Shapiro was a Vice President at Wellington Management Company, LLP, and before that an analyst at Morgan Stanley & Co. Mr. Shapiro has served on the board of directors of United Continental Holdings, Inc. (NYSE: UAL) since April 2016, and he served on the board of US Airways from 2005 to 2008. Mr. Shapiro also served on the board of directors of SONIFI Solutions, Inc. from November 2010 to December 2016. Mr. Shapiro has a BS in Economics from the Wharton School of the University of Pennsylvania and an MBA from UCLA Anderson School of Management.

We believe Mr. Shapiro is qualified to serve on our Board due to his extensive experience with travel, media and related businesses, considerable expertise in finance and financial matters, deep understanding of our aviation connectivity business through his service to Row 44 (one of our predecessor companies prior to our business combination with Row 44 and Advanced Inflight Alliance AG in January 2013) and the airline industry and his experience in corporate governance matters.

Harry E. Sloan

Age: 67

Director Since:  May 2011

Board Committee:  Governance (Chair)

Harry E. Sloan has been our Board since May 2011. He also served as our Chairman and Chief Executive Officer until our business combination with Row 44 and Advanced Inflight Alliance AG in January 2013. Mr. Sloan was Chairman and Chief Executive Officer of Silver Eagle Acquisition Corp. (a special purpose acquisition company) from April 2013 through its business combination in March 2015 with Videocon d2h Limited (Nasdaq: VDTH). From October 2005 to August 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., and was its Chairman until January 2011. From 1990 to 2001, Mr. Sloan was Chairman and Chief Executive Officer of SBS Broadcasting, S.A., a company that he founded in 1990, and he served as its Executive Chairman until 2005. Mr. Sloan currently serves on the UCLA Anderson School of Management Board of Visitors and on the Executive Board of UCLA Theatre, Film and Television. Mr. Sloan has a BA degree from the University of California, Los Angeles and a JD from Loyola Law School.

We believe Mr. Sloan is qualified to serve on our Board due to his extensive background and experience as an executive in the media and entertainment industries and his substantial mergers-and-acquisitions experience.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	7

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

Our current executive officers are as follows:

Name	Age	Title
Jeffrey A. Leddy	62	Chief Executive Officer
Paul Rainey	42	Chief Financial Officer
Sarlina See	47	Chief Accounting Officer
Joshua Marks	41	Executive Vice President, Connectivity
Walé Adepoju	46	Executive Vice President, Media & Content
Stephen Ballas	42	Executive Vice President, General Counsel and Corporate Secretary

The following is biographical information for our current executive officers (other than our director and CEO Jeffrey A. Leddy, whose biographical information we have provided on page 6).

Paul Rainey

Paul Rainey joined the Company as Executive Vice President and Chief Financial Officer in April 2017. Mr. Rainey previously served as Chief Financial Officer of Harris CapRock Communications from May 2014 to April 2017. Prior to Harris CapRock Communications, Mr. Rainey served as Chief Financial Officer of General Electric Company’s (NYSE: GE) Lighting Professional Solutions business from March 2013 to April 2014 and as Chief Financial Officer of its Power Equipment business from March 2010 to February 2013. Prior to March 2010, Mr. Rainey served in two senior financial planning and analysis roles at General Electric from January 2007 to March 2010 and from October 2003 to October 2005. Between those appointments, Mr. Rainey served as a FamilyLife missionary from November 2005 to December 2006. Mr. Rainey currently serves on the boards of directors of Cutwell 4 Kids and America Responds with Love, and previously served on the boards of directors of Hesed Consulting, Georgia CASA and the Notre Dame Business Advisory Council. Mr. Rainey has a MS in Accountancy and a BBA in Finance and Computer Applications from the University of Notre Dame.

Sarlina See

Sarlina See joined the Company as Chief Accounting Officer in May 2017. Ms. See previously served as Global Business Unit Controller of Stanley Oil & Gas, which is a division of Stanley Black & Decker, Inc. (NYSE: SWK), from May 2013 to May 2017. From January 2008 through May 2013, Ms. See served as the Global Controller at Digital Energy, a division of GE Energy Connections (which is a business unit of General Electric Company). Prior to that, Ms. See held other senior finance positions and audit roles at various General Electric Company business units from 1997 to 2007. Ms. See has a BBA in Accounting from Idaho State University and is a Certified Public Accountant.

Joshua Marks

Joshua B. Marks joined the Company in August 2015 and has been our Executive Vice President, Connectivity since April 2017. Mr. Marks previously served as our Senior Vice President, Operations Solutions from August 2015 through June 2016. From January 2011 to August 2015, Mr. Marks was the Chief Executive Officer and a member of the board of directors of Marks Systems, Inc. (known as masFlight), an aviation data analytics company that he co-founded and that we acquired in August 2015. From February 2008 to December 2010, Mr. Marks was the Chief Financial Officer and a member of the board of directors of eJet Aviation Holdings, a provider of VIP aircraft maintenance services, and the Executive Director of the American Aviation Institute, a commercial aviation policy think-tank. From 2003 to 2008, Mr. Marks served as a senior executive of MAXjet Airways, a transatlantic premium airline that he co-founded. Earlier in his career, Mr. Marks served as Associate Director of the George Washington University aviation institute and held key roles at two technology companies, Virtualis Systems (acquired by Allegiance Telecom) and VelociGen (acquired by SOA Software). Mr. Marks has a BA from Harvard College and an MBA from Harvard Business School.

Walé Adepoju

Walé Adepoju joined the Company in July 2014 and has been our Executive Vice President, Media & Content since September 2016. Mr. Adepoju was our Chief Commercial Officer from May 2014 to August 2016. From September 2013 to April 2014, Mr. Adepoju was Chief Operating Officer of Advanced Inflight Alliance AG (“AIA”) (one of our predecessor companies prior to our business combination with Row 44 and AIA in January 2013) and previously served as AIA’s Chief Strategy Officer from April 2012 to August 2013. From May 2000 to April 2012, Mr. Adepoju served as Managing Director at IMDC Aviation Consulting. Prior to

8	Global Eagle Entertainment Inc. - 2017 Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS

IMDC, Mr. Adepoju served as Director of Strategy at Spafax, which is affiliated with the advertising and public-relations company WPP PLC. Earlier in his career, Mr. Adepoju worked as an air transport analyst providing investment advice on aerospace companies and products. Mr. Adepoju has a degree in Manufacturing Engineering and a Masters in Air Transport Management from Cranfield University.

Stephen Ballas

Stephen Ballas joined the Company as General Counsel and Corporate Secretary in April 2016 and has been our Executive Vice President, General Counsel and Corporate Secretary since September 2016. Prior to joining the Company, Mr. Ballas was a Senior Vice President and Deputy General Counsel at CBRE Group, Inc. (NYSE: CBG) from July 2013 to April 2016. From July 2011 to July 2013, Mr. Ballas served as a Senior Counsel at CBRE Global Investors, which is CBRE Group’s real estate investment management arm. He served as a Vice President at GSO Capital Partners, the credit-investment arm of The Blackstone Group (NYSE: BX), from 2010 to 2011, and as a Senior Counsel at the New York-based hedge fund TPG-Axon Capital from 2007 to 2010. Mr. Ballas was a corporate associate at the law firm of Simpson Thacher & Bartlett LLP from 2002 to 2007. Mr. Ballas has a BA in Economics from Duke University and a JD from Georgetown Law School.

FORMER EXECUTIVE OFFICERS

The following is biographical information for David Davis (our former CEO), Michael Zemetra (our former CFO), Thomas Severson (our former CFO and Treasurer) and Abel Avellan (our former President and Chief Strategy Officer). They were among our group of named executive officers for 2016, but have since separated from our employ.

David M. Davis

Dave Davis was our Chief Executive Officer from July 2014 until February 2017. Prior to serving as our Chief Executive Officer, Mr. Davis was our Chief Financial Officer and Treasurer from January 2013 through July 2014 and was our Chief Operating Officer from January 2014 until July 2014. Mr. Davis served as a director of Row 44, Inc. from December 2011 to January 2013 and as Chief Financial Officer of that company from November 2012 to January 2013. In 2010, Mr. Davis co-founded Bearpath Capital, which is a private-equity firm. From December 2008 to September 2010, he was a senior managing director at Perseus, which is a merchant bank and private-equity fund management company. From August 2005 to December 2008, and previously from 1994 to 1999, Mr. Davis served at Northwest Airlines, and was its Executive Vice President and Chief

Financial Officer from 2005 to 2008. From 2002 to 2004, Mr. Davis served as a senior financial executive, including Chief Financial Officer, of US Airways. Earlier in his career, Mr. Davis worked for Rosemount Aerospace (later acquired by BF Goodrich) as a marketing engineer and for Rockwell International as a flight-planning engineer. Previously, Mr. Davis served on the boards of directors of ARINC, Inc. and MCH Holdings. Mr. Davis has a BS in Aerospace Engineering and Mechanics and an MBA, both from the University of Minnesota.

Abel Avellan

Abel Avellan was our President and Chief Strategy Officer from July 2016 until April 2017. Mr. Avellan was previously Chief Executive Officer of Emerging Markets Communications (“EMC”), which he co-founded in 2000, until our acquisition of that company in July 2016. Mr. Avellan also served as President and Chief Executive Officer of TRIO Connect LLC (a satellite technology company) from July 2015 to July 2016. Mr. Avellan has over 25 years of experience as a trained engineer and played a major role in developing several of our patented applications designed for bandwidth re-utilization, noise reduction and reduction of antenna sizes for fixed and mobile networks that we acquired in through the EMC acquisition. Mr. Avellan has a BS in Electrical Engineering from Simón Bolívar University.

Michael Zemetra

Michael Zemetra served as our Chief Financial Officer and Treasurer from November 2014 until August 2016. Mr. Zemetra previously served as our interim Chief Financial Officer, Treasurer and Chief Accounting Officer from August 2014 to November 2014 and as our Controller and Chief Accounting Officer from July 2013 to August 2014. Prior to joining the Company, from May 2008 to June 2013, Mr. Zemetra held the roles of Senior Vice President and Chief Accounting Officer, Senior Vice President and Controller, and Vice President and Controller at Demand Media, Inc. (NYSE: DMD). Mr. Zemetra also served as Vice President and Corporate Controller for Helio LLC and Clearant, Inc. Mr. Zemetra began his career at PricewaterhouseCoopers LLP. Mr. Zemetra has a Masters in Accounting from the University of Southern California and a BA in Business-Economics from the University of California at Riverside, and is a Certified Public Accountant.

Thomas Severson

Mr. Severson joined the Company in July 2016 when we acquired EMC (where he had served as Chief Financial Officer since June 2015), and initially served as Chief

Global Eagle Entertainment Inc. - 2017 Proxy Statement	9

DIRECTORS AND EXECUTIVE OFFICERS

Financial Officer of our Maritime & Land business. Mr. Severson became our Chief Financial Officer in August 2016, and served in that role until February 2017. Prior to EMC, from November 2008 to September 2014, Mr. Severson served as Executive Vice President and Chief Financial Officer of Myxer, a streaming internet radio company. Prior to Myxer, from August 2005 through November 2008, he was Executive Vice President and Chief

Financial Officer for The Nicklaus Companies, a golf goods and services company. Mr. Severson also previously held senior finance roles as the Chief Financial Officer for American Media and for Paxson Communications and was Chief Accounting Officer for Sinclair Broadcast Group, Inc. Mr. Severson started his career as a Certified Public Accountant in the Audit Assurance Practice of KPMG. He has a BS in Accounting from the University of Baltimore.

10	Global Eagle Entertainment Inc. - 2017 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Pursuant to Nasdaq Listing Rules, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Consistent with this requirement, based on a review and assessment performed by our General Counsel of all relevant identified transactions and relationships between each of our directors, or any of their family members, and us, our senior management and our independent registered public accounting firm, our Board and Corporate Governance and Nominating Committee (the “Governance Committee”) affirmatively determined that each of our current directors (other than Mr. Leddy, who is our CEO and an employee director) meets the standards of independence under applicable Nasdaq Listing Rules. In making this determination, our Board found all of our directors (other than Mr. Leddy) to be free of any relationship that would impair his individual exercise of independent judgment with regard to the Company. Our Board also determined that each member of its Audit Committee and Compensation Committee is independent under Nasdaq Listing Rules applicable to service on those committees.

Board Leadership Structure and Role of the Board Chair

It is our Board’s policy that a non-management independent director serves as the chair of our Board at all times.

Our Board and our management believe that having a non-management Board Chair reinforces the independence of our Board in its oversight of our business and affairs and is more conducive to objective evaluation and oversight of our management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of our Company and our stockholders.

Currently, Mr. Shapiro serves as our Board Chair. In this capacity, he has the authority, in addition to other powers and responsibilities, to call and preside over Board meetings and to set meeting agendas.

Role of the Board and Its Committees in Risk Oversight

One of our Board’s key functions is informed oversight of our risk management processes. The Board currently administers the risk oversight function as a full board as well as through its committees, which address risks inherent in their respective areas of committee oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure.

Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements.

Our Compensation Committee reviews and discusses the Company’s compensation practices and the relationship among risk, risk management and compensation in light of the Company’s objectives.

Our Governance Committee assists the Board in managing the Company’s overall enterprise risk by periodically assessing and responding as appropriate to risks that may arise in connection with the Company’s governance structures and processes.

Meetings of the Board

Our Board met 10 times during 2016. During 2016, each Board member attended at least 75% of the aggregate number of meetings held for the Board and for the committees on which he served. Under our Board’s Corporate Governance

Guidelines, all Board members are expected to attend our annual stockholders’ meetings. All of our then directors (other than Messrs. Epstein and Sagansky) attended our 2016 annual stockholders’ meeting.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	11

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independent Director Meetings

Our non-management directors generally meet in executive session, i.e., without management present, each time that the

Board convenes for a regularly scheduled meeting. Our Board Chair generally presides over executive sessions of our Board.

Code of Ethics

We have a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website at www.globaleagle.com under “Investors—Governance.” Our Code of Ethics has been adopted to promote honest and ethical conduct and promote compliance with applicable governmental laws, rules and regulations. If we make any amendments to our Code of Ethics (other than technical, administrative or other non-substantive amendments), or grant any waiver (including any implicit waiver) from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) that requires disclosure under applicable SEC or Nasdaq rules, then we will disclose the nature of that amendment or waiver on the Investor Relations section of our website.

Corporate Governance

We are committed to maintaining the highest standards of business conduct and corporate governance.

GOVERNANCE HIGHLIGHTS

Corporate Governance	Compensation	Stockholder Rights
• Eight directors, all of whom (other than our director and CEO Jeff Leddy) are independent	• Pay-for-performance compensation program, which includes performance-based annual cash bonus payments (our AIP bonuses) and equity grants (our PSU awards)	• Majority voting requirement for directors in uncontested elections
• Independent Chair of the Board	• Annual “say on pay” votes, with most recent favorable “say on pay” vote over 95%	• No poison pill takeover defense plans
• Regular executive sessions of independent directors	• Stock ownership requirements for CEO and directors
• Risk oversight by the Board and its key committees	• Policy restricting trading, pledging and hedging of our stock
• All directors attended at least 75% of Board and Board committee meetings
• No “over-boarding” by our directors on other public-company boards

Our key governance policies include:

•

Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines to provide a framework for effective corporate governance at our company. These guidelines describe the principles and practices that the Board will follow in carrying out its corporate-governance responsibilities. For example, under these guidelines, our directors may not be “over-boarded,” i.e., serve on more than five public-company boards (with service on our Board constituting one of the five) without the consent of our Corporate Governance & Nominating Committee.

•

Related Party Transactions Policy. Our Audit Committee has adopted a related party transactions policy that directs our Audit Committee to review and approve related party transactions between us and our directors, executive officers, their family members and our significant stockholders because these transactions may give rise to potential conflicts of interest. See “Related Party Transactions” beginning on page 64.

12	Global Eagle Entertainment Inc. - 2017 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

•	Whistleblower Policy and Procedures. We have policies and procedures that direct our Audit Committee to investigate complaints (received directly or through management) regarding:

–	fraud or deliberate error in the preparation, evaluation, review or audit of our financial statements;

–	fraud or deliberate error in the recording and maintaining of our financial records;

–	deficiencies in or noncompliance with our internal accounting controls;

–	misrepresentations or false statement to or by our senior officers or accountants regarding a matter contained in our financial records;

–	our financial reports or audit reports; and

–	deviations from full and fair reporting of our financial condition.

To this end, we maintain an EthicsPoint whistleblower hotline (staffed by a third-party vendor) to provide all of our current and former employees, vendors, customers, stockholders and other stakeholders with an anonymous and confidential method to report misconduct by us or our personnel. The hotline is available to report concerns regarding the financial-reporting, record-keeping and control matters covered by our Whistleblower Policy and Procedures. It is also available for compliance-related concerns; concerns regarding other inappropriate and illegal workplace conduct, such as fraud, criminal and other illegal acts; employment and human-resources complaints (e.g., discrimination and harassment); and concerns regarding enterprise-related risk. The hotline is reachable toll-free at (866) 422-3580 or at www.globaleagle.ethicspoint.com.

•

Equity Award Policy. Our Board has adopted a policy to ensure that equity awards issued under our equity incentive plans are made on a regular annual schedule, absent unusual and compelling circumstances, and duly approved by our independent Compensation Committee. Our management equity grants of traditional time-based restricted stock units and options are generally issued every year at the Compensation Committee meeting during the first fiscal quarter. In addition, the grant date must occur during an “open-window” trading period or two full business days after our next earnings release (whichever occurs first), and cannot precede the date on which the Compensation Committee actually approves the issuance of the award. Note that we currently have a “backlog” of director and employee equity awards pending issuance under our new 2017 Omnibus Long-Term Incentive Plan, subject to stockholder approval of that new plan at this Annual Meeting. We describe the proposed new 2017 Omnibus Long-Term Incentive Plan under “Summary of the 2017 Omnibus Plan” beginning on page 49. We also provide further detail on the backlog under “Equity Backlog Under New 2017 Omnibus Plan” beginning on page 56.

Information Regarding Committees of the Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Corporate Governance & Nominating Committee. (We refer to this latter committee from time to time as our “Governance Committee.”) The charter for each of our Board committees is posted on our website at www.globaleagle.com under “Investors—Governance.” The following table provides the current membership and the total number of meetings during 2016 for each of these Board committees.

Name	Audit	Compensation	Corporate Governance & Nominating
Edward L. Shapiro, Board Chair			X
Jeffrey E. Epstein			X
Stephen Hasker	X	X
Jeffrey A. Leddy
Robert W. Reding		X*
Jeff Sagansky	X	X
Harry E. Sloan			X*
Ronald Steger	X*
Total meetings in 2016	8	4	3

*	Committee Chair

Global Eagle Entertainment Inc. - 2017 Proxy Statement	13

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Below is a description of each committee of our Board.

Audit Committee—All members of our Audit Committee are financially literate. Two of our Audit Committee members (Ronald Steger and Stephen Hasker) also qualify as an “audit committee financial expert” as defined in applicable SEC rules because each of them meets the requirement for past employment experience in finance or accounting, has the requisite professional certification in accounting or has comparable experience. The responsibilities of our Audit Committee include:

•	reviewing the Company’s annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm;

•

appointing our independent registered public accounting firm, determining the compensation of our independent registered public accounting firm and pre-approving our engagement of our independent registered public accounting firm for audit and non-audit services to be performed by that independent registered public accounting firm and the related fees for those services;

•	overseeing our independent registered public accounting firm;

•	meeting with our independent registered public accounting firm to discuss the audit;

•

reviewing with our independent registered public accounting firm and management the adequacy of our internal controls over financial reporting, and any significant findings and recommendations with respect to those controls;

•

establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, submissions by employees of concerns regarding questionable accounting or auditing matters;

•	meeting periodically with management to review and assess our major financial risk exposures and the manner in which those risks are being monitored and controlled; and

•	reviewing and approving all related party transactions.

Compensation Committee—Our Compensation Committee is responsible for overseeing matters relating to the compensation of our Chief Executive Officer and other executive officers as well as the administration of our incentive-based plans for those officers and our equity-based compensation plans. The functions of our Compensation Committee include:

•	determining and reviewing, on an annual basis, our compensation philosophy and policies;
•	determining the compensation of our Chief Executive Officer (who is not present during that determination) and our other executive officers;

•	determining, or recommending to our Board for determination, the compensation of members of our Board and other committees thereof in connection with Board and committee service;

•

reviewing and discussing the “Compensation Discussion and Analysis” disclosure with management, recommending to the Board its inclusion in our annual proxy statement and preparing a report for inclusion in our proxy statement that certifies that the Committee has discharged this duty; and

•

reviewing our compensation practices and the relationship among risk, risk management and compensation in light of our objectives, including the design of compensation practices to avoid encouraging excessive risk-taking.

Compensation Committee Interlocks and Insider Participation—During 2016, none of the members of our Compensation Committee was a current or former employee of our Company. Jeff Sagansky served as our President from 2011 until 2013, as described above, and is a party to an amended and restated registration rights agreement described under “Related Party Transactions” beginning on page 64. Jeffrey A. Leddy, who became our CEO in February 2017, served on our Compensation Committee in 2016 but resigned from that role upon becoming our CEO.

No “interlocking” relationships exist between our Board or our Compensation Committee and the board of directors or the compensation committee of any other entity. This means that none of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Governance Committee—Our Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board and for assisting our Board in developing and ensuring compliance with our foundational and corporate-governance policies and documents. The functions of our Governance Committee include:

•	identifying and recommending to our Board individuals qualified to serve as directors of the Company;

•	advising our Board with respect to its composition, procedures and committees, including establishing criteria for annual performance evaluations of our Board committees and our Board;

14	Global Eagle Entertainment Inc. - 2017 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

•	advising our Board with respect to proposed changes to the Company’s certificate of incorporation, by-laws and corporate-governance policies; and

•	advising our Board with respect to communications with our stockholders.

Director Nominations

Our Governance Committee has the responsibility of identifying, assessing and recommending potential director candidates to our Board. Potential candidates are generally interviewed by our Board Chair and the Chair of our Governance Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The Governance Committee then meets to consider and approve the final candidates, and makes its recommendation to the Board for a candidate’s appointment or election to the Board.

Our Governance Committee considers the following criteria when evaluating director candidates: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in his or her respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all of our stockholders; (vi) compliance with legal and Nasdaq listing requirements; (vii) sound business judgment; (viii) reputation for candor and integrity; (ix) judgment, skills, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the Board. Although the Governance Committee does not have a formal policy regarding diversity in making its recommendations, the Governance Committee respects that a board of directors should reflect diversity in background, education, business experience, gender, race, ethnicity, culture, skills, business relationships and associations and other factors that will contribute to the highest standards of governance of the Company, and reviews its effectiveness in achieving that diversity when assessing the composition of the Board from time to time.

The Governance Committee also considers candidates proposed by stockholders to be potential director nominees. There were no material changes in 2016 (and there have been no material changes in 2017) to the procedures by which stockholders may recommend nominees to our Board.

Majority Voting to Elect Directors

In December 2016, we amended our by-laws to implement a “majority vote” requirement in uncontested elections. Under this requirement, in order for a nominee to be elected in an uncontested election, the nominee must receive the affirmative vote of a majority of the votes cast on his or her election (i.e., the votes cast “FOR” a nominee must exceed the votes cast as “AGAINST”). Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered

“votes cast,” and so will not affect the outcome of the nominee’s election. See “Other Matters—What are ‘broker non-votes’?” on page 69.

The Company maintains a plurality vote standard in contested director elections (i.e., where the number of nominees exceeds the number of directors to be elected).

Director Resignation Policy Upon Change of Employment

Our Board’s Corporate Governance Guidelines require that our directors tender their resignation (subject to our Board accepting it) upon a change of their employment. The Governance Committee will then consider whether the change in employment has any bearing on the director’s ability to serve on our Board, and will make a recommendation to the Board regarding whether to accept the tendered resignation. Our Board will then determine whether to accept or reject the tendered resignation.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	15

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our Corporate Secretary at 6100 Center Drive, Suite 1020, Los Angeles, CA 90045. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number of our shares that are owned beneficially by the stockholder as of the date of the communication.

Our Corporate Secretary will review the communication to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Our Corporate Secretary will submit appropriate communications to the Board through the Board Chair, or directly to the full Board or such director, on a periodic basis.

Director Compensation

We have an Outside Director Compensation Program. This program is intended to compensate fairly each of our outside (i.e., non-employee) directors with cash and equity compensation for the time and effort required to serve as a member of our Board. (Our CEO does not receive any additional compensation for his Board service while serving as CEO.) Beginning in August 2016, our Board’s Compensation Committee retained FW Cook to assist it in reviewing and assessing our outside director compensation program to help ensure that our program is competitive and that its structure is consistent with best practices.

Annual Cash Retainer and Cash Chair Fees. Under the program, each outside director receives a cash retainer (payable quarterly and prorated for partial service in a quarter) of $75,000 per calendar year for his or her service on the Board. In addition, our Board Chair receives an additional $25,000 per calendar year for his or her service as Board Chair; the Chair of our Audit Committee receives an additional $25,000 per calendar year for his or her service as Chair of that committee; and the Chair of our Compensation Committee receives an additional $10,000 per calendar year for his or her service as Chair of that committee.

Equity Compensation. Under the program, each outside director also receives equity compensation with a grant date fair value of $100,000 per calendar year for his or her service on the Board. During 2016, half of the grant consisted of RSUs, and the other half consisted of non-qualified stock options.

In June 2017, our Compensation Committee determined that all future equity compensation for Board service (including for Board service commencing in 2017) should consist only of RSUs that cliff vest on the earlier of the one-year anniversary of the grant date and the next annual stockholders’ meeting.

The table below provides summary information concerning compensation paid or accrued by us during 2016 to or on behalf of our then outside directors for services rendered during that year. David Davis, our former CEO, was also a director during 2016, but he was not an outside director and therefore did not receive any additional compensation for his service as a director. Ronald Steger joined our Board in April 2017 and so did not receive any compensation for Board service in 2016.

Name	Cash Compensation ($)	Stock Option Awards(3) ($)	RSU Awards(4) ($)	Other Compensation ($)	Total ($)
Louis Bélanger-Martin(1)	18,750	—	—	—	18,750
Robert W. Reding	75,000	50,000	50,000	—	175,000
Jeffrey A. Leddy(2)	85,000	50,000	50,000	—	185,000
Jeffrey E. Epstein	100,000	50,000	50,000	—	200,000
Harry E. Sloan	75,000	50,000	50,000	—	175,000
Jeff Sagansky	75,000	50,000	50,000	—	175,000
Edward L. Shapiro	100,000	50,000	50,000	—	200,000
Stephen Hasker	75,000	50,000	50,000	—	175,000

(1)	Louis Bélanger-Martin resigned from our Board effective March 11, 2016.

(2)

Jeffrey A. Leddy was an outside director during 2016 and so received compensation for his board service during that year. He became our CEO in February 2017 and ceased receiving compensation for his director service at that time.

16	Global Eagle Entertainment Inc. - 2017 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

(3)

The stock options granted in 2016 for director compensation had a five-year term and an exercise price of $9.25 per share (the closing price of our common stock on the 2016 annual equity grant date for director compensation) and vested in four equal quarterly installments from June 2016 through June 2017.

(4)

The RSUs granted in 2016 for director compensation cliff vested on April 10, 2017. Note that as previously described under “Board of Directors and Corporate Governance—Corporate Governance” beginning on page 12, we currently have a “backlog” of director and employee equity awards pending issuance under our new 2017 Omnibus Long-Term Incentive Plan, subject to stockholder approval of that new plan at this Annual Meeting. We describe the proposed new 2017 Omnibus Long-Term Incentive Plan under “Summary of the 2017 Omnibus Plan” beginning on page 49. We also provide further detail on the backlog under “Equity Backlog Under New 2017 Omnibus Plan” beginning on page 56. The backlog includes “stub” equity grants for our directors’ service on our Board from January through June 2017 under our Outside Director Compensation Program, and we have reflected those stub grants in the table above because we consider that obligation as having accrued during 2016.

Outside Director Stock Ownership Requirements

To align the interests of our Board members with the interests of our stockholders, our Board’s Governance Committee has adopted Stock Ownership Guidelines for our Outside Directors. Under the Guidelines, each outside director must retain ownership of our stock equal to three times the value of the annual cash retainer paid for Board service pursuant to our Outside Director Compensation Program as in effect from time to time. If at any time an outside director has not satisfied these Guidelines, the director must retain 100% of the shares remaining after payment of taxes and exercise price upon exercise of stock options, upon the vesting of restricted stock or upon the settlement of vested RSUs. Shares that count toward compliance with the Guidelines include shares of our common stock that our outside director owns outright (either directly or beneficially, e.g., through a family trust)

and vested restricted stock or RSUs held by the outside director. Shares that do not count are (i) shares held by mutual, hedge or other investment funds in which the outside director is a general partner, limited partner or investor, (ii) unexercised, outstanding stock options (whether or not vested), (iii) unvested/unearned restricted stock or RSUs and (iv) shares transferred to an outside director’s employer pursuant to such employer’s policies.

Although the Outside Director Stock Ownership Guidelines are not applicable to our CEO because he is an employee director (and as such is not an “outside director”), we have also adopted Stock Ownership Guidelines applicable to our CEO. See “Additional Elements of Our Compensation Program” beginning on page 28.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	17

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

For the 2016 fiscal year, our “named executive officers” (“NEOs”) (as defined under SEC rules) included the following executive officers:

Name	Title
David M. Davis	Former Chief Executive Officer
Michael Zemetra	Former Chief Financial Officer and Treasurer
Thomas Severson	Former Executive Vice President and Chief Financial Officer
Abel Avellan	Former President and Chief Strategy Officer
Walé Adepoju	Executive Vice President, Media & Content
Stephen Ballas	Executive Vice President, General Counsel and Corporate Secretary

With respect to the foregoing NEOs:

•	Mr. Davis separated from the Company effective February 20, 2017. Our current CEO Jeffrey Leddy became our CEO effective February 21, 2017 and as such is not a NEO for 2016.

•	Mr. Zemetra separated from the Company effective August 31, 2016. Thomas Severson became our Executive Vice President and CFO effective August 24, 2016.

•

Mr. Severson separated from the Company effective February 20, 2017. Our current CFO, Paul Rainey, joined as our Executive Vice President and CFO effective April 3, 2017 and as such is not a NEO for 2016.

•	Mr. Avellan separated from the Company’s employ effective April 18, 2017.

•	Mr. Ballas joined as our Executive Vice President, General Counsel and Corporate Secretary effective April 11, 2016.

Business Highlights

We have completed several acquisitions since our business combination with Row 44 and AIA in January 2013, and, as a result, our Company has grown and our executive compensation programs and philosophies have evolved over time. Throughout 2016, we continued to invest significant time and effort in growing our businesses, continuing to add to our capabilities (organically and through additional acquisitions), and further defining our business strategy. Key accomplishments in fiscal year 2016 included:

•	We recorded revenue of $530 million, net loss of $113 million and Adjusted EBITDA of $58 million, representing year-over-year increases of 24% for revenue and 15% for Adjusted EBITDA(1).

•

We began the process to refinance our former credit facilities with a new $500 million senior-secured term loan and a new $85 million senior-secured revolving credit facility, which improved our balance sheet liquidity with a lower effective interest rate, and we closed on these new facilities in January 2017.

•

We acquired Emerging Markets Communications (“EMC”), a leading provider of connectivity to maritime and hard-to-reach land markets, in July 2016. The combination of our Company with EMC has created one of the largest providers of satellite-based connectivity in the world and enabled us to benefit from significant economies of scale and an enhanced global infrastructure covering the air, land and sea markets.

(1)

Adjusted EBITDA is a non-GAAP financial measure. See Annex A (“Reconciliation of GAAP Measure to Non-GAAP Measure”) for a discussion of how we calculate Adjusted EBITDA and a reconciliation of net loss computed in accordance with GAAP to Adjusted EBITDA.

18	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Important Compensation Decisions for 2016

We believe that the compensation of our executive officers and employees should be closely tied to the performance of the Company so that their interests are aligned with those of our stockholders. As a result, key compensation decisions for fiscal year 2016 included:

•

Despite management achieving several strategic accomplishments that position the Company well for the future, our Compensation Committee determined in April 2017 that, based on information available at the time, our expected 2016 financial results fell short of our internal targets for 2016 that we had established in early 2016. As such, our Compensation Committee determined that none of our NEOs for 2016 would receive an Annual Incentive Plan (“AIP”) cash bonus for fiscal year 2016, irrespective of our Company’s actual financial performance relative to those internal targets.

•

In fiscal year 2016, we introduced performance-based restricted stock units (“PSUs”) as a third grant-type in addition to stock options and time-based restricted stock units (“RSUs”). Our PSUs are awards representing a right to receive a specified number of shares of our common stock after the grant date subject to the achievement of pre-determined performance conditions set by our Compensation Committee.

Compensation Policies and Practices

• Independence

Our Board has a Compensation Committee that is 100% independent under Nasdaq and SEC rules. The Compensation Committee engages its own independent compensation consultant (currently FW Cook) and confirms each year that the consultant has no conflicts of interest and is independent.

• No Hedging

We have a policy prohibiting all directors and employees from engaging in any hedging transactions with respect to our securities. This policy prohibits purchases of any financial instrument that would permit a director, officer or employee to own our securities but without the full risks and rewards of that ownership.

• Compensation Clawback Policy

We have a “compensation clawback policy” that permits us, subject to the discretion and approval of our Board, to recover certain performance-based cash and equity incentive compensation paid to any current or former “Section 16 officer” if there is a restatement of our financial results in certain circumstances.

• Director Stock Ownership Guidelines

We have Stock Ownership Guidelines for Outside Directors that require our outside directors to retain shares valued at three times their annual cash retainer for director service until they meet the required stock ownership threshold.

• CEO Stock Ownership Guidelines

We have Stock Ownership Guidelines for our Chief Executive Officer that require our CEO to retain shares valued at three times his or her annual base salary until he or she meets the required stock ownership threshold.

• Equity Award Policy

We have an Equity Award Policy that is designed to maintain the integrity of our equity award process, including for the timing and value of awards. The Equity Award Policy sets the general timing of our annual equity grants and imposes stringent controls around those grants and around any award made outside of the normal annual equity grant cycle.

• No “Single Trigger” Change in Control Payments	None of our currently employed NEOs has “single trigger” change in control payments or benefits (including automatic accelerated vesting of equity awards upon a change in control only).
• No Tax Gross-Ups	We do not provide tax gross-ups to any of our NEOs.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	19

EXECUTIVE COMPENSATION

Executive Compensation Philosophy and Objectives

We operate in highly competitive industries providing content and connectivity to the worldwide aviation, maritime and hard-to-reach land markets, which are characterized by frequent technological advances, rapidly changing market requirements, and the regular emergence of new market entrants. To succeed in this environment, we must continuously develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly-talented and seasoned team of business professionals. We believe that the compensation of our executive officers should be closely tied to the long-term performance and growth of our Company so that their interests are aligned with those of our stockholders. Consistent with this philosophy, the following core principles provide a framework for the Company’s executive compensation philosophy:

•	to provide a competitive compensation package to attract and retain talented executive officers to manage and operate all aspects of our business;
•	to reward the achievement of corporate and individual objectives that promote the growth and profitability of our business; and

•

to align the interests of our executive officers with those of our stockholders by providing both short-term incentive compensation (our AIP cash bonus program) and long-term incentive compensation (our equity program).

We strive to balance incentives that promote long-term, sustainable performance and that discourage inappropriate risk-taking. We believe that our metrics and targets for earning performance-based incentives, such as the revenue and Adjusted EBITDA targets for our AIP program in 2016, are consistent with our business objectives and our goal of increasing stockholder value over the long-term.

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

Our Compensation Committee is responsible for reviewing and approving compensation for all of our executive officers. This includes approving the goals and payouts under our AIP cash bonus program and long-term incentive program, including target compensation opportunities and actual incentive-compensation payouts for our executive officers, and the design and terms of the compensation programs in which our executive officers participate. Our CEO recommends to the Compensation Committee the compensation packages for all of our executive officers (other than for the CEO), including base salary increases, AIP bonus targets and actual AIP payouts and equity and any other incentive awards.

In carrying out its responsibilities, the Compensation Committee considers a number of factors, including:

•	our financial condition and available resources;

•

an evaluation of the competitive market based on available data and the collective experience of the members of the Compensation Committee with other similar companies, as well as based on recommendations of the Committee’s independent compensation consultant, FW Cook;

•	the executive officer’s experience and expertise; and

•	the compensation levels of our other executive officers at that time.

Compensation Committee’s Independent Compensation Consultant

Our Compensation Committee has (since Fall 2016) retained FW Cook as its independent compensation consultant. FW Cook reports directly to our Compensation Committee, attends committee meetings and provides advice to the Committee Chair and the Committee. FW Cook prepares analyses for the Committee based on its review of market data that it believes to be relevant, including compensation levels at, and the financial performance of, a comparator group of companies identified for the relevant compensation period. FW Cook meets with the Committee and with management to solicit input on job scope, performance, retention issues and other factors that it views as relevant. FW Cook assists in the development of recommendations on compensation-program design and pay opportunities for executive officers.

FW Cook does not provide any services to us other than the services that it provides to our Compensation Committee. Our Compensation Committee has assessed the independence of FW Cook pursuant to, and based on the factors set forth in, SEC and Nasdaq rules, and determined no conflicts of interest exist in respect of its engagement of FW Cook.

20	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Benchmarking

On an annual basis, we review and benchmark our compensation practices that support our ability to retain and motivate our existing leadership talent and attract new leadership talent to our Company. This effort includes a review of the competitiveness of our executive compensation practices in the global markets in which we compete for talent; the historical practices of the companies that we have acquired over the past several years; a review of the consistency of pay across our company; and an assessment of how our compensation programs support our short- and long-term business objectives.

For purposes of determining our compensation for our executive officers for 2016 (which compensation was initially established in Spring 2016), our comparator group included the following companies in our industries:

Broadsoft, Inc.	Comserve, Inc.
Conversant, LLC	Dolby Laboratories, Inc.
DTS, Inc.	Gogo Inc.
Harmonic, Inc.	Iridium Communications Inc.
LogMeIn, Inc.	RealD Inc.
RLJ Entertainment, Inc.	TiVo Corporation
Synchronoss Technologies, Inc.

Our CEO utilized this comparator group in preparing his 2016 compensation proposals to the Compensation Committee in Spring 2016. Our Compensation Committee then considered this benchmarking information in reaching its determinations regarding the compensation of our executive officers for 2016.

In Fall 2016, following our EMC Acquisition and the substantial change in our company’s size, scope and complexity due to that acquisition, FW Cook reviewed the prior comparator group and then recommended changes to it. Based on this review, our Compensation Committee determined that our new comparator group would be as set forth in the table below:

Avid Technologies, Inc.	Ixia
Calix Inc.	Netgear Inc.
CSG Systems, Inc.	ShoreTel, Inc.
Gogo Inc.	Silver Spring Networks, Inc.
GTT Communications, Inc.	Synchronoss Technologies, Inc.
Harmonic, Inc.	TiVo Corporation
IMAX Corporation	ViaSat Inc.
Infinera Corporation	Vonage Holdings Corp.
Iridium Communications Inc.

FW Cook then provided a competitive analysis of target pay opportunities and incentive-program design practices among the new comparator companies.

Our Compensation Committee considered this new benchmarking information in reaching its determinations regarding the changes to compensation for our former Chief Executive Officer in October 2016 and the introduction of PSUs into our annual equity grant program in October 2016. Our Compensation Committee also used this new comparator group as one of many points of reference in determining 2017 compensation opportunities for our executive officers.

Say-on-Pay Vote Result

At our 2016 annual meeting of stockholders, over 95% of the votes cast on our “say-on-pay” proposal were voted in favor of our compensation paid to our named executive officers for 2015. Our Board and our Compensation Committee reviewed these vote results when evaluating our executive compensation policies and decisions during 2016, and the Compensation Committee will continue to consider the results of our “say-on-pay” votes when making future compensation decisions for our executive officers.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	21

EXECUTIVE COMPENSATION

Elements of Executive Compensation

We believe the compensation packages of our NEOs for 2016 were consistent with our compensation objectives, as outlined in the following table. This table sets forth the key elements of the 2016 compensation provided to our NEOs for 2016, along with the primary objective associated with each element of compensation.

Compensation Element	Type	Primary Objective
Base salary	Fixed annual cash payment	Attract and retain high-performing and experienced leaders at a competitive level of salary.
Annual performance-based cash compensation (short-term “at-risk” cash incentive compensation) under our Annual Cash Incentive (AIP) Program	Variable annual cash bonus

Motivate and reward executives for achieving annual “Pre-Bonus Adjusted EBITDA” (described below under “2016 Compensation Decisions—Annual Cash Incentive (‘AIP’) Compensation” beginning on page 23) and/or revenue goals and the achievement of strategic goals at the Company, department and individual level.

Long-term “at-risk” equity incentive compensation (Options, RSUs and PSUs)	Equity with multi-year vesting	Align the interests of our NEOs with stockholder interests, encourage the maximization of stockholder value and retain key executive officers over the long term.

Compensation Mix

For 2016, our Compensation Committee reviewed the comparator-group data described above and approved target levels and a mix of fixed and variable compensation for our executive officers. To tie our executive compensation programs to our performance, we weighted the targeted 2016 total compensation package more towards variable AIP and long-term equity incentives than towards fixed (i.e., base salary) compensation. The charts below show the target mix of each element of the total compensation package for (1) our former Chief Executive Officer for 2016 and (2) our former Chief Executive Officer together with the rest of our NEOs for 2016(1):

(1)

For 2016, Messrs. Avellan and Severson—who were employees of Emerging Markets Communications and who became our employees in 2016 through the EMC Acquisition—and Mr. Ballas—who commenced employment in April 2016—each received large, up front (“front loader”) long-term equity incentive grants upon their commencement of employment with us. This included a large initial award of stock options and RSUs with the expectation that they may not receive any additional equity grants for the next several years. The “CEO & Other NEOs” chart reflects these “front loader” grants.

22	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

2016 Compensation Decisions

Base Salary

We set our executive officers’ base salaries based on the scope of their responsibilities, historical job performance and individual experience. We also aim to set base salaries at levels generally comparable with those of executive officers in similar positions and with similar responsibilities at comparable companies as necessary to attract, retain and motivate our executive officers. Our Compensation Committee reviews base salaries for our executive officers at least annually, and may further adjust salaries from time to time as it determines.

The table below shows the 2016 base salary (as of December 31, 2016) for each of our NEOs for 2016:

Name	Base Salary at December 31, 2016 ($)	Changes to Base Salary (if any) during 2016
David M. Davis	625,000	Increased from $550,000 effective October 1, 2016.
Michael Zemetra	358,626	Increased from $350,000 effective April 1, 2016.
Thomas Severson	350,000	Mr. Severson commenced employment with our company in July 2016 upon our acquisition of EMC and became our CFO on August 24, 2016. He did not receive any salary adjustment during the remainder of 2016.
Abel Avellan	350,000	Mr. Avellan commenced employment with our company in July 2016 upon our acquisition of EMC and did not receive any salary adjustment during the remainder of 2016.
Walé Adepoju	418,055	Increased from $408,000 effective April 1, 2016.
Stephen Ballas	335,000	Mr. Ballas commenced employment with our company on April 11, 2016 and did not receive any salary adjustment during the remainder of 2016.

Annual Cash Incentive (“AIP”) Compensation

The AIP payouts for our NEOs for 2016 were to be determined as follows:

•

40% of the AIP payout was to be based on achievement against a “Pre-Bonus Adjusted EBITDA” target (i.e., the Company’s Adjusted EBITDA adding back any AIP bonus payments for that period) set in Spring 2016, but excluding EBITDA from acquisitions consummated in 2016, e.g., the EMC Acquisition,

•	30% of the AIP payout was to be based on achievement against a consolidated revenue target set in Spring 2016 (excluding revenue from acquisitions consummated in 2016, e.g., the EMC Acquisition), and

•

30% of the AIP payout was to be based on achievement (based on a performance rating scaled from “1” to “5,” with a rating of “4” constituting target level of performance) against Company and individual objectives identified for each NEO set in Spring 2016.

In addition:

•

In Spring 2016, the Compensation Committee determined that in order for the Company to make any payouts under the AIP for 2016, the Company’s actual Pre-Bonus Adjusted EBITDA must exceed 80% of the target Pre-Bonus Adjusted EBITDA goal set by the Compensation Committee.

•

Our executive officers could earn from 0% to 150% of their target AIP amounts for the 2016 performance year based on actual achievement against the performance targets established for each of the three metrics outlined above.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	23

EXECUTIVE COMPENSATION

The following table sets forth the full-year AIP bonus target (as a percentage of base salary and in dollar amount) for each of our NEOs for 2016 (and assumes no proration for mid-year employment start dates during 2016):

Name	2016 AIP Bonus Target (% of Salary)	2016 AIP Bonus Target ($)
David M. Davis	100%	625,000
Michael Zemetra	75%	262,500
Thomas Severson	75%	262,500
Abel Avellan	75%	262,500
Walé Adepoju	75%	313,541
Stephen Ballas	50%	167,500

The following table sets forth the performance metrics (at target) under the AIP for 2016 and the relative weighting of those metrics in determining AIP bonuses for our NEOs for 2016:

Performance Metric	Weighting	Target (millions) ($)
Pre-Bonus Adjusted EBITDA	40%	66.5
Consolidated Revenue	30%	478.0
Company and Individual Strategic Goals	30%	Described below for each NEO

The following table sets forth the strategic/individual goals for each of our NEOs for 2016:

Name	Strategic/Individual Goals
David M. Davis

• Onboard new clients, including major new connectivity customers

• Continue global integration and organizational alignment

• Pursue targeted M&A opportunities

• Hire and develop internal key talent

• Continue to enhance company-wide communication

Michael Zemetra	• Hire and develop key talent • Improve internal financial information delivery processes • Achieve cost reductions • Implementation and continued development of finance-system applications
Thomas Severson	• Hire and develop internal key talent • Achieve cost reductions • Complete Finance department reorganization and development
Abel Avellan

• Execute on Maritime & Land Connectivity roadmap

• Meaningful progress on the integration of the EMC business into Global Eagle

• Implement a company-wide synergy program following the EMC acquisition

Walé Adepoju

• Retain key Media & Content customers and achieve new Media & Content customer wins

• Improve overall Media & Content customer satisfaction

• Streamline content purchasing processes and delivery

• Grow content distribution business

• Diversify lab services offerings

Stephen Ballas	• Strengthen corporate-governance framework and policies • Develop Legal and Compliance Department organization structure and processes • Development and execution of Compliance program

In April 2017, the Compensation Committee evaluated our Company’s and executive officers’ 2016 actual performance achievement as measured against the financial and strategic goals initially established for them. The Committee then considered the appropriate “actual” payout for our executive officers under the AIP for 2016. We have set forth the goals, actual performance achievement and payouts for 2016 AIP compensation in the table below. Note that after considering our Company’s then-expected performance results for 2016 and based on information available to it at the time, the Compensation Committee determined that our performance fell below expectations and as such that our NEOs for 2016 would not receive any

24	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

AIP cash bonus for the 2016 performance year, irrespective of our Company’s actual 2016 financial performance and the NEO’s performance against his Company and individual strategic goals.

Performance Metric	Weighting	Goal at Target (millions) ($)	Actual Performance (millions) ($)	Actual Payout as a % of Goal	Actual Payout as a % of Target
Pre-Bonus Adjusted EBITDA	40%	66.5	Not calculated(1)	—%(1)	—%(1)
Consolidated Revenue	30%	478.0	Not calculated(1)	—%(1)	—%(1)
Company and Individual Strategic Goals	30%	Described Above	Not calculated(1)	Not calculated(1)	Not calculated(1)

*	Minimum Funding Threshold for AIP: $53.2 million (i.e., 80% of Pre-Bonus Adjusted EBITDA Target of $66.5 million)

(1)

As noted above this table, in April 2017, after considering our Company’s then-expected performance results for 2016 based on information available to it at the time, our Compensation Committee determined that none of our 2016 NEOs would receive an AIP cash bonus for the 2016 performance year, irrespective of our Company’s actual 2016 financial performance and the NEO’s performance against his Company and individual strategic goals.

Long-Term Incentive Compensation (Equity-Based)

We currently utilize stock options, RSUs and PSUs to reward long-term performance. We believe that providing a meaningful portion of an executive officer’s total compensation package in the form of equity awards vesting over multi-year periods aligns the long-term incentives of our executive officers with the interests of our stockholders. Our equity award program takes into consideration our pool of shares available for grant under our equity plans, the rate at which we deplete our pool of shares available for grant, our annual equity usage rates and corresponding levels of dilution to our stockholders resulting from such awards.

Time-Vesting Stock Options and Restricted Stock Units

In March 2016, our Compensation Committee approved long-term incentive grants for our NEOs for 2016 under our equity grant program that included a mix of “time-vesting” non-qualified stock options and RSUs. With respect to our “time-vesting” non-qualified stock options, 25% of the shares underlying such options generally vest on the first anniversary of the “vesting commencement date” (which is generally the date of grant) and the balance generally vests in equal monthly installments over the following 36 months (subject to continuous service on each vesting date). Our “time-vesting” RSUs generally vest in four equal annual installments, with the first installment generally vesting on the first anniversary of the vesting commencement date and the remaining installments generally vesting annually thereafter (subject to continuous service on each vesting date).

Prior to June 2016, the Company’s practice was generally to grant a large, one-time “front loader” award of stock options and RSUs upon hiring a new executive officer, with the expectation that no additional grants would be made for the next several years. However, in June 2016, the Compensation Committee transitioned to an annual grant program for all employees (including for recent hires) to align the executive team, mitigate variability across executive officers in equity grant prices (including across exercise prices on options) and provide stronger continuous executive retention.

Total Shareholder Return Performance-Based Restricted Stock Units

In October 2016, our Compensation Committee approved the terms of a new relative Total Shareholder Return (“TSR”) PSU for issuance under the Company’s existing Amended and Restated 2013 Equity Incentive Plan (the “2013 Equity Plan”). The Compensation Committee implemented the new PSU program to incorporate into our ongoing long-term incentive program a new long-term “performance-based” incentive instrument with vesting tied to our multi-year stock-price performance. The PSUs vest based on the Company’s TSR relative to the TSR of the constituents of the Russell 2000 Index over a three-year performance period commencing on the grant date. Vesting is further subject to the recipient’s continuous employment through the third anniversary of the grant date. The Company granted the PSUs as a “target” number of PSUs, with the actual number of PSUs later vesting to be based on the Company’s relative TSR percentile ranking versus the constituents of the Russell 2000 as measured at the end of the performance period, as follows:

TSR Percentile Ranking	Share Payout as a % of Target PSUs*
80th Percentile or Greater	150% (Maximum)
60th Percentile	100% (Target)
30th Percentile or Less	0%

*	Payout percentage linearly interpolated for performance between the 30th and 60th percentiles and between the 60th and 80th percentiles.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	25

EXECUTIVE COMPENSATION

The table below shows the Committee’s intended grant value of RSUs, stock options and PSUs awarded to our NEOs for 2016:

Name	Restricted Stock Units ($)	Stock Options ($)		PSUs (at Target) ($)	2016 Aggregate Long-Term Incentive Total ($)
David M. Davis	550,000	550,000		462,500	1,562,500
Michael Zemetra	175,000	175,000		None	350,000
Thomas Severson	672,800	648,000		None	1,320,800
Abel Avellan(1)	3,613,500	1,395,000		None	5,008,500
Walé Adepoju	204,000	517,000	(2)	167,500	888,500
Stephen Ballas	406,250	406,250		134,000	946,500

(1)

Mr. Avellan’s equity was granted pursuant to the Company’s 2016 Inducement and Retention Stock Plan for EMC Employees (the “EMC Inducement Equity Plan”) that the Board established in connection with the EMC Acquisition. The purpose of the EMC Inducement Equity Plan was to provide equity awards to legacy EMC employees to incent them to continue their employment with the Company following the EMC Acquisition and to promote the success and enhance the value of the Company by linking the personal interests of those recipients to those of the Company’s stockholders.

(2)

Mr. Adepoju received two grants of stock options (to purchase our common stock) in 2016 (totaling $517,000 in aggregate grant-date fair value), consisting of (a) a grant in March 2016 with a grant date fair value equal to $204,000 and (b) a grant in October 2016 with a grant date fair value equal to $313,000.

As described above, the Company’s practice prior to June 2016 was to grant a large, one-time “front loader” award of stock options and RSUs upon hiring a new executive officer, with the expectation that no additional grants would be made for the next several years. Messrs. Severson and Avellan received their “front loader” equity awards on their employment commencement dates (which occurred in the second half of the year) with the Company following the EMC Acquisition, and therefore did not receive any PSUs when granted in October 2016. Mr. Zemetra’s employment with the Company had already terminated at the time the Compensation Committee determined to grant PSUs in October 2016, and therefore he did not receive any PSUs.

2017 Compensation Decisions

David M. Davis

On February 17, 2017, Mr. Davis’s employment as our Chief Executive Officer and his service as a member of our Board terminated.

Because we treated the separation as an involuntary termination without cause, Mr. Davis received a severance payment in the form of a one-time cash payment equal to $1,094,000 (175% of his then-current annual base salary). This amount equaled his contractual severance entitlement under his employment agreement. Given that we had completed the 2016 performance year but not yet paid or determined 2016 AIP cash bonuses at the time of Mr. Davis’s separation, the Committee determined it was appropriate to provide him his 2016 AIP bonus if and when paid for the 2016 performance year and as calculated under the AIP. As described above however under “2016 Compensation Decisions—Annual Cash Incentive (‘AIP’) Compensation” on page 23, our Compensation Committee subsequently determined in April 2017 not to award any of our executive officers AIP cash bonuses for the 2016 performance year, and so Mr. Davis ultimately did not receive any 2016 AIP bonus. The Committee also agreed to reimburse Mr. Davis for up to $10,000 for his outside legal expenses incurred in negotiating his separation agreements with the Company.

On February 20, 2017, we also entered into a consulting agreement with Mr. Davis pursuant to which Mr. Davis agreed to provide consulting and advisory services to the Company for three months following his separation date. Further, that agreement provided that any equity held by Mr. Davis would continue to vest until the termination date of the consulting period. Mr. Davis ceased providing consulting services to us in May 2017.

The Company also agreed to provide Mr. Davis up to one year following the end of that consulting period to exercise any stock options vested through the completion of such consulting period.

26	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Tom Severson

On February 20, 2017, Mr. Severson’s employment as our Chief Financial Officer terminated. Because we treated the separation as an involuntary termination without cause, Mr. Severson will receive severance in the form of continued payments of his salary for 12 months following his separation on regular paycheck dates. This amount equaled his contractual severance entitlement under his employment agreement, without further enhancement. Also, as required by his employment agreement, we agreed to provide him his 2016 AIP bonus if and when paid for the 2016 performance year and as calculated under the AIP. As described above however, our Compensation Committee subsequently determined in April 2017 not to award any of our executive officers AIP bonuses for the 2016 performance year, and so Mr. Severson ultimately did not receive any 2016 AIP bonus.

All of Mr. Severson’s unvested options and restricted stock units were immediately forfeited upon his separation from the Company.

Walé Adepoju

In connection with the Company’s annual merit increase assessment process for all employees, on April 28, 2017, the Compensation Committee approved an increase to Mr. Adepoju’s salary to $428,506 (from $418,055), effective April 1, 2017. On that same date, the Compensation Committee granted Mr. Adepoju a one-time cash retention bonus of $185,000, to be paid in three equal installments on June 30, 2017, September 30, 2017 and December 30, 2017.

As noted above, also in April 2017, our Compensation Committee determined not to award any of our executive officers AIP cash bonuses for the 2016 performance year, and so Mr. Adepoju did not receive any 2016 AIP bonus.

Stephen Ballas

On April 28, 2017, the Compensation Committee approved an increase to Mr. Ballas’s salary to $350,000 (from $335,000) effective April 1, 2017, and approved an increase to Mr. Ballas’s AIP cash bonus target to 75% (from 50%) of his base salary for the 2017 (and future) performance years. On that same date, the Compensation Committee granted Mr. Ballas a one-time cash retention bonus of $115,000, to be paid in three equal installments on June 30, 2017, September 30, 2017 and December 30, 2017.

As noted above, also in April 2017, our Compensation Committee determined not to award any of our executive officers AIP cash bonuses for the 2016 performance year, and so Mr. Ballas did not receive any 2016 AIP bonus.

Michael Zemetra

On August 22, 2016, Michael Zemetra submitted his notice of resignation as our Chief Financial Officer and Treasurer, with the resignation effective on August 31, 2017. In connection therewith, the Company and Mr. Zemetra entered into a Release and Transition Services Agreement dated August 25, 2016 pursuant to which the Company agreed to pay Mr. Zemetra a lump-sum cash payment of $388,522, consisting of (a) a discretionary bonus of $358,636 and (b) a transition services fee of $29,886 for his provision of consulting services to us through September 30, 2016. In addition, we granted Mr. Zemetra until August 31, 2017 the opportunity to exercise any vested Company stock options that he held as of August 31, 2016.

Abel Avellan

On April 18, 2017, Abel Avellan submitted his notice of resignation as our President and Chief Strategy Officer, effective on the date of that notice. In connection with Mr. Avellan’s resignation, the Company and Mr. Avellan entered into a Consulting Agreement dated April 19, 2017 (the “Consulting Agreement”). Under the Consulting Agreement, the Company agreed to pay Mr. Avellan a fee of $15,000 per month for his consulting services to the Company, with Mr. Avellan dedicating 50% of his working hours to providing these services. Further, the Consulting Agreement provided that any equity held by Mr. Avellan would continue to vest until the termination date of the consulting period. The consulting period commenced on April 19, 2017 and ended in November 2017.

As noted above, in April 2017, our Compensation Committee determined not to award any of our executive officers AIP cash bonuses for the 2016 performance year, and so Mr. Avellan did not receive any 2016 AIP bonus.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	27

EXECUTIVE COMPENSATION

Additional Elements of Our Compensation Program

•

No “Single Trigger” Change in Control Payments—We do not have any agreements or plans with our currently employed executive officers that provide for “single trigger” change in control payments or benefits (i.e., automatic accelerated vesting of equity awards upon a change of control only). In the event of a change of control of the Company prior to July 27, 2017, Mr. Avellan—our former President and Chief Strategy Officer—would have received automatic accelerated vesting of his equity awards upon a termination without cause or for good reason pursuant to his employment agreement, which he negotiated for as part of the Company’s acquisition of EMC. But, Mr. Avellan separated from our company on April 18, 2017, so this provision is no longer applicable.

•

Executive Severance Plan—In April 2017, our Compensation Committee approved a new Change in Control and Severance Plan for Senior Management (our “Executive Severance Plan”), in which all of our executive officers (including all currently employed 2016 NEOs) now participate. Our Compensation Committee adopted the Executive Severance Plan because it believes that the Executive Severance Plan is reflective of current compensation practices and trends and will help ensure retention and continuity of our executive officers. The Compensation Committee further believes that the Executive Severance Plan is essential to recruiting, retaining and developing high-quality executive talent in a competitive job market because it provides protection to the executive officer if the Company does not retain him or her in certain circumstances. Participants under the Executive Severance Plan are eligible to receive (i) severance benefits upon a qualifying termination of employment, including enhanced benefits for a qualifying termination that occurs within a window period surrounding a change in control of the Company, and (ii) accelerated and continued vesting in respect of equity awards held by them if they are terminated without cause. For a description of the Executive Severance Plan, please see our Current Report on Form 8-K that we filed with the Securities and Exchange Commission on April 7, 2017. Because the Executive Severance Plan was not in effect in 2016, we have not described it herein. We will provide a complete description of the Executive Severance Plan in our proxy statement for our 2018 annual stockholders’ meeting, which proxy statement will address compensation for our named executive officers for 2017.

•

CEO Stock Ownership Guidelines—We have Stock Ownership Guidelines for our Chief Executive Officer that require that our CEO retain shares valued at three times his or her annual base salary. If the threshold is not met, then our CEO may not sell any of his or her “net” shares (i.e., after permitted sales for tax withholdings) acquired upon the exercise of stock options or the settlement of vested RSUs.

•	No Tax Gross-Ups—We do not provide tax gross-ups to our executive officers.

•

No Hedging Transactions—We have a policy prohibiting all of our directors, officers and employees from engaging in hedging or monetization transactions that would permit the director, officer or employee to own Company securities but without the full risks and rewards of ownership. We adopted this policy because we believe that all of our directors, officers and employees should be aligned with our stockholders’ long-term interests, and we believe these sorts of hedging transactions would misalign their incentives in that regard.

•

Compensation Clawback Policy—We have a “compensation clawback policy” that permits us, subject to the discretion and approval of the Board, to recover certain performance-based cash and equity incentive compensation (e.g., our AIP cash bonus awards) paid to any current or former “Section 16 officer” (as so designated by the Board or its Compensation Committee under Rule 16a-1(f) of the Exchange Act) in the event of a restatement of our financial results in certain circumstances. Specifically, the policy provides that (i) if we are required to restate our financial statements due to material non-compliance by us with any financial reporting requirement under securities laws, (ii) fraud or willful misconduct contributed to the restatement and (iii) any executive officer received a recoverable incentive-based compensation award in excess of the amount that he or she would have received had the restated financial statements been in effect for the period in which the incentive-based compensation amount was awarded, our Board may elect to recover the overpayment. The policy permits clawback from any executive officer who received an award overpayment, irrespective of whether the executive officer contributed to the fraud or willful misconduct. Our Board can clawback awards subject to the clawback for up to three years after the award vests or is granted.

•

Deductibility of Executive Compensation; Internal Revenue Code Section 162(m)—Section 162(m) of the Internal Revenue Code currently limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) to $1.0 million per executive officer per year, unless certain requirements are met. While our Compensation Committee is mindful of the benefit to us

28	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders. We expect our new 2017 Omnibus Long-Term Incentive Plan (outlined in Proposal 2 in this Proxy Statement beginning on page 48) to potentially qualify our future AIP cash awards and time-vesting RSUs for the exception to the compensation deductibility limits of Section 162(m). Notwithstanding the foregoing, we recognize that the proposed Tax Cuts and Jobs Act currently before U.S. Congress for consideration would repeal the exemption for performance-based compensation under Section 162(m). We will continue to monitor the progress of that proposed law.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	29

EXECUTIVE COMPENSATION

Summary Compensation Table for 2016

The following table shows the compensation earned in respect of 2016, 2015, and 2014 by each of our 2016 NEOs for the years in which they were NEOs (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Name and Current Principal Position (unless otherwise indicated)	Year	Salary(1) ($)	Bonus ($)		Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
David M. Davis(6) Former Chief Executive Officer	2016	562,625	—		1,058,192	562,316	—	54,300	2,237,433
	2015	537,671	—		399,997	386,790	516,313	—	1,840,771
	2014	427,869	—		—	673,000	—	—	1,100,869
Michael Zemetra(7) Former Chief Financial Officer and Treasurer	2016	266,814	—		175,001	178,919	—	362,296	983,030
	2015	350,000	—		75,008	72,522	240,516	—	738,046
	2014	261,818	75,000		63,752	365,250	—	—	765,820
Thomas Severson(8) Former Executive Vice President, Chief Financial Officer	2016	116,667	—		672,800	648,000	—	46,400	1,483,867

Abel Avellan(9) Former President and Chief Strategy Officer	2016	135,417	—		3,613,500	1,395,000	—	13,000	5,150,667

Walé Adepoju Executive Vice President, Media & Content	2016	415,542	—		387,496	521,146	—	—	1,324,184
	2015	406,027	—		199,998	193,395	280,373	—	1,079,793

Stephen Ballas(10) Executive Vice President, General Counsel, and Corporate Secretary	2016	243,734	50,000	(11)	553,487	407,605	—	—	1,253,916

*	The amounts in this table do not reflect any compensation that the NEO received at any predecessor company prior to the Company’s acquisition of that company.

(1)

Amounts set forth in this column reflect the amounts actually received by the NEO as salary payments during 2016, and therefore represent a blend of the salary rates applicable to the NEO throughout the year in the event that the NEO experienced a salary change mid-year.

(2)

Amounts set forth in this column represent the grant date fair value of stock-based awards granted during the year computed in accordance with Accounting Standards Codification Topic No. 718, “Compensation—Stock Compensation” (“ASC 718”). For 2016, we determined the aggregate grant date fair value of the stock awards reflected in these columns using the valuation methodology and assumptions set forth in Note 13. Common Stock, Stock-Based Awards and Warrants to our consolidated financial statements in our 2016 Annual Report on Form 10-K (“2016 Form 10-K”).

(3)

Amounts set forth in this column represent the grant date fair value of stock-based awards granted during the year computed in accordance with ASC 718. For 2016, we determined the aggregate grant date fair value of the stock option awards reflected in these columns using the valuation methodology and assumptions set forth in Note 13. Common Stock, Stock-Based Awards and Warrants to our consolidated financial statements included in our 2016 Form 10-K.

(4)	Amounts disclosed under the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by the NEO during the applicable year under the AIP.

(5)

Amounts disclosed under “All Other Compensation” include (1) for Mr. Davis, approximately $50,000 for commuting benefits for his travel to and from his principal residence in Minnesota and our Company’s headquarters in Los Angeles, California, and $4,300 for 401(k) employer matching contributions; (2) for Mr. Zemetra, $358,636 of income from severance and $3,660 for 401(k) employer matching contributions; (3) for Mr. Severson, $41,900 for housing cost benefits associated with his temporary relocation to Los Angeles during our CFO transition in late 2016, and $4,500 for 401(k) employer matching contributions; and (4) for Mr. Avellan, approximately $13,000 for commuting benefits for his travel to and from his principal residence in Florida and our Florida office. As permitted under SEC rules, we do not separately disclose perquisites whose aggregate value is less than $10,000.

(6)	Mr. Davis separated from the Company effective February 22, 2017.

(7)	Mr. Zemetra separated from the Company effective August 31, 2016.

(8)	Mr. Severson became the Company’s Chief Financial Officer effective August 31, 2016. Mr. Severson separated from the Company effective February 20, 2017.

(9)	Mr. Avellan became our President and Chief Financial Officer effective July 27, 2016. He separated from the Company effective April 18, 2017.

(10)	Mr. Ballas joined the Company as its Executive Vice President, General Counsel and Corporate Secretary effective April 11, 2016.

(11)	This amount represents a $50,000 sign-on bonus that Mr. Ballas received when he joined the Company.

30	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards for 2016

The following table sets forth information relating to our grants in 2016 of plan-based awards to our 2016 NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Number of Shares Under Equity Incentive Plan Awards(2)			RSUs: Number of Shares of Stock or Units (#)(3)		Stock Option Awards: Number of Securities Underlying Options (#)(4)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
David M. Davis	3/10/2016	156,250		625,000		937,500		—	—	—	—		—		—	—
	3/10/2016	—		—		—		—	—	—	59,459		—		—	549,996
	3/10/2016	—		—		—		—	—	—	—		169,884		9.25	550,000
	10/11/2016	—		—		—		1,507	50,217	75,244	—		—		—	508,196
Michael Zemetra	3/10/2016	65,625		262,500		393,750		—	—	—	—		—		—	—
	3/10/2016	—		—		—		—	—	—	18,919		—		—	175,001
	3/10/2016	—		—		—		—	—	—	—		54,054		9.25	175,000
Thomas Severson	8/25/2016	65,625	(9)	262,500	(9)	393,750	(9)	—	—	—	—		—		—	—
	8/25/2016	—		—		—		—	—	—	80,000		—		—	672,800
	8/25/2016	—		—		—		—	—	—	—		200,000		8.41	648,000
Abel Avellan	7/27/2016	65,625		262,500		393,750		—	—	—	—		—		—	—
	7/27/2016	—		—		—		—	—	—	175,000	(6)	—		—	1,405,250
	7/27/2016	—		—		—		—	—	—	275,000	(7)	—		—	2,208,250
	7/27/2016	—		—		—		—	—	—	—		450,000	(8)	8.03	1,395,000
Walé Adepoju	3/10/2016	78,385		313,541		470,312		—	—	—	—		—		—	—
	3/10/2016	—		—		—		—	—	—	22,054		—		—	204,000
	3/10/2016	—		—		—		—	—	—	—		63,012		9.25	204,000
	10/11/2016	—		—		—		544	18,132	27,198	—		—		—	183,496
	10/11/2016	—		—		—		—	—	—	—		90,340		9.21	312,576
Stephen Ballas	4/11/2016	41,875		167,500		251,250		—	—	—	—		—		—	—
	4/11/2016	—		—		—		—	—	—	48,134		—		—	406,251
	4/11/2016	—		—		—		—	—	—	—		135,417		8.44	407,605
	10/11/2016	—		—		—		436	14,549	21,824	—		—		—	146,325

(1)

Represents potential AIP cash bonus payouts under the 2016 Annual Incentive Plan at threshold, target and maximum levels of performance. As previously noted under “2016 Compensation Decisions—Annual Cash Incentive (‘AIP’) Compensation” beginning on page 23, none of our 2016 NEOs received an AIP bonus payment for the 2016 performance year. The “Threshold” figure however assumes that the Company achieved the minimum level of performance necessary to fund the AIP in 2016 (80% of a Pre-Bonus Adjusted EBITDA target of $66.5 million, which equaled $53.2 million), and further assumes $430.2 million in consolidated revenue for 2016 and a “2” performance rating for each executive officer for his strategic/individual goal achievement. The “Target” figure assumes that the Company achieved the target level of Pre-Bonus Adjusted EBITDA under the AIP for 2016, and further assumes the Company achieved its target of $478.0 million in consolidated revenue for 2016 and a “4” performance rating for each executive officer for his strategic/individual goal achievement. The “Maximum” figure reflects the maximum bonus that the NEO could earn for 2016 under the terms of the AIP or his employment agreement.

(2)

Represents number of PSUs to be earned under the 2013 Equity Plan at threshold, target and maximum levels of performance. PSUs granted in 2016 cliff vest on the third anniversary of the grant date, based on the Company’s relative total shareholder return (“TSR”) versus the constituents of the Russell 2000 index over a three-year performance period subject to continuous employment on the vesting date. In order for any of the PSUs to be earned, relative TSR achievement during the performance period must exceed the 30th percentile ranking amongst the Russell 2000 constituents. For purposes of calculating the threshold number of unvested PSUs outstanding under the award in this table, we have assumed that PSUs (initially awarded as a “target” number of PSUs) will be awarded at the end of their three-year performance period at the minimum performance threshold for the awards to be granted (i.e., achievement at the 31st relative TSR percentile ranking). Under the terms of the PSUs awards, no PSUs will be awarded for relative TSR performance below this threshold.

(3)	Represents RSUs that generally vest in four equal annual installments beginning on the first anniversary of their grant date subject to continuous employment on each vesting date.

(4)

Represents stock options that (i) if granted prior to June 27, 2016 have a five-year term and (ii) if granted on or after that date have a seven-year term. Stock options generally vest and become exercisable with respect 25% of the underlying shares on the first anniversary of the grant date, and vest in 36 equal monthly annual installments thereafter, subject to continuous employment on each vesting date.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	31

EXECUTIVE COMPENSATION

(5)

Amounts reflect the grant date fair value of equity awards (using a Monte-Carlo simulation for PSU awards), computed in accordance with ASC 718, rather than grant-date fair value or amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of the equity awards in Note 13. Common Stock, Stock-Based Awards and Warrants to the consolidated financial statements included in our Form 10-K.

(6)	Mr. Avellan’s inducement shares were awarded on July 27, 2016 as fully vested equity at grant.

(7)

This RSU grant to Mr. Avellan was to vest in three equal annual installments beginning on the first anniversary of the grant date, subject to continuous employment on each vesting date. On April 18, 2017, Mr. Avellan submitted notice of his resignation from the Company, effective that same date. On April 19, 2017, the Company and Mr. Avellan entered into a consulting agreement for automatically renewing 12 month terms, subject to either party’s right to earlier terminate on 15 days’ notice for any reason. We agreed with Mr. Avellan that any equity held by him will continue to vest until the termination date of his consulting agreement. Mr. Avellan ceased providing consulting services to us in November 2017.

(8)

Mr. Avellan’s stock option grant was to vest as follows: 150,000 options was to vest on July 27, 2017, which was the first anniversary of their grant, and then 12,500 options were to vest on the 27th of each month from August 2017 through July 2019. On April 18, 2017, Mr. Avellan submitted notice of his resignation from the Company, effective that same date. On April 19, 2017, the Company and Mr. Avellan entered into a consulting agreement for automatically renewing 12 month terms, subject to either party’s right to earlier terminate on 15 days’ notice for any reason. We agreed with Mr. Avellan that any equity held by him would continue to vest until the termination date of his consulting agreement. Mr. Avellan ceased providing consulting services to us in November 2017.

(9)

Mr. Severson’s target AIP bonus was 75% of his annual base salary, and the payouts at threshold, target and maximum levels of performance in this table reflect the full year’s target payment amount, without proration for his partial year of service in 2016. However, under the terms of his employment agreement Mr. Severson’s target AIP bonus for the 2016 performance year was to be pro-rated based on the number of days elapsed during the 2016 performance period after August 24, 2016 (the commencement date of his employment as our Chief Financial Officer). As noted in footnote 1 to this table, none of our 2016 NEOs (including Mr. Severson) received an AIP bonus payment for the 2016 performance year.

32	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2016 Year-End

The following table sets forth the equity-based awards held by our 2016 NEOs that were outstanding on December 31, 2016, and it disregards the effect of terminations of employment (including forfeiture of outstanding equity awards) that have occurred after that date. As described under “Employment Agreements” beginning on page 35 below, Mr. Zemetra separated from our employ in 2016, and Messrs. Davis, Severson and Avellan separated from our employ in 2017.

		Option/Stock Appreciation Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(7)	Equity Incentive Awards: Market Value of Unearned Shares, Units or Other Rights Not Vested ($)(5)	RSUs: Number of Shares or Units of Stock That Have Not Vested (#)(6)	RSUs: Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
David M. Davis	1/31/2013	675,000	(1)	—		10.00	1/31/2018	—	—	—	—
	1/13/2014	18,229	(1)	6,771	(1)	16.70	1/13/2019	—	—	—	—
	7/9/2014	60,417	(1)	39,583	(1)	11.43	7/9/2019	—	—	—	—
	3/16/2015	36,867	(1)	47,401	(1)	13.15	3/16/2020	—	—	—	—
	3/16/2015	—		—		—	—	—	—	22,813	147,372
	3/16/2016	—		169,884	(2)	9.25	3/10/2021	—	—	—	—
	3/10/2016	—		—		—	—	—	—	59,459	384,105
	10/11/2016	—		—		—	—	1,507	9,732	—	—
Michael Zemetra	6/25/2013	217,709	(1)	—		9.87	6/25/2018	—	—	—	—
	10/31/2014	34,375	(1)	—		12.23	10/30/2019	—	—	—	—
	3/16/2015	5,596		—		13.15	3/16/2020	—	—	—	—
	3/10/2016	—		—		9.25	3/10/2021	—	—	—	—
Thomas Severson	8/25/2016	—		200,000	(1)	8.41	8/25/2023	—	—	—	—
	8/25/2016	—		—		—	—	—	—	80,000	516,800
Walé Adepoju	9/16/2013	440,883	(1)	19,167	(1)	10.00	9/16/2018	—	—	—	—
	9/16/2013	7,072	(1)	—		10.00	9/16/2018	—	—	—	—
	9/16/2013	31,261	(1)	1,667	(1)	10.00	9/16/2018	—	—	—	—
	6/5/2014	62,500	(1)	37,500	(1)	10.57	6/5/2019	—	—	—	—
	3/16/2015	—		—		—	—	—	—	11,406	73,683
	3/16/2015	18,434	(1)	23,700	(1)	13.15	3/16/2020	—	—	—	—
	3/10/2016	—		—		—	—	—	—	22,054	142,469
	3/10/2016	—		63,012	(2)	9.25	3/10/2021	—	—	—	—
	10/11/2016	—		—		—	—	544	3,514	—	—
	10/11/2016	—		90,340	(2)	9.21	10/11/2023	—	—	—	—
Abel Avellan	7/11/2016	—		—		—	—	—	—	275,000	1,776,500
	7/11/2016	—		450,000	(3)	8.03	7/27/2021	—	—	—	—
Stephen Ballas	4/11/2016	—		—		—	—	—	—	48,134	310,946
	4/11/2016	—		135,417	(1)	8.44	4/11/2021	—	—	—	—
	10/11/2016	—		—		—	—	436	2,816	—	—

*

The closing price of a share of our common stock on December 30, 2016 (the last Nasdaq trading day in 2016) was $6.46, and we have used that per-share price for purposes of determining market values in this table.

(1)

Represents stock options that vest and become exercisable with respect to 25% of their underlying shares on the first anniversary of their grant date and vest with respect to the remaining 75% of their underlying shares on a monthly basis over the following three years until fully vested, subject to continuous employment on each vesting date.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	33

EXECUTIVE COMPENSATION

(2)

Represents stock options that vest and become exercisable in four equal annual installments beginning on the first anniversary of their grant date, subject to continuous employment on each vesting date.

(3)

Mr. Avellan’s stock options were to vest and become exercisable with respect to one-third of their underlying shares on the first anniversary of their grant date and vest with respect to the remaining two-thirds of their underlying shares on a monthly basis over the following two years until fully vested, subject to continuous employment on each vesting date.

(4)

Represents PSUs that cliff vest on the third anniversary of the grant date, based on our relative total shareholder return versus the constituents of the Russell 2000 index over a three-year performance period, and subject to continuous employment on the vesting date.

(5)

The market values of both the RSUs and PSUs were calculated by multiplying $6.46 (the closing price of a share of our common stock on December 30, 2016) by the number of unvested RSUs and unearned PSUs. In respect of the PSUs, see also footnote 7 to this table.

(6)

Other than with respect to Mr. Avellan’s awards, these awards represent RSUs that vest in four equal annual installments beginning on the first anniversary of their grant date, subject to continuous employment on each vesting date. Mr. Avellan’s awards were to vest in three equal annual installments on each anniversary of their grant date, subject to continuous employment on each vesting date.

(7)

This column includes the number of unvested PSUs assuming actual performance for the performance period is achieved at the “Threshold” level as indicated in the table under “Grants of Plan-Based Awards for 2016” on page 31. For purposes of calculating the threshold number of unvested PSUs outstanding under the award, we have assumed that PSUs (initially awarded as a “target” number of PSUs) will be awarded at the end of their three-year performance period at the minimum performance threshold for the awards to be granted (i.e., achievement at the 31st relative TSR percentile ranking). Under the terms of the PSUs awards, no PSUs will be awarded for relative TSR performance below this threshold.

34	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table provides information regarding all exercises of our stock options and the vesting of RSUs (during the year ended December 31, 2016) held by our 2016 NEOs.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
David M. Davis	—	—	7,605	62,817
Michael Zemetra	—	—	1,426	11,779
Thomas Severson	—	—	—	—
Walé Adepoju	—	—	3,803	31,413
Abel Avellan	—	—	175,000	1,405,250
Stephen Ballas	—	—	—	—

(1)

Value Realized on Exercise would represent the difference between the market price of the underlying common stock on the exercise date and the exercise price of the options. However, none of the NEOs exercised options in 2016.

(2)	Value Realized on Vesting is based on the closing price of the Company’s common stock on the vest date.

Employment Agreements

We have (or had) employment agreements with each of our 2016 NEOs, as summarized below:

David M. Davis, Former Chief Executive Officer

We entered into an employment agreement with Mr. Davis on July 9, 2014, in connection with his then appointment as Chief Executive Officer. Under that agreement, Mr. Davis initially received an annual base salary of $500,000. Mr. Davis was also entitled to an AIP cash bonus with an initial target of 75% of his base salary. We amended the agreement on April 12, 2015 to increase Mr. Davis’s base salary to $550,000 and to increase his AIP cash bonus target to 100% of his annual base salary. We amended the agreement again on March 10, 2016 to provide for reimbursement of commuting expenses for Mr. Davis to and from his principal residence in Minnesota and our Company headquarters in Los Angeles. In October 2016, we increased Mr. Davis’s salary to $625,000. Mr. Davis’s employment agreement also provided for severance and change in control benefits as described below under “Potential Payments upon Termination or Change in Control.”

On February 17, 2017, Mr. Davis’ employment as CEO and service as a member of our Board terminated. For a description of the agreements that we entered into with Mr. Davis upon his separation from us, see “2017 Compensation Decisions” beginning on page 26.

Mike Zemetra, Former Chief Financial Officer and Treasurer

We entered into an employment agreement with Mr. Zemetra on November 3, 2014, in connection with his then appointment as our Chief Financial Officer and Treasurer. The agreement provided for an initial annual base salary of $350,000, which we increased to $358,626 in April 2016. Under the agreement, Mr. Zemetra was also entitled to an AIP cash bonus with an initial target of 50% and not to exceed 100% of Mr. Zemetra’s annual base salary. As noted above under 2016 Compensation Decisions—Annual Cash Incentive (‘AIP’) Compensation” beginning on page 23, Mr. Zemetra’s AIP target was 75% of his annual base salary for the 2016 performance year. Mr. Zemetra’s employment agreement also provided for severance and change in control benefits as described under “Potential Payments upon Termination or Change in Control” beginning on page 37.

Mr. Zemetra delivered notice of his intent to terminate his employment on August 22, 2016, and we entered into a release and transition services agreement with him on August 25, 2016. Pursuant to that agreement, Mr. Zemetra’s employment with the Company terminated effective August 31, 2016. For a description of the agreements that we entered into with Mr. Zemetra upon his separation from us, see “2017 Compensation Decisions” beginning on page 26.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	35

EXECUTIVE COMPENSATION

Walé Adepoju, Executive Vice President, Media & Content

We entered into an employment agreement with Mr. Adepoju on July 30, 2014 in connection with his then appointment as our Executive Vice President and Chief Commercial Officer. The agreement provided for an initial annual base salary of $400,000. Under that agreement, Mr. Adepoju was also entitled to an AIP cash bonus with an initial target of 50% of his base salary. In April 2015, we increased Mr. Adepoju’s base salary to $408,000 and his AIP cash bonus target to 75% of his annual base salary. In April 2016, we increased his base salary to $418,055, and in April 2017, we increased it to $428,506. Mr. Adepoju’s agreement also provided for severance protection benefits as described below under “Potential Payments upon Termination or Change in Control.” Those severance benefits were in effect during 2016 (the period covered by this Proxy Statement), but have since been superseded by our Executive Severance Plan in which Mr. Adepoju participates. See “Additional Elements of Our Compensation Program” beginning on page 28.

Tom Severson, Former Chief Financial Officer

We entered into an employment agreement with Mr. Severson on August 25, 2016 in connection with his then appointment as our Chief Financial Officer. Under that agreement, Mr. Severson received an initial annual base salary of $350,000, which remained his annual base salary through his termination of employment in February 2017. Mr. Severson was also entitled to an AIP cash bonus with an initial target of 75% of his annual base salary (prorated based on his period of service as CFO in 2016). Pursuant to his employment agreement, Mr. Severson also received an initial equity grant (consisting of RSUs and options) with a grant date fair value equal to $1,320,800 vesting over a four-year period, subject to continuous employment on each vesting date. Mr. Severson received a temporary housing stipend in Los Angeles, California for up to six months (associated with his temporary relocation to Los Angeles during our CFO transition in late 2016) and a relocation allowance of up to $25,000 in connection with his then anticipated relocation to Los Angeles. Mr. Severson’s agreement also provided for severance protection benefits as described below under “Potential Payments upon Termination or Change in Control” beginning on page 37.

On February 20, 2017, Mr. Severson’s employment as CFO terminated. See “2017 Compensation Decisions” beginning on page 26.

Abel Avellan, Former President and Chief Strategy Officer

We entered into an employment agreement with Mr. Avellan on July 27, 2016 in connection with his then appointment as our President and Chief Strategy Officer upon the EMC Acquisition. Under the employment agreement, Mr. Avellan received an initial annual base salary of $325,000, which remained his annual base salary through his termination of employment in April 2017. Mr. Avellan was also entitled to an AIP cash bonus with an initial target of 75% of his annual base salary. Pursuant to his employment agreement, Mr. Avellan received an initial equity grant with a grant date value equal to $5,008,500, consisting of (1) immediately vested shares with a grant date value of $1,405,250 and (2) the remainder (consisting of RSUs and options) vesting over a three-year period, subject to continuous employment on each vesting date. Mr. Avellan’s agreement also provided for severance and change in control protection benefits as described below under “Potential Payments upon Termination or Change in Control” beginning on page 37.

On April 18, 2017, Mr. Avellan resigned as our President and Chief Strategy Officer effective that same date. For a description of the agreements that we entered into with Mr. Avellan upon his separation from us, see “2017 Compensation Decisions” beginning on page 26.

Stephen Ballas, Executive Vice President, General Counsel & Corporate Secretary

We entered into an employment agreement with Mr. Ballas on March 11, 2016 in connection with his then appointment as our General Counsel and Corporate Secretary. Under the employment agreement, Mr. Ballas received an initial annual base salary of $335,000, which we increased in 2017 as described in the following paragraph. Mr. Ballas was also entitled to an AIP cash bonus with an initial target of 50% of his annual base salary and without proration for his mid-year start date in 2016, which we increased in 2017 as described in the following paragraph. Pursuant to his employment agreement, Mr. Ballas also received a $50,000 sign-on bonus and an initial equity grant (consisting of RSUs and options) with a grant date value equal to $812,500 vesting over a four-year period, subject to continuous employment on each vesting date. In October 2016, we granted him an additional equity grant (consisting of PSUs) with a grant date value of $134,000, cliff vesting in October 2019 subject to his continuous employment through the vesting date. Mr. Ballas’s employment agreement provided for severance and change in control protection benefits as described below under “Potential Payments upon Termination or Change in Control” beginning on page 37. Those benefits were in effect during 2016 (the period covered by this Proxy Statement), but have since been superseded by our Executive Severance Plan in which Mr. Ballas participates. See “Additional Elements of Our Compensation Program” beginning on page 28.

36	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

In April 2017, we increased Mr. Ballas’s base salary to $350,000 and his AIP cash bonus target to 75% of his annual base salary.

We also have employment agreements with our current CEO and CFO, who were not NEOs for 2016 (because they were not employed by us during that year), but who will be NEOs for 2017 when we publish our proxy statement for our 2018 annual stockholders’ meeting:

Jeffrey A. Leddy, Chief Executive Officer

We entered into an employment agreement with Mr. Leddy on February 21, 2017, in connection with his appointment as our Chief Executive Officer. Under his employment agreement, Mr. Leddy receives an initial annual base salary of $625,000. Mr. Leddy is also entitled to an AIP cash bonus with an initial target of 100% of his annual base salary. Pursuant to his employment agreement, if our stockholders approve our new 2017 Omnibus Long-Term Incentive Plan (see Proposal 2 beginning on page 48), then Mr. Leddy will also receive an initial equity grant consisting of (a) an option (to be fully vested at grant) representing the right to purchase 350,000 shares of our common stock, (b) an additional option representing the right to purchase 650,000 shares of our common stock vesting over a three-year period, subject to continuous service on each vesting date, and (c) RSUs representing 200,000 shares of our common stock vesting over a three-year period, subject to continuous service on each vesting date. The exercise price of the stock options will be equal to $6.22, which was the closing price of our common stock on Nasdaq on February 17, 2017 (which was the date that our Compensation Committee approved his employment agreement). In addition, under Mr. Leddy’s employment agreement, we agreed to reimburse him for travel and to and from his principal residence to the Company’s office locations and for accommodations while traveling.

Mr. Leddy’s agreement also provided for severance and change in control protection benefits under our Executive Severance Plan. See “Additional Elements of Our Compensation Program” beginning on page 28.

Paul Rainey, Executive Vice President and Chief Financial Officer

We entered into an employment agreement with Mr. Rainey on April 7, 2017, in connection with his appointment as our Executive Vice President and Chief Financial Officer. Under his employment agreement, Mr. Rainey receives an initial annual base salary of $375,000. Mr. Rainey is also entitled to an AIP cash bonus with an initial target of 75% of his annual base salary (prorated for the 2017 performance year for the number of full months elapsed in 2017 after his employment commencement date). Pursuant to his employment agreement, if our stockholders approve our new 2017 Omnibus Long-Term Incentive Plan at this Annual Meeting, then Mr. Rainey will also receive an initial equity grant with a grant-date fair value of $750,000, consisting of (1) options and RSUs vesting over a four-year period (with a grant date fair value of $650,000) and (2) PSUs cliff vesting in October 2020 (with a grant date fair value of $100,000), subject to his continuous employment on each vesting date. The exercise price of the stock options will be equal to $3.21, which was our Nasdaq closing price on October 20, 2017 (which was the date that was two full business days after we released our unaudited fourth-quarter 2016 financial results and as such the “pricing date” under our Equity Award Policy).

Mr. Rainey’s agreement also provided for severance and change in control protection benefits under our Executive Severance Plan. See “Additional Elements of Our Compensation Program” beginning on page 28.

Potential Payments upon Termination or Change in Control

We believe that severance and change in control protections are important components of our executive officers’ compensation packages because these protections provide security and stability that enable our executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances that may be adverse to the executive officer’s job security.

The following narrative summarizes the payments and benefits that our 2016 NEOs would have been entitled to receive upon certain terminations of employment and/or a change in control, assuming those events occurred on December 31, 2016 and applying their severance and change in control protection benefits as in effect on December 31, 2016. As previously noted, Messrs. Davis, Zemetra, Severson and Avellan are no longer employed by us, with Messrs. Davis, Severson and Avellan having separated from our employ in early 2017 and with Mr. Zemetra having separated in mid-2016.

Note that we adopted a new Executive Severance Plan in 2017 in which all of our executive officers now participate and which superseded the termination and change in control benefits previously in effect as of December 31, 2016. See “Additional Elements of Our Compensation Program” beginning on page 28.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	37

EXECUTIVE COMPENSATION

Death, Disability or Retirement.

•

Regarding Messrs. Davis, Zemetra, Severson and Avellan. As previously noted, Messrs. Davis, Zemetra, Severson and Avellan are no longer employed by us, with Messrs. Davis, Severson and Avellan having separated from our employ in early 2017 and with Mr. Zemetra having separated in mid-2016. The actual severance payments and agreements related to their employment termination are described under “2017 Compensation Decisions” beginning on page 26.

•

Regarding Messrs. Adepoju and Ballas. Messrs. Adepoju and Ballas would not have received any cash benefits upon death, disability or retirement, but our RSU and option award agreements (including for the equity grants made in 2016 to Messrs. Adepoju and Ballas) provide for continued or accelerated vesting of the unvested portion of those awards in the event of termination of employment due to death or disability. Under the equity award agreement for the PSUs (including for those grants made to Messrs. Adepoju and Ballas), if a PSU recipient dies or becomes disabled prior to the end of the performance period, the Company would waive the continuous-employment vesting requirement, and the PSU award would vest at the applicable TSR performance level as measured at the end of the three-year performance period.

Termination without a Change in Control.

•

Regarding Messrs. Davis, Zemetra, Severson and Avellan. As previously noted, Messrs. Davis, Zemetra, Severson and Avellan are no longer employed by us, with Messrs. Davis, Severson and Avellan having separated from our employ in early 2017 and with Mr. Zemetra having separated in mid-2016. The actual severance payments and agreements related to their employment termination are described under “2017 Compensation Decisions” beginning on page 26.

•

Regarding Mr. Adepoju. If Mr. Adepoju’s employment had been terminated by the Company without “cause” or by Mr. Adepoju for “good reason,” then Mr. Adepoju would have been (as of December 31, 2016) entitled to receive continuation of his then existing health and welfare benefits and his base salary for a period of six months following his termination, subject to his execution of a general release in favor of the Company. Additionally, he would have remained eligible to vest in a pro-rata portion of his PSU award based on the applicable relative TSR performance level as measured at the end of the three-year performance period, prorated based on the portion of the performance period that he had remained employed (e.g., if terminated on December 31, 2016, approximately three-months into the 36-month performance period for the PSUs granted in October 2016, then he would have remained eligible for

3/36ths of that PSU award), subject to his compliance with confidentiality, non-competition and non-solicitation restrictive conditions through the end of the performance period.

•

Regarding Mr. Ballas. If Mr. Ballas’s employment had been terminated by the Company without “cause,” then Mr. Ballas would have been (as of December 31, 2016) entitled to receive continuation of his then existing health and welfare benefits and his base salary for a period of 12 months following his termination, subject to his execution of a general release in favor of the Company. Additionally, including if he had terminated his employment for “good reason,” he would have remained eligible to vest in a pro-rata portion of his PSU award based on the applicable relative TSR performance level as measured at the end of the three-year performance period, prorated based on the portion of the performance period that he had remained employed (e.g., if terminated on December 31, 2016, approximately three-months into the 36-month performance period for the PSUs granted in October 2016, then he would have remained eligible for 3/36ths of that PSU award), subject to his compliance with confidentiality, non-competition and non-solicitation restrictive conditions through the end of the performance period.

Termination with a Change in Control.

•

Regarding Messrs. Davis, Zemetra, Severson and Avellan. As previously noted, Messrs. Davis, Zemetra, Severson and Avellan are no longer employed by us, with Messrs. Davis, Severson and Avellan having separated from our employ in early 2017 and with Mr. Zemetra having separated in mid-2016. The actual severance payments and agreements related to their employment termination are described under “2017 Compensation Decisions” beginning on page 26.

•

Regarding Messrs. Adepoju and Ballas. If we had experienced a “change in control” (as defined in our 2013 Equity Plan) and if Messrs. Adepoju and Ballas were terminated without “cause” within one year following the change in control, then in addition to the severance entitlements described above under “Termination without a Change in Control,” Messrs. Adepoju and Ballas would also have been (as of December 31, 2016) entitled to accelerated vesting of all outstanding and unvested stock option and RSU awards previously granted to them and held by them upon their termination. In addition, if we had experienced a “change in control” as of December 31, 2016, but Messrs. Adepoju and Ballas continued in employment following such “change in control,” then, with respect to their PSUs, our relative TSR performance level would have been measured as of the change-in-control date, and the resulting PSUs would have then been converted to “time-vesting” RSUs without any remaining performance condition. In this

38	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

case, if the successor entity had assumed, converted or replaced the RSUs with publicly-traded equity (having an equivalent value and vesting schedule), then the resulting “time vesting” RSUs would have vested on their original vesting date (i.e., the third anniversary of the October 2016 grant date), subject to continuous employment through that date. If the successor entity did not so assume, convert or replace the PSUs with publicly-traded equity (having an equivalent value and vesting schedule), then the PSUs would have vested on the date of the change of control based on relative TSR performance as measured on the date of the change of control. In addition, vesting would have accelerated for the PSUs if the Company terminated Messrs. Adepoju’s or Ballas’s employment without cause or if they had resigned for good reason within four months prior to or within 24 months following the change of control, using relative TSR performance as measured on the change-of-control date.

Excise taxes can be triggered in a change in control, but we do not provide excise tax “gross-ups” to any of our executive officers. See also footnote 4 to the table below in this subsection.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	39

EXECUTIVE COMPENSATION

The following table shows the payments and benefits that our 2016 NEOs would have been entitled to receive upon qualifying terminations of employment and/or a change in control, assuming those events occurred on December 31, 2016 and applying their severance and change in control protection benefits as in effect on December 31, 2016. With respect to this table:

•

As previously noted, Messrs. Davis, Zemetra, Severson and Avellan are no longer employed by us, with Messrs. Davis, Severson and Avellan having separated from our employ in early 2017 and with Mr. Zemetra having separated in mid-2016. The actual severance payments and agreements related to their employment termination are described above under “2017 Compensation Decisions” beginning on page 26.

•

As previously noted, we adopted a new Executive Severance Plan in 2017 in which all of our current executive officers now participate. See “Additional Elements of Our Compensation Program” beginning on page 28. The figures in the table below disregard the Executive Severance Plan because the Plan was not in effect as of December 31, 2016. But, our Executive Severance Plan has since superseded the termination and change in control benefits previously in effect on December 31, 2016.

•

Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

•

Because Messrs. Davis, Severson and Avellan terminated employment after December 31, 2016, the table below shows the payments and benefits that Messrs. Davis, Severson and Avellan–who were employed on December 31, 2016–would have been entitled to on December 31, 2016 had they been terminated on that date. But, we have not presented similar information for Mr. Zemetra because his termination occurred prior to December 31, 2016.

Executive	Benefit	Termination for Cause or without Good Reason ($)	Termination without Cause or for Good Reason, without a Change of Control ($)		Termination for Good Reason or Without Cause following a Change in Control ($)
David M. Davis(7)	Severance(1)	—	1,093,750	(6)	2,187,500	(6)
	Benefits continuation(2)	—	6,540		6,540
	Accelerated equity awards(3)	—	—		435,449
	Total	—	1,100,290		2,629,489	(4)
Michael Zemetra(5)	Severance(1)	—	—		—
	Benefits continuation(2)	—	—		—
	Accelerated equity awards(3)	—	—		—
	Total	—	—		—
Thomas Severson(7)	Severance(1)	—	350,000	(6)	533,200	(6)
	Benefits continuation(2)	—	6,540		6,540
	Accelerated equity awards(3)	—	—		516,800
	Total	—	356,540		1,056,540	(4)
Walé Adepoju	Severance(1)	—	209,028		209,028
	Benefits continuation(2)	—	3,270		3,720
	Accelerated equity awards(3)	—	—		216,158
	Total	—	212,298		428,456	(4)
Abel Avellan(8)	Severance(1)	—	—		—
	Benefits continuation(2)	—	—		—
	Accelerated equity awards(3)	—	—		—
	Total	—	—		—
Stephen Ballas	Severance(1) (9)	—	335,000		335,000
	Benefits continuation(2)	—	6,540		6,540
	Accelerated equity awards(3)	—	—		310,946	(10)
	Total	—	341,540		652,486	(4)

(1)	Represents cash severance provided under each NEO’s employment agreement as in effect on December 31, 2016.

40	Global Eagle Entertainment Inc. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

(2)

Represents the cost of Company-subsidized continued health and welfare benefits for the payout period provided under each NEO’s employment agreement as in effect on December 31, 2016, based on our then-applicable costs to provide such coverage as of December 31, 2016. We anticipate that we would have provided COBRA benefits to Mr. Severson if a termination without cause or for good reason had occurred even though his employment agreement did not provide for this benefit, and so the figure for Mr. Severson in this table reflects that COBRA benefit.

(3)

Represents the aggregate value of the NEO’s unvested stock options, PSUs and RSUs that would have vested (partially or in full, as described in the narrative preceding this table) on an accelerated basis, determined by multiplying the number of accelerating option shares, RSUs and PSUs by the Nasdaq trading price of our common stock on December 30, 2016 ($6.46), which was the last Nasdaq trading day in 2016, and subtracting any applicable exercise prices for the options. As noted in the narrative above this table, the NEOs would only have been entitled to payments on any accelerated PSUs based on actual relative-TSR performance. We have not ascribed any value to the PSUs in the table above because, as of December 31, 2016, the minimum relative-TSR performance criteria would not have been achieved and as such the “actual” number of PSUs awarded would have been zero. Similarly, because the closing price of our stock on December 30, 2016 was less than the exercise price of any applicable accelerated options, no value is reported in the table above with respect to any options.

(4)

These severance amounts disregard any potential consequence of a “parachute payment” and related exercise tax under Internal Revenue Code Sections 280G and 4999 upon a change in control. Some of our 2016 NEOs’ employment agreements provided that in the event that a change in control of the Company occurred and any severance payment to the NEO constituted a “parachute payment” under Section 280G, then the Company was to either (a) reduce the amount of the payment so that the payment would not be subject to the excise tax under Section 4999, or alternatively (b) pay the full amount of such payment to the NEO (with such executive being personally responsible for payment of any associated excise taxes), whichever produced the better after-tax result for the NEO.

(5)

Pursuant to a release and transition services agreement dated August 25, 2016, Mr. Zemetra’s employment with the Company terminated effective August 31, 2016. For the terms of Mr. Zemetra’s severance package, see “2017 Compensation Decisions” and “Employment Agreements” beginning on pages 26 and 35, respectively. Pursuant to applicable SEC guidance, we need not disclose the potential payments regarding a hypothetical termination for Mr. Zemetra on December 31, 2016 because he was not employed on that date.

(6)

As previously discussed under “2017 Compensation Decisions” beginning on page 26, we did not pay any AIP cash bonuses to our executive officers for the 2016 performance year, and so the severance amount reflected in this table for Messrs. Davis and Severson does not include any amount for their 2016 AIP cash bonuses.

(7)

Amounts listed for Messrs. Davis and Severson in this table disregard the actual benefits paid to them upon their actual termination because this table represents benefit amounts as of December 31, 2016, which was before they terminated employment with the Company. For a description of the agreements (and related actual severance benefits) that we entered into with Messrs. Davis and Severson upon their separation from us, see “2017 Compensation Decisions” and “Employment Agreements” beginning on pages 26 and 35, respectively.

(8)

On April 18, 2017, Mr. Avellan delivered notice of his resignation and his employment with us terminated on that same day. For a description of the agreement (and related actual severance benefits) that we entered into with Mr. Avellan upon his separation from us, see “2017 Compensation Decisions” beginning on page 26. Pursuant to applicable SEC guidance, we need not disclose the potential payments regarding a hypothetical termination for Mr. Avellan on December 31, 2016.

(9)	On December 31, 2016, other than in connection with a change in control, Mr. Ballas would only have been entitled to cash severance in the event of a termination of his employment by us without cause.

(10)

On December 31, 2016, Mr. Ballas would have been entitled to accelerated vesting of stock options, PSUs and RSUs granted in 2016 if his employment had been terminated in connection with a change in control. As noted under footnote (3) above in this table however, we have assumed for purposes of this table that the actual number of PSUs awarded would have been zero.

Equity Compensation Plan Information

The following table provides certain information (as of December 31, 2016) with respect to all of our equity compensation plans in effect as of December 31, 2016:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity Compensation Plans Approved by Stockholders(1)	8,602,906	(3)	$10.37	(4)	1,795,449
Equity Compensation Plans Not Approved by Stockholders(2)	823,700	(5)	$8.03	(6)	—	(2)

(1)	Represents the Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan (as amended).

(2)

Represents the Global Eagle Entertainment Inc. 2016 Inducement and Retention Stock Plan for EMC Employees (as amended). See Note 13. Common Stock, Stock-Based Awards and Warrants to our consolidated financial statements in our 2016 Form 10-K for more information regarding this plan. We do not plan to issue any further shares under this plan.

(3)	Consists of 1,880,256 unvested RSU awards (of which 235,188 constitute PSU awards) and 6,722,650 stock option awards outstanding as of December 31, 2016.

(4)	Based on 6,722,650 stock options outstanding as of December 31, 2016.

(5)	Consists of 331,650 RSU awards and 492,050 stock option awards outstanding as of December 31, 2016.

(6)	We granted all stock options under the Global Eagle Entertainment Inc. 2016 Inducement and Retention Stock Plan for EMC Employees at this exercise price.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	41

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of shares of our common stock as of November 20, 2017 (the “Beneficial Ownership Table”) by:

•	each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each NEO for 2016;

•	each current director;

•	our current CEO and CFO; and

•	all of our current executive officers and directors as a group.

We report the amounts and percentages of shares beneficially owned on the basis of SEC regulations governing the determination of beneficial ownership of securities. SEC rules deem a person to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. SEC rules also deem a person to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Beneficial ownership of our common stock is based on 90,770,478 shares of our common stock issued and outstanding as of November 20, 2017 (excluding 3,053,634 shares of our common stock held by our wholly-owned subsidiary on that date).

42	Global Eagle Entertainment Inc. - 2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address of each individual in the following table is 6100 Center Drive, Suite 1020, Los Angeles, California 90045. Addresses for the other beneficial owners are set forth in the footnotes to the table.

Name and Address of Beneficial Owner	Number of Shares of Common Stock(1)	Percent of Outstanding Common Stock
PAR Investment Partners, L.P.(2)	28,971,072	31.9%
ABRY Partners, LLC(3)	9,637,955	10.6%
Frontier Capital Management Co., LLC(4)	7,534,133	8.3%
Nantahala Capital Management, LLC(5)	7,405,166	8.2%
Putnam Investment Management, LLC(6)	5,989,860	6.6%
Abrams Capital Management, LLC(7)	5,000,000	5.5%
Franklin Advisors, Inc.(8)	4,711,097	5.2%
Walé Adepoju(9)	689,054	*
Abel Avellan(10)	873,592	*
Stephen Ballas(11)	66,039	*
David M. Davis(12)	905,954	*
Jeffrey E. Epstein(13)(+)	72,044	*
Stephen Hasker(14)(+)	23,344	*
Jeffrey A. Leddy(15)(+)	72,044	*
Robert W. Reding(16)(+)	72,044	*
Jeff Sagansky(17)(+)	812,884	*
Edward L. Shapiro(18)(+)	77,449	*
Harry E. Sloan(19)(+)	172,043	*
Michael Zemetra	22,907	*
Paul Rainey	—	*
Thomas Severson	—	*
Ronald Steger(+)	—	*
All current executive officers and directors as a group (13 individuals)(20)	2,190,258	2.4%

*	Less than 1%

+

The table above does not include RSU and option awards granted to our directors for their Board service for the “stub” period between January 1, 2017 through June 30, 2017 (i.e., the approximate date of the Company’s annual stockholders’ meeting in a typical year) because we will issue those awards under our 2017 Omnibus Plan, which remains subject to our stockholders’ approval at the Annual Meeting. Assuming that our stockholders approve the 2017 Omnibus Plan, our directors will immediately receive (in the aggregate) 52,149 shares of our common stock and options representing the right to acquire 114,483 shares of our common stock (with an option exercise price of $3.21) relating to these “stub” period awards. These awards will be fully vested upon issuance.

(1)

Represents shares of the Company’s common stock held, options and warrants held that were vested and/or exercisable at the Beneficial Ownership Table Date and any such securities that will vest and/or become exercisable within 60 days thereafter (without reduction for any shares that we may later “withhold to cover” for tax purposes).

(2)

According to a Schedule 13D/A filed with the SEC on January 5, 2017 and its “5%+ Stockholder Questionnaire” submitted to the Company on January 18, 2017, all shares are held directly by PAR Investment Partners, L.P. (“PIP”). PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P., which is the general partner of PAR, has investment discretion and voting control over shares held by PIP. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PIP. The business address of PAR Capital Management, Inc. is 200 Clarendon Street, 48th Floor, Boston, MA 02116.

(3)

According to a Schedule 13G/A filed with the SEC on August 8, 2017 on behalf of ABRY Partners VII, L.P., a Delaware corporation (“ABRY Partners”), ABRY Partners VII Co-Investment Fund, L.P., a Delaware corporation (“ABRY Fund”), ABRY Investment Partnership, L.P., a Delaware corporation (“ABRY Partnership”), EMC Holdco 2 B.V., a Netherlands company (“EMC Holdco 2”), Jay Grossman, an individual and a U.S. Citizen, and Peggy Koenig, an individual and a U.S. citizen. ABRY Partners, ABRY Fund, ABRY Partnership, EMC, Jay Grossman and Peggy Koenig hold shared voting and shared dispositive power with respect to 9,637,955 shares of the Company’s common stock, and EMC Acquisition Holdings LLC (“EMC Acquisition Holdings”) hold shared voting and shared dispositive power with respect to 5,080,049 shares of the Company’s common stock. EMC Holdco 2 is the direct owner of 83.3% of the common stock of EMC Acquisition Holdings and may be deemed to share and may be deemed to share voting and dispositive power with respect to any shares beneficially owned by EMC Acquisition Holdings. EMC Holdco 1 Coöperatief U.A., a cooperative entity organized and existing under the laws of the Netherlands (“EMC Holdco 1”), is the sole owner of EMC Holdco 2 and may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2. EMC Aggregator, LLC, a Delaware limited liability company, is the direct owner of 99.0% of the common stock of EMC Holdco 1, and EMC Aggregator Sub, LLC, a wholly owned subsidiary of EMC Aggregator, LLC and a Delaware limited liability company, is the direct owner of 1.0% of the common stock of EMC Holdco 1. Each of EMC Aggregator, LLC and EMC Aggregator Sub, LLC may be deemed to share voting and dispositive power with respect to any of our shares beneficially

Global Eagle Entertainment Inc. - 2017 Proxy Statement	43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

owned by EMC Holdco 1. As the direct owner of 96.72429% of the equity interests of EMC Aggregator, LLC, ABRY Partners also may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2. As the direct owner of 3.19196% of the equity interests of EMC Aggregator, LLC, ABRY Fund also may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2. As the direct owner of 0.08375% of the equity interests of EMC Aggregator, ABRY Partnership also may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2. Each of C.J. Brucato, Tomer Yosef-Or, and James Scola are members of the board of directors of each of EMC Aggregator, LLC and EMC Aggregator Sub, LLC and may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2, but disclaims beneficial ownership of such shares. EMC Holdco 1, EMC Aggregator, LLC, EMC Aggregator Sub, LLC, ABRY Partners VII, L.P., ABRY Partners VII Co-Investment Fund, L.P., and ABRY Investment Partnership, L.P. each disclaim beneficial ownership of such shares beneficially owned by EMC Holdco 2. ABRY Partners VII Co-Investment GP, LLC, a Delaware limited liability company, the general partner of ABRY Partners, may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2, but disclaims beneficial ownership of such shares. ABRY VII Capital Partners, L.P., a Delaware limited partnership, the general partner of ABRY Partners, may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2, but disclaims beneficial ownership of such shares. ABRY Partners Capital Investors, LLC, a Delaware limited liability company, the general partner of each of ABRY Partners VII Co-Investment GP, LLC and ABRY VII Capital Partners, L.P., may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2, but disclaims beneficial ownership of such shares. ABRY Investment GP, LLC, a Delaware limited liability company, the general partner of ABRY Investment Partnership, L.P., may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2, but disclaims beneficial ownership of such shares. ABRY Partners Capital Investors, LLC, a Delaware limited liability company, the general partner of each of ABRY Partners VII Co-Investment GP, LLC and ABRY VII Capital Partners, L.P., may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2, but disclaims beneficial ownership of such shares. Each of Jay Grossman and Peggy Koenig, equal members and managers of each of ABRY Investment GP, LLC and ABRY Partners Capital Investors, LLC, may be deemed to share voting and dispositive power with respect to any of our shares beneficially owned by EMC Holdco 2, but each of them disclaims beneficial ownership of such shares. The business address of ABRY Partners, ABRY Fund, ABRY Partnership, EMC Holdco 2, EMC Acquisition Holdings, Jay Grossman, and Peggy Koenig is c/o ABRY Partners, 111 Huntington Avenue, 29th Floor, Boston, MA 02199.

(4)

According to a Schedule 13G/A filed with the SEC on February 10, 2017, Frontier Capital Management Co., LLC holds sole voting power with respect to 4,344,099 shares of the Company’s common stock and sole dispositive power with respect to 7,534,133 shares of the Company’s common stock. The business address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.

(5)

According to its “5%+ Stockholder Questionnaire” submitted to the Company on August 28, 2017 (providing information as of August 25, 2017), Nantahala Capital Management, LLC may be deemed the beneficial owner of 7,405,166 shares of the Company’s common stock held by funds and separately managed accounts under its control. Messrs. Wilmot B. Harvey and Daniel Mack are control persons in respect of shares beneficially by Nantahala Capital Management, LLC. As managing members of Nantahala Capital Management, LLC, each of Messrs. Harvey and Mack may be deemed a beneficial owner of these shares. Nantahala Capital Partners SI, LP, a fund advised by Nantahala Capital Management, LLC, has delegated voting and investment power for its shares to Nantahala Capital Management, LLC, but has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, approximately 4.8 million shares of the Company’s common stock. The business address of Nantahala Capital Management, LLC is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

(6)

According to Schedules 13G/A filed with the SEC on February 14, 2017 on behalf of Putnam Investments, LLC d/b/a Putnam Investments (“PI”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”), PIM and PI hold sole dispositive power with respect to 5,989,860 shares of the Company’s common stock. PI wholly owns two registered investment advisers, PIM, which is the investment adviser to the PI family of mutual funds and PAC, which is the investment adviser to PI’s institutional clients. Both PIM and PAC have dispositive power over the shares as investment managers. In the case of shares held by the PI mutual funds managed by PIM, the mutual funds, through their boards of trustees, have voting power. PAC has sole voting power over the shares held by its institutional clients. The Company has entered into a Voting Rights Waiver Agreement (the “Voting Rights Waiver Agreement”) with PIM pursuant to which PIM and certain other entities and individuals affiliated with PIM and other PI companies (the “Other Putnam Investors”) agreed to waive all voting rights that they may have in respect of any voting securities issued by the Company that exceed, in the aggregate, 4.99% of the total voting rights exercisable by the Company’s outstanding voting securities. The Voting Rights Waiver Agreement provides that any voting rights waived by PI, PIM or the Other Putnam Investors will be apportioned among those parties on a pro rata basis based upon their relative holdings of the Company’s voting securities. The Voting Rights Waiver Agreement will expire at the time that the Other Putnam Investors that are investment companies registered under the Investment Company Act of 1940, as amended, no longer own any of the Company’s voting common stock, at which time the remaining Other Putnam Investors will be entitled to any and all voting rights pertaining to their voting securities. The business address of PIM, PAC and PI is One Post Office Square, Boston, MA 02109.

(7)

According to a Schedule 13G/A filed with the SEC on February 13, 2015 on behalf of Abrams Capital Partners II, L.P., a Delaware limited partnership (“Abrams II”); Abrams Capital, LLC, a Delaware limited liability company (“Abrams Capital”); Abrams Capital Management, LLC, a Delaware limited liability company (“Abrams CM LLC”); Abrams Capital Management, L.P., a Delaware limited partnership (“Abrams CM LP”); and David Abrams, an individual and a U.S. citizen, Abrams II holds shared voting and shared dispositive power with respect to 4,022,990 shares of the Company’s common stock, Abrams Capital holds shared voting and shared dispositive power with respect to 4,732,160 shares of the Company’s common stock, and each of Abrams CM LLC, Abrams CM LP and Mr. Abrams holds shared voting and shared dispositive power with respect to 5,000,000 shares of the Company’s common stock. The shares of the Company’s common stock over which Abrams Capital holds shared voting and shared dispositive power are beneficially owned by Abrams II and other private investment funds for which Abrams Capital serves as general partner. The shares of the Company’s common stock over which Abrams CM LLC and Abrams CM LP hold shared voting and shared dispositive power include the shares that are beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The shares of the Company’s common stock over which Mr. Abrams holds shared voting and shared dispositive power include the shares that are beneficially owned by Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. The address of this stockholder is c/o Abrams Capital Management, L.P., 222 Berkeley Street, 21st Floor, Boston, MA 02116.

(8)

According to a Schedule 13G/A filed with the SEC on February 7, 2017 on behalf of Franklin Resources, Inc., a Delaware corporation (“Franklin Resources”), Franklin Advisers, Inc., a California corporation (“Franklin Advisers”), Charles B. Johnson, an individual and a U.S. Citizen, and Rupert H. Johnson, Jr., an individual and a U.S. citizen, Franklin Advisers holds sole voting and sole dispositive power with respect to 4,711,097 shares of the Company’s common stock, and Fiduciary Trust Company International holds sole voting power with respect to 41,200 shares of the Company’s common stock. The 4,752,297 shares of the Company’s common stock reported on the Schedule 13G are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources (the “investment management subsidiaries”). Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources and are the principal stockholders of Franklin Resources. Franklin Resources, Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to be the beneficial owners of shares of the Company’s common stock held by persons and entities for whom or for which Franklin Resources’ subsidiaries provide investment management

44	Global Eagle Entertainment Inc. - 2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

services. Franklin Resources, Charles B. Johnson, Rupert H. Johnson, Jr. and the investment management subsidiaries disclaim beneficial ownership of the shares of the Company’s common stock. The business address of Franklin Resources, Franklin Advisers, Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403.

(9)

Includes 664,229 shares of the Company’s common stock that Mr. Adepoju has the right to acquire by exercise of vested stock options and 12,312 shares of the Company’s common stock that Mr. Adepoju will have the right to acquire by exercise of stock options which are scheduled to vest within 60 days of the Beneficial Ownership Table Date. The remaining amount in the table above for Mr. Adepoju represents shares of our common stock held by him.

(10)

Includes 186,188 shares of the Company’s common stock that Mr. Avellan has the right to acquire by exercise of vested stock options. The remaining amount in the table above for Mr. Avellan represents shares of our common stock held by him.

(11)

Includes 53,603 shares of the Company’s common stock that Mr. Ballas has the right to acquire by exercise of vested stock options and 5,642 shares of the Company’s common stock that Mr. Ballas will have the right to acquire by exercise of stock options which are scheduled to vest within 60 days of the Beneficial Ownership Table Date. The remaining amount in the table above for Mr. Ballas represents shares of our common stock held by him.

(12)

Includes 861,861 shares of the Company’s common stock that Mr. Davis has the right to acquire by exercise of vested stock options. The remaining amount in the table above for Mr. Davis represents shares of our common stock held by him.

(13)

Includes 72,044 shares of the Company’s common stock that Mr. Epstein has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2046 and (y) 5,405 RSUs that are vested but for which Mr. Epstein has deferred the receipt until April 2046.

(14)

Includes 23,344 shares of the Company’s common stock that Mr. Hasker has the right to acquire by exercise of vested stock options, but excludes (x) 2,764 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022.

(15)

Includes 72,044 shares of the Company’s common stock that Mr. Leddy has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022.

(16)

Includes 72,044 shares of the Company’s common stock that Mr. Reding has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022.

(17)

Includes 72,044 shares of the Company’s common stock that Mr. Sagansky has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022. The remaining amount in the table above for Mr. Sagansky represents shares of our common stock held by him.

(18)

Includes 72,044 shares of the Company’s common stock that Mr. Shapiro has the right to acquire by exercise of vested stock options, but excludes 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021. The remaining amount in the table above for Mr. Shapiro represents shares of our common stock held by him.

(19)

Includes 72,044 shares of the Company’s common stock that Mr. Sloan has the right to acquire by exercise of vested stock options, but excludes (x) 3,685 RSUs that are vested but for which he has deferred the receipt until May 2021 and (y) 5,405 RSUs that are vested but for which he has deferred the receipt until April 2022. The remaining amount in the table above for Mr. Sloan represents shares of our common stock held by him.

(20)

Includes Walé Adepoju, Stephen Ballas, Jeffrey E. Epstein, Stephen Hasker, Jeffrey A. Leddy, Joshua Marks, Robert W. Reding, Jeff Sagansky, Sarlina See, Edward L. Shapiro, Harry E. Sloan, Paul Rainey and Ronald Steger.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and beneficial owners of more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. SEC regulations require directors, executive officers and greater than ten percent stockholders to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2016, our directors, executive officers and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, except as follows:

•

a late Form 3 was filed on March 21, 2016 on behalf of Michael Zemetra, our former Chief Financial Officer and Treasurer, reporting prior grants to him of 54,054 stock options and 18,919 of our restricted stock units on March 10, 2016;

•	a late Form 4 was filed on March 21, 2016 on behalf of Harry Sloan reporting prior grants to him of 15,444 stock options and 5,405 of our restricted stock units;

•	a late Form 4 was filed on March 21, 2016 on behalf of Walé Adepoju reporting prior grants to him of 63,012 stock options and 22,054 of our restricted stock units;

•

a late Form 4 was filed on March 21, 2016 on behalf of David M. Davis, our former Chief Executive Officer, reporting prior grants to him of 169,884 stock options and 59,459 of our restricted stock units;

•	a late Form 4 was filed on March 21, 2016 on behalf of Stephen Hasker reporting prior grants to him of 15,444 stock options and 5,405 of our restricted stock units;

Global Eagle Entertainment Inc. - 2017 Proxy Statement	45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

•	a late Form 4 was filed on March 21, 2016 on behalf of Edward Shapiro reporting prior grants to him of 15,444 stock options and 5,405 of our restricted stock units;

•	a late Form 4 was filed on March 21, 2016 on behalf of Jay Itzkowitz, our former General Counsel, reporting prior grants to him of 47,876 stock options and 16,757 of our restricted stock units;

•	a late Form 4 was filed on March 21, 2016 on behalf of Jeffrey A. Leddy reporting prior grants to him of 15,444 stock options and 5,405 of our restricted stock units;

•	a late Form 4 was filed on March 21, 2016 on behalf of Robert Reding reporting prior grants to him of 15,444 stock options and 5,405 of our restricted stock units;

•	a late Form 4 was filed on March 21, 2016 on behalf of Jeffrey Epstein reporting prior grants to him of 15,444 stock options and 5,405 of our restricted stock units;

•

a late Form 4 was filed on March 21, 2016 on behalf of Jeffrey Sagansky reporting prior sales by him of 2,504 shares, 51 shares and 1,421 shares, and grants to him of 15,444 stock options and 5,405 of our restricted stock units on March 10, 2016;

•

a late Form 4 was filed on March 21, 2016 on behalf of Michael Zemetra reporting 1,857 shares withheld for taxes due upon vest for one of his restricted unit grants and 535 shares withheld for taxes due upon vest for another one of his restricted stock unit grants;

•

a late Form 4 was filed on May 13, 2016 on behalf of Walé Adepoju reporting of 2,880 shares withheld for taxes due upon vest for one of his restricted stock unit grants and 1,429 shares withheld for taxes due upon vest for another of his restricted stock unit grants;

•	a late Form 4 was filed on May 13, 2016 on behalf of David M. Davis reporting 2,555 shares withheld for taxes due upon vest for one of his restricted stock unit grants;

•

a late Form 4 was filed on May 13, 2016 on behalf of Jay Itzkowitz reporting 524 shares withheld for taxes due upon vest for one of his restricted unit grants and 21,035 shares forfeited by him upon termination of his employment; and

•

a late Form 4 was filed on May 13, 2016 on behalf of Aditya Chatterjee, our former Chief Technology Officer, reporting 1,227 shares withheld for taxes due upon vest for one of his restricted stock unit grants and 443 shares withheld for taxes due upon vest for another one of his restricted stock unit grants.

46	Global Eagle Entertainment Inc. - 2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Robert W. Reding, Chair

Stephen Hasker

Jeff Sagansky

This Compensation Committee Report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the filing date hereof and irrespective of any general incorporation language in any such filing.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	47

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

We are asking our stockholders to approve a new 2017 Omnibus Long-Term Incentive Plan (the “2017 Omnibus Plan”) so that we have sufficient shares available in the future for our customary annual long-term incentive awards and other equity awards to attract, retain and motivate our directors and key employees. In addition, we intend for this new 2017 Omnibus Plan to allow us to grant AIP cash bonuses and time-vesting RSU equity compensation that could potentially qualify for deductibility under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which could increase our tax deductions for these forms of compensation and thereby reduce our tax obligations, which would benefit the Company and its stockholders. This potential tax deductibility is a new feature of the 2017 Omnibus Plan that does not exist under our existing 2013 Equity Plan.

If approved by our stockholders, the 2017 Omnibus Plan would replace our existing 2013 Equity Plan for all future grants, and we would no longer issue awards under the 2013 Equity Plan. Awards previously granted under the 2013 Equity Plan would be unaffected by the adoption of the 2017 Omnibus Plan, and they would remain outstanding under the terms pursuant to which we originally granted them.

As of November 20, 2017, there were a total of 11,000,000 shares of our common stock authorized and reserved for awards pursuant to the 2013 Equity Plan, and we had 2,097,846 remaining shares available for issuance thereunder as of that date. These remaining shares would be rolled into the 2017 Omnibus Plan and become available for grant thereunder. The 2017 Omnibus Plan would separately make available 6,500,000 shares of our common stock for issuance thereunder, in addition to those rolled over from the 2013 Equity Plan.

Our Compensation Committee approved the new 2017 Omnibus Plan on September 18, 2017, and our Board adopted it on September 19, 2017, subject in each case to stockholder approval at this Annual Meeting. If our stockholders now approve the new 2017 Omnibus Plan, then the 2017 Omnibus Plan would become retroactively effective on the date of the Board’s adoption and immediately become available for equity issuances thereunder. If our stockholders do not approve the new 2017 Omnibus Plan, then we will continue to have available the 2013 Equity Plan, but the amount of remaining shares thereunder is insufficient to meet our equity-compensation needs for our directors and employees for 2017 and in the future. That will in turn impair our ability to recruit and retain talent necessary to maintain and grow our business.

Note that we currently have a “backlog” of director and employee equity awards pending issuance under our new 2017 Omnibus Plan, subject to stockholder approval of the new plan at this Annual Meeting. We provide further detail on this backlog under “Equity Backlog under New 2017 Omnibus Plan” beginning on page 56.

Required Vote

In order to be approved, this Proposal must receive the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal, i.e., the votes cast “FOR” this Proposal must exceed the votes cast as “AGAINST.” Shares represented by executed proxies (but with no marking indicating “FOR” or “AGAINST”) will be voted “FOR” the approval of the 2017 Omnibus Plan proposal. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN AS OUTLINED IN THIS PROPOSAL 2.

48	Global Eagle Entertainment Inc. - 2017 Proxy Statement

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

Summary of the 2017 Omnibus Plan

We qualify the summary of the 2017 Omnibus Plan that follows in its entirety by the actual provisions of the 2017 Omnibus Plan, which we have attached as Annex B to this Proxy Statement.

Background

We intend the 2017 Omnibus Plan to: (i) to promote the growth and success of the Company by linking a significant portion of compensation to the increase in value of our common stock; (ii) to attract and retain top quality, experienced executive officers, employees, directors and other service providers by offering a competitive incentive compensation program; (iii) to reward innovation and outstanding performance as important contributing factors to the Company’s growth and progress; (iv) to align the interests of our executive officers, employees, directors and other service providers with those of our stockholders by reinforcing the relationship between compensation and stockholder gains obtained through the achievement by award recipients of short-term objectives and long-term goals; and (v) to encourage our executive officers, employees, directors and other service providers to obtain and maintain an equity interest in the Company.

We may grant awards under the 2017 Omnibus Plan that consist of stock options, restricted stock, restricted stock units (RSUs), performance stock, performance units, stock appreciation rights (SARs), cash incentive (such as our AIP cash bonuses) and other stock-based awards to executive officers, employees, directors and other service providers of the Company. Generally, all of our employees are eligible to participate in the 2017 Omnibus Plan, but historically we have only granted equity awards to our senior employees. For example, in 2017, we awarded equity to approximately 140 employees with the title “Director” and above, out of our total personnel population of approximately 1,500. This included equity grants to six executive/Section 16 officers and seven non-employee directors. We may however choose to broaden our grant pool in the future to include more junior personnel.

Key Features Protecting Stockholder Interests and Promoting Effective Corporate Governance.

The 2017 Omnibus Plan includes the following features to protect our stockholders’ interests and to help ensure effective corporate governance:

•

Potential qualification of select performance awards as tax deductible under Section 162(m). The 2017 Omnibus Plan may permit us to qualify our AIP cash bonuses and time-vesting RSUs as tax-deductible performance-based compensation under Section 162(m). As previously noted, this is a new feature of the 2017 Omnibus Plan that does not exist in our current 2013 Equity Plan. This could potentially increase our tax deductions for these forms of compensation and thereby reduce our tax obligations, which would benefit us and our stockholders. We explain Section 162(m) in further detail below in this section under “Internal Revenue Code Section 162(m).”

•

No evergreen formula. The 2017 Omnibus Plan does not contain an “evergreen” formula for calculating the number of shares of our stock available for issuance under the plan. These formulas automatically “refresh” a stock plan each year with new available shares in certain instances, and we believe that these sorts of formulas represent a poor compensation and corporate-governance practice.

•	No discounted stock options. The 2017 Omnibus Plan prohibits us from granting stock options or SARs with an exercise price less than the fair market value of our common stock on the grant date.

•

No repricing of stock options. The 2017 Omnibus Plan prohibits the repricing of stock options or SARs either by payment in cash, amendment of an award agreement or by substitution of a new option award at a lower price, in each case without stockholder approval.

•

No stock option reloads. The 2017 Omnibus Plan prohibits the grant of stock option “reloads.” An option reload allows a participant to exercise a stock option using already owned shares to pay for the exercise price, with the plan then issuing new options back to the participant equal to the total shares surrendered to pay for the exercise price.

•

Director compensation limit. The 2017 Omnibus Plan provides for a $400,000 maximum limit on outside director compensation (both cash and equity awards) for any board compensation year, which runs between the dates of each annual stockholders’ meeting. (As previously noted under “Director Compensation” beginning on page 16, our current outside director compensation program provides for a $75,000 annual cash retainer and a $100,000 annual RSU grant.)

•

No liberal “change of control” definition. The 2017 Omnibus Plan does not contain a “liberal” definition of change of control, e.g., one in which a change of control is triggered upon an announcement or commencement of a tender or exchange offer for a company’s common stock. Instead, a change of control under the 2017 Omnibus Plan generally includes only a consummated merger or acquisition involving more than 50% of our common stock or a liquidation or dissolution of the Company or other similar corporate transaction.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	49

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

•

No “single trigger” vesting on a change of control where awards are assumed. The 2017 Omnibus Plan does not accelerate vesting of unvested awards upon a change of control unless the successor/acquirer does not honor, assume or substitute predecessor-company awards with successor/acquirer-company awards equal in value to awards outstanding at the time of the change in control. If the successor/acquirer honors, assumes or substitutes the awards, then accelerated vesting occurs only upon involuntary termination without cause or constructive termination within two years after the change of control.

•

No dividend equivalents on stock options or unvested awards. The 2017 Omnibus Plan prohibits the payment of dividend equivalents on stock options and SARs. The Plan permits payments of dividends or dividend equivalents on unvested awards only after the vesting of the underlying award.

•

Independent committee administration. The 2017 Omnibus Plan is administered by our Compensation Committee, whose members are independent under Nasdaq rules and satisfy the “non-employee director” requirements of Rule 16b-3 of the Exchange Act and the “outside director” requirements of Section 162(m).

Internal Revenue Code Section 162(m)

Section 162(m) places a limit of $1,000,000 on the amount that a publicly-traded company may deduct in any year for compensation paid to its CEO and three other most highly-compensated executive officers (other than the CEO). There is an exception to this limit for certain performance-based compensation if the company’s stockholders approve some of the material terms of the incentive plan under which the awards are to be provided and then re-approve those terms every five years. Those material terms are required to be disclosed to and reapproved by stockholders at least once every five years and consist of (i) the list of performance criteria upon which awards may be based under the incentive plan, (ii) a description of the classes of eligible participants under the incentive plan, and (iii) the annual limit on awards under the incentive plan. We provide summaries of each of these material terms below, and we seek our stockholder approval at this time so that we can qualify our new 2017 Omnibus Plan under Section 162(m). This could potentially increase our tax deductions for these forms of awards and thereby reduce our tax obligations, which would benefit us and our stockholders. We will endeavor to seek stockholder re-approval every five years as and if required in order to maintain the benefit of the Section 162(m) qualification for the 2017 Omnibus Plan.

We recognize that the proposed Tax Cuts and Jobs Act currently under consideration by U.S. Congress would limit the exemption for performance-based compensation under Section 162(m). We will continue to monitor the progress of that proposed law.

Share reserve and award limits

The 2017 Omnibus Plan would authorize 6,500,000 new shares for grants of equity awards, which would be in addition to the available shares remaining under the 2013 Equity Plan (which was 2,097,846 as of November 20, 2017). In total (i.e., counting both the new authorization under the 2017 Omnibus Plan plus the remaining available shares under the 2013 Equity Plan as of November 20, 2017), this would represent approximately 9.5% of our total outstanding shares of common stock as of November 20, 2017.

The new 2017 Omnibus Plan further provides that:

•	We may not issue more than 500,000 shares in the form of incentive stock options (ISOs) under the plan, and only employees may receive ISOs.

•	Shares issued under the 2017 Omnibus Plan may be authorized shares that may have been previously unissued or reacquired.

•	Any shares covered by an award, or portion of an award, that is forfeited, cancelled, expired or otherwise terminated without the issuance of shares will again be available for the grant of awards.

•	We can issue replacement awards to employees of companies acquired by us, and those replacement awards do not count against the shares available for grant.

•

We may not grant to any individual (i) options, SARs or other awards based solely on the increase in value of our shares of common stock covering more than 1,000,000 shares in any calendar year (subject to the general limitation on awards of ISOs above), (ii) performance shares, shares of performance-based restricted stock, performance-based restricted stock units or performance-based dividend equivalents covering more than 1,000,000 shares in any calendar year, and (iii) performance units or any other performance-based award settled in cash to any participant in any calendar year with a value of more than $3,000,000 per year.

•

As we describe above in this section under “Key Features Protecting Stockholder Interests and Promoting Effective Corporate Governance—Director compensation limit,” no non-employee director may receive awards and cash fees for services as a director in excess of $400,000 in value in any calendar year.

50	Global Eagle Entertainment Inc. - 2017 Proxy Statement

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

Administration

If approved by our stockholders, our Compensation Committee will administer the 2017 Omnibus Plan. Our Compensation Committee has the authority to select the persons to whom we make awards, to determine or modify the form, amount, terms, conditions, restrictions, and limitations of awards (including vesting provisions, terms of exercise of an award and expiration dates) and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2017 Omnibus Plan. To the extent permitted by law and the provisions of the 2017 Omnibus Plan, our Compensation Committee may delegate to any officer of the Company authority to administer and interpret procedural aspects of the plan and to grant awards to employees other than executive officers.

Participant Eligibility

We may grant awards under the 2017 Omnibus Plan to individuals who are our then directors, executive officers, employees or service providers. As of the date of this Proxy Statement, we have seven non-employee directors, six executive/Section 16 officers and approximately 1,500 other personnel that are eligible to participate in the 2017 Omnibus Plan. However, as previously noted, we have historically only granted equity to our senior employees. For example, in 2017, we awarded equity to approximately 140 employees with the title “Director” and above, out of our total personnel population (as of the date of the Proxy Statement) of approximately 1,500. This included equity grants to six executive/Section 16 officers and seven non-employee directors. We may however choose to broaden our grant pool in the future to include more junior personnel.

Each director, executive officer, employee and other service provider who participates in the 2017 Omnibus Plan will be considered to be critical to the long-term success of the Company.

Types of Awards

The 2017 Omnibus Plan provides that our Compensation Committee may grant stock options, restricted stock, RSUs, performance stock, performance units, stock appreciation rights (SARs), dividend equivalents, cash incentive (such as our AIP cash bonuses) and other stock-based awards. Each award will be subject to a separate award agreement that indicates the type, terms and conditions of the award. The following is a brief description of the types of equity awards that may be issued under the Omnibus Plan.

•	Nonqualified stock options. These awards provide for the right to purchase shares of our common stock at a specified exercise price, which may not be less than fair market value on the date of grant, and usually become exercisable (at the discretion of our Compensation Committee) in one or more installments after the grant date, subject to applicable vesting conditions. Nonqualified stock options may be granted for any term specified by the Compensation Committee, but may not exceed ten years.

•

Incentive Stock Options, or ISOs. These awards are subject to certain additional restrictions that do not apply to nonqualified stock options. Among such restrictions, incentive stock options may only be granted to employees, and in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and that the incentive stock option must not be exercisable after a period of five years measured from the date of grant. If the aggregate fair market value of the shares subject to the option (as determined on the date of grant) that becomes exercisable during a calendar year exceeds $100,000, then the stock option is treated as a nonqualified stock option to the extent the $100,000 limitation is exceeded.

•	Restricted stock. These awards consist of shares of our common stock, which are subject to vesting conditions, as may be determined by the Compensation Committee.

•

Restricted Stock Units, or RSUs. These awards represent the right to receive a number of shares, or an amount of cash equal to the value of that number of shares, corresponding to the number of RSUs granted to a participant. RSUs may be subject to vesting conditions as may be determined by the Compensation Committee. Any dividend equivalents with respect to dividends paid in stock will generally be subject to the same restrictions as the underlying award. Unvested RSUs will typically be forfeited on a termination of services to us.

•

Performance stock. These awards represent a right to receive a specified number of shares of our common stock after the grant date subject to the achievement of performance-based vesting conditions, as determined by our Compensation Committee. Our Compensation Committee will determine at the time of grant whether a performance award is intended to qualify as performance-based compensation under Section 162(m) at the time of grant.

•

Performance units. These awards represent the right to receive a share of our common stock or the equivalent cash value of a share of our common stock, subject to the achievement of performance-based vesting conditions, as determined by our Compensation Committee. As with

Global Eagle Entertainment Inc. - 2017 Proxy Statement	51

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

performance shares, our Compensation Committee will determine at time of grant whether a performance award is intended to qualify as performance-based compensation under Section 162(m) at the time of grant.

•

Stock appreciation rights, or SARs. These awards represent the right to a payment, in cash, shares of our common stock, or a combination of cash and shares, equal to the amount by which the market value of a share of our common stock exceeds the exercise price of the SAR. SARs may be granted in tandem with stock options or on their own. Tandem SARs will generally have terms and conditions substantially similar to the options with which they are granted.

•

Dividend equivalents. These awards represent the right to receive payments in cash or in stock, based on dividends paid with respect to shares of our common stock. In general, dividend equivalents may be granted in tandem with another award or as freestanding awards at such time and on such terms and conditions as the Compensation Committee determines, provided that no dividend equivalent may be paid on stock options or unvested awards. Dividend equivalents will be forfeited if the holder resigns or is discharged from the employ of the Company or a Subsidiary before the award vests. Currently, the Company does not pay dividends.

•

Cash Incentive Awards. These awards are cash-based incentive awards that may be earned based on the achievement of specified performance goals. For example, we may choose to award our AIP cash bonuses under the 2017 Omnibus Plan in order to potentially qualify them as tax-deductible performance-based compensation under Section 162(m). We explain Section 162(m) in further detail above in this section under “Internal Revenue Code Section 162(m).”

Our Compensation Committee may make other equity-based or equity-related awards not otherwise expressly described as types of awards available under the 2017 Omnibus Plan.

Performance Goals and Minimum/Maximum Thresholds

The Compensation Committee may grant awards that a participant may earn in whole or in part based on the attainment of one or more of the following performance goals outlined below for our Company on a consolidated basis or for any of our segments, services lines, businesses, products or geographies or any other category or sub-category of our company that the Compensation Committee deems appropriate:

•	Net or operating income (before or after taxes); earnings before taxes, interest, depreciation, and/or amortization (“EBITDA”)
•

EBITDA excluding charges for stock-based compensation, acquisition, integration and corporate realignment expenses, extraordinary professional fees, employee severance, termination and retention benefits, settlement fees and loss-contingency reserves, non-cash GAAP purchase accounting adjustments, restructurings and impairments (“Adjusted EBITDA”)

•	Operating leverage

•	Adjusted EBITDA growth/sales growth

•	Basic or diluted earnings per share or improvement in basic or diluted earnings per share

•	Sales (including, but not limited to, total sales, net sales, revenue growth, or sales growth in excess of market growth)

•	Net operating profit

•	Financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue)

•

Cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, cash conversion, or pre-tax, pre-interest cash flow/Adjusted EBITDA)

•	Productivity ratios (including but not limited to measuring liquidity, profitability or leverage) and synergies achievements

•	Share price (including, but not limited to, growth measures and total stockholder return); expense/cost management targets

•	Margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins)

•	Operating efficiency

•	Market share or market penetration

•	Customer targets (including, but not limited to, customer growth or customer satisfaction)

•	Working capital targets or improvements

•	Economic value added

52	Global Eagle Entertainment Inc. - 2017 Proxy Statement

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

•

Balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA or Adjusted EBITDA)

•	Workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals)

•

Implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation

•	Comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one or more of these criteria

•	Tax savings

•

For any period of time in which Section 162(m) is not applicable to the Company and the 2017 Omnibus Plan, or at any time in the case of (i) persons who are not “covered employees” under Section 162(m) or (ii) awards (whether or not to “covered employees”) not intended to qualify as performance-based compensation under Section 162(m), such other criteria as may be determined by the Compensation Committee.

The Compensation Committee may provide for a threshold level of performance below which no shares or compensation will be granted or paid in respect of performance shares or performance units, and a maximum level of performance above which no additional shares or compensation will be granted or paid in respect of performance shares or performance units. When establishing performance goals for a performance period, the Compensation Committee may determine that any or all unusual and/or infrequently occurring or nonrecurring items as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the Company’s Annual Report on Form 10-K will be excluded from the determination as to whether the performance goals have been met. Examples of these items include, the charges or costs associated with restructurings of the Company, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes. Except in the case of awards to “covered employees” intended to be performance-based compensation under Section 162(m), the Compensation Committee may also adjust the performance goals for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Compensation Committee may determine.

Termination of Service

In general, except as otherwise determined by the Compensation Committee or set forth in the applicable award agreement, in the event the participant’s service terminates for any reason other than “cause,” as defined in the 2017 Omnibus Plan, all unvested awards will be forfeited and all options and stock appreciation rights that are vested and exercisable will remain exercisable until (i) the 180th calendar day following the termination date, in the case of death, disability or retirement, or (ii) the 90th calendar day following the termination date in the case of any other termination (or the expiration of the award’s term, whichever is earlier). If exercise of an award is prohibited by law or Company policy, such as insider trading laws, the expiration of an option or SAR may be extended for 30 days beyond the lapse of any such prohibitions.

In the event of termination for “cause,” except as otherwise provided by the Compensation Committee or set forth in the applicable award agreement, all options and SARs, whether vested or unvested, and all other awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of cause) will be forfeited and canceled as of the date of the termination of service.

Change of Control

The 2017 Omnibus Plan generally provides for double-trigger vesting upon a change in control. If outstanding awards are assumed or substituted, accelerated vesting would occur only upon involuntary termination without cause or constructive termination within two years after the change in control.

If the outstanding awards are not assumed or substituted by the acquiring entity or successor, then (a) each unvested option or SAR shall become fully vested an exercisable; (b) the vesting restrictions applicable to all other unvested awards shall lapse and all such awards shall vest and become non-forfeitable; (c) the performance goals for any performance-based awards shall be deemed to have been achieved at the target level; (d) any awards (other than freestanding dividend equivalents not granted in connection with another award) that were vested prior to the change in control but that have not been settled or converted to shares prior to the change in control, plus those awards that become vested in accordance to subsection (b) of this paragraph, shall

Global Eagle Entertainment Inc. - 2017 Proxy Statement	53

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

be settled in cash or converted to shares, and (e) all freestanding dividend equivalents not granted in connection with another award shall be cancelled without payment therefor.

Adjustments of Awards

The number of shares of our common stock, other property or cash covered by outstanding awards, the number and type of shares authorized for issuance under the 2017 Omnibus Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards will be subject to adjustment in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock.

Expiration Date and Amendment and Termination

The 2017 Omnibus Plan has a term of ten years from the date of stockholder approval. (However, as noted on page 50, in order to continue to qualify the 2017 Omnibus Plan under Section 162(m), we intend to seek stockholder re-approval of some of its material terms every five years.)

The Compensation Committee may amend, suspend or terminate the 2017 Omnibus Plan at any time, provided that no amendment may increase the limits on the total number of shares that may be issued under it or issued to any individual (other than as specifically permitted by the 2017 Omnibus Plan), modify the class of persons eligible for participation in the plan, allow repricing, or materially modify the 2017 Omnibus Plan in any other way that would require stockholder approval under applicable law without obtaining that stockholder approval.

Securities Laws

The 2017 Omnibus Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder. When eligible, we intend to file with the SEC a registration statement on Form S-8 covering the 6,500,000 shares of our common stock that will be reserved for issuance under the 2017 Omnibus Plan if our stockholders approve it. We previously filed on December 23, 2013 a registration statement on Form S-8 to register the shares covered by our 2013 Equity Plan (including the 2,097,846 shares remaining thereunder that will now be rolled into the 2017 Omnibus Plan), and therefore the registration statement on Form S-8 in connection with the 2017 Omnibus Plan need not cover these 2013 Equity Plan “roll-over” shares.

Federal Income Tax Consequences

The tax consequences of awards granted under the 2017 Omnibus Plan are complex and depend, in large part, on the surrounding facts and circumstances. This section provides a brief summary of certain significant federal income tax consequences of the 2017 Omnibus Plan under existing United States law. This summary is not intended to be a complete statement of applicable law, and omits the tax laws of any municipality, state, or foreign country in which a participant resides.

– Stock Options

In general, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a nonqualified stock option is granted under the 2017 Omnibus Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Generally, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.

54	Global Eagle Entertainment Inc. - 2017 Proxy Statement

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

– Stock Appreciation Rights

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a SAR is granted. At the time of exercise of a SAR, the participant will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the fair market value of the payment received in respect of the SAR.

– Restricted and Unrestricted Stock; Restricted Stock Units

In general, unless the participant files an election to be taxed under Section 83(b) of the Code, the participant will not recognize income upon the grant of restricted stock. The recipient will generally recognize ordinary income, and we will be entitled to a corresponding deduction for grants of restricted stock when the restrictions have been removed or expire. The amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

In general, a participant will not recognize income upon the grant of restricted stock units, but will recognize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code, as applicable), for grants of restricted stock units when the restricted stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.

When the participant disposes of restricted or unrestricted stock, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

– Performance Shares and Units

Performance shares and performance units generally are subject to tax at the time of vesting or payment, and we generally will have a corresponding deduction at that time.

–	Dividend Equivalents, Deferred Share Units, and Other Awards

Dividend equivalents and deferred share units generally are subject to tax at the time shares of common stock or cash is distributed to the participant, and we generally will have a corresponding deduction at that time.

– Withholding

The 2017 Omnibus Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, our Compensation Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

Total Estimated Value of Newly Issuable Equity

Assuming that our stockholders approve the 2017 Omnibus Plan, then we will have an additional 6.5 million shares available for issuance, with an estimated aggregate dollar value of $14.8 million. This dollar value represents (a) a $2.28 per-share price of our common stock, multiplied by (b) the 6.5 million shares to be newly available for issuance under the 2017 Omnibus Plan.

Note that for purposes of this calculation:

•	This dollar value disregards any shares that will be rolled over from our 2013 Equity Plan to the 2017 Omnibus Plan (which will be 2,097,846 shares).

•	$2.28 was the per-share closing price of our common stock on Nasdaq on November 20, 2017, which is the record date for our Annual Meeting.

•

This dollar value assumes that we only grant RSUs under the 2017 Omnibus Plan, and that we do not issue any other equity instruments that are “out of the money” or “in the money” that would have values different than our then-prevailing trading price on the date of grant, such as an underwater stock option with an exercise price above the then-Nasdaq trading price.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	55

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

Equity Backlog Under New 2017 Omnibus Plan

We have promised equity to our directors, employees and other personnel for the past several months starting in early 2017 that we have not yet issued. The issuance of this equity is subject to stockholder approval of our new 2017 Omnibus Plan. The table below provides information regarding these “backlog grants,” and we would issue all of these grants under the 2017 Omnibus Plan promptly following its approval by our stockholders.

Name and Position (Type of Grant)	Grant Date Dollar Value of RSUs ($)	RSUs (#)		Grant Date Dollar Value of PSUs ($)	PSUs (#)	Grant Date Dollar Value of Options ($)	Options (#)
Jeffrey A. Leddy, CEO (“New hire” grant)	1,244,000	200,000	(1)	—	—	2,470,000	1,000,000	(2)
Paul Rainey, CFO (“New hire” grant)	325,000	101,246		100,000	31,152	325,000	232,026
Sarlina See, Chief Accounting Officer (“New hire” grant)	75,000	23,364		—	—	37,500	26,772
Joshua Marks, EVP, Connectivity (Annual “refresh” grant)	577,500	179,906		192,480	59,962	—	—
Walé Adepoju, EVP, Media & Content (Annual “refresh” grant)	642,759	200,236		214,231	66,738	—	—
Stephen Ballas, EVP, General Counsel (Annual “refresh” grant)	200,000	62,305		66,660	20,768	—	—
Non-Employee Board Members (“Stub” grant calculated on an aggregate basis)(3)	167,403	52,149		—	—	167,403	119,512	(4)
Non-Employee Board Members (Annual July 2017-June 2018 grant calculated on an aggregate basis)(5)	700,000	218,064	(6)	—	—	—	—
All Other Employees (Annual “refresh” grants calculated on an aggregate basis)(7)	10,437,461	3,063,957		1,251,559	389,888	2,999,903	1,378,309

*

Other than for Mr. Leddy (RSUs): We agreed to grant all of the RSUs in the foregoing table as a dollar-value grant to the participant, e.g., we agreed to grant the recipients RSUs with a specified grant-date fair value, as opposed agreeing to grant a specified number of RSUs. The column “Grant Date Dollar Value of RSUs” in the table above represents the specified grant-date fair value. The column “RSUs” in the table above represents the implied number of RSUs subject to the grant using a $3.21 per share price of our common stock, which was our Nasdaq closing price on the second full business day following the release of our unaudited fourth-quarter 2016 financial results. We applied this “pricing date” based on our Company’s Equity Award Policy, which governs the process by which we price and grant equity awards. These are all time-based-vesting RSUs with our customary four-year vesting terms, i.e., vesting 25% per year over four years.

Other than for Mr. Leddy (Options): We agreed to grant all of the options in the foregoing table as a dollar-value grant to the participant, e.g., we agreed to grant the recipients options with a specified grant-date fair value, as opposed agreeing to grant a specified number of options. The column “Grant Date Dollar Value of Options” in the table above represents the specified grant-date fair value. The column “Options” in the table above represents the implied number of options subject to the grant using a $3.21 per share price of our common stock, which was our Nasdaq closing price on the second full business day following the release of our unaudited fourth-quarter 2016 financial results, and applying a Black-Scholes valuation methodology. These are all time-based-vesting options with our customary four-year vesting terms, i.e., vesting 25% on the first anniversary of grant and monthly thereafter for the following 36 months, and have seven-year terms.

For Mr. Leddy (RSUs and Options): We agreed to grant Mr. Leddy his equity as a specified number of RSUs and non-qualified stock options, i.e., we agreed to grant him 200,000 RSUs and 1.0 million options. The column “RSUs” in the table above for him represents the number of RSUs granted. The column “Grant Date Dollar Value of RSUs” in the table represents the implied grant-date fair value of those RSUs using a $6.22 per share price of our common stock, which was our Nasdaq closing price on the date that our Compensation Committee approved his grants (which was February 17, 2017). The column “Options” in the table above for him represents the number of options granted. The column “Grant Date Dollar Value of Options” in the table represents grant-date fair value of those options using a $6.22 per share price of our common stock and applying a Black-Scholes valuation methodology. We describe the vesting terms of these RSUs and Options in footnotes 1 and 2 below.

For All Recipients (PSUs): We agreed to grant all of the PSUs in the foregoing table as a dollar-value grant to the participant, e.g., we agreed to grant the recipients PSUs with a specified grant-date fair value, as opposed agreeing to grant a specified number of PSUs. The column “Grant Date Dollar Value of PSUs” in the table above represents the specified grant-date fair value. The column “PSUs” in the table above represents the implied number of PSUs subject to the grant using a $3.21 per share price of our common stock, which was our Nasdaq closing price on the second full business day following the release of our unaudited fourth-quarter 2016 financial results. It further represents the number of PSUs to be earned at the “target” level of performance under the PSUs. For a further explanation of the PSUs, including the vesting terms, see “2016 Compensation Decisions—Total Shareholder Return Performance-Based Restricted Stock Units” beginning on page 25.

(1)

These RSUs vest in three equal annual installments on the first, second and third anniversary of his employment commencement date (which was February 21, 2017), subject to continuous service through the applicable vesting date.

(2)

These are non-qualified stock options, consisting of (a) a fully-vested option representing the right to purchase 350,000 shares and (b) an option representing the right to purchase 650,000 shares, vesting in equal monthly installments commencing on February 21, 2017 (with the first installment vesting on March 21, 2017) over the following three years, subject to continuous service through the applicable vesting date. The exercise price for all of these options is $6.22, which was our Nasdaq closing price on February 17, 2017 (which was the date that our Compensation Committee approved Mr. Leddy’s equity grant and related employment agreement). These options have seven-year terms.

(3)

Prior to 2017, non-employee directors received annual equity grants in the Spring of each year for their Board service in that calendar year. In 2017, the Company determined that granting annual equity awards on the date of the Company’s typical annual stockholders’ meeting for the service period commencing on the date of that annual stockholders’ meeting and ending on the date of the following year’s annual stockholders’ meeting reflected best corporate practices. In order to re-align the 2017 and future annual equity-award periods to commence on the date of a typical year’s annual stockholders’ meeting, we granted our non-employee directors an RSU and option award for their Board service for the “stub” period between January 1, 2017 through June 30, 2017 (i.e., the approximate date of the Company’s

56	Global Eagle Entertainment Inc. - 2017 Proxy Statement

PROPOSAL 2 APPROVE A NEW 2017 OMNIBUS LONG-TERM INCENTIVE PLAN

annual stockholders’ meeting in a typical year). After June 30, 2018, our non-employee directors will only receive one annual grant (consisting of RSUs only) on the date of the Company’s annual meeting.

(4)

These options are non-qualified stock options representing the right to purchase shares vesting in full on the earlier of (i) the first anniversary of the grant date and (ii) the Annual Meeting. The exercise price for all of these options is $3.21, which was our Nasdaq closing price on October 20, 2017 (which was the date two full business days after the release of our unaudited fourth quarter 2016 financial results). These options have seven-year terms.

(5)	We granted our non-employee directors an RSU award for their Board service for the period between July 1, 2017 through June 30, 2018.

(6)	These RSUs vest in full on the earlier of (i) the first anniversary of the grant date and (ii) the Company’s 2018 annual stockholders’ meeting.

(7)

Our personnel who are titled at a “director” level or above are eligible to receive new, “refreshed,” equity awards on an annual basis. These annual “refresh” awards consist of a combination of non-qualified stock options, RSUs, and PSUs, depending on their position in the Company.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	57

PROPOSAL 3 APPROVE (ON AN ADVISORY BASIS) OUR COMPENSATION TO OUR NAMED EXECUTIVE OFFICERS FOR 2016

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers for 2016 as disclosed in this Proxy Statement in accordance with SEC rules. We currently submit this advisory vote on executive compensation to our stockholders on an annual basis and intend to continue to do so in the future.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers for 2016 and our compensation philosophy, policies and practices described in this Proxy Statement.

The compensation of our 2016 named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement, which begin on page 18 of this Proxy Statement. As discussed in those sections, we believe that we have strongly aligned our compensation policies and decisions with our stockholders’ interests. We believe that we have designed our compensation program to enable us to attract, motivate and retain talented and experienced executives to lead our Company successfully in a competitive environment.

Accordingly, our Board is asking our stockholders to indicate their support for the compensation of our named executive officers for 2016 as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers for 2016, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K (including the accompanying Compensation Discussion and Analysis, the compensation tables and narrative disclosures), is hereby APPROVED on an advisory basis.”

Because the vote is advisory, it is not binding on us, our Compensation Committee or our Board. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board, and accordingly, our Board and the Compensation Committee will consider the results of this vote in the future when making determinations regarding executive compensation arrangements.

Required Vote

In order to be approved, this Proposal must receive the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal, i.e., the votes cast “FOR” this Proposal must exceed the votes cast as “AGAINST.” Shares represented by executed proxies (but with no marking indicating “FOR” or “AGAINST”) will be voted “FOR” the approval of the foregoing resolution. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of this Proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL (ON AN ADVISORY BASIS) OF OUR COMPENSATION TO OUR NAMED EXECUTIVE OFFICERS FOR 2016 AS OUTLINED IN THIS PROPOSAL 3.

58	Global Eagle Entertainment Inc. - 2017 Proxy Statement

PROPOSAL 4 RATIFY (ON AN ADVISORY BASIS) THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

Our Audit Committee has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Neither our by-laws nor our other governing documents require stockholder ratification of our appointment of KPMG. However, our Board is submitting KPMG’s appointment to our stockholders for their ratification (on a non-binding advisory basis) as a matter of good corporate-governance practice. If our stockholders fail to ratify the selection, then that stockholder action will not be binding on our Audit

Committee, but our Audit Committee will reconsider whether to continue to retain KPMG. Even if the stockholders ratify the selection, our Audit Committee may in its discretion decide to appoint a different independent registered public accounting firm at any time (in 2017 or otherwise) if it determines that such a change would be in the best interests of the Company and its stockholders. We expect representatives of KPMG to be present at the 2017 Annual Meeting, and they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Required Vote

In order to be approved, this Proposal must receive the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal, i.e., the votes cast “FOR” this Proposal must exceed the votes cast as “AGAINST.” Shares represented by executed proxies (but with no marking indicating “FOR” or “AGAINST”) will be voted “FOR” the approval of the 2017 Omnibus Plan proposal. Votes to “ABSTAIN” and broker non-votes are not considered “votes cast,” and so will have no effect on the outcome of the Proposal. Note that in the absence of instructions from you, your broker may use its discretion to vote your shares on this Proposal 4. See “Other Matters—Questions and Answers About These Proxy Materials and Voting—What are ‘broker non-votes’?” on page 69.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION (ON AN ADVISORY BASIS) OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017 AS OUTLINED IN THIS PROPOSAL 4.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	59

AUDIT-RELATED MATTERS

Audit Firm Selection

Our Audit Committee reviews (at least annually) our independent registered public accounting firm to decide whether to continue to retain that firm.

Ernst & Young LLP (“EY”) was our independent registered public accounting firm for our 2014, 2015 and 2016 fiscal years. In October 2017, EY notified the Chair of our Audit Committee and our management that it would decline to stand for re-appointment as our independent registered public accounting firm for 2017 fiscal year. We have requested that representatives of EY attend the 2017 Annual Meeting, and if they attend, then they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Reiteration of Prior Disclosures Regarding EY

Certain portions of the disclosure below regarding the October 2017 change in our independent registered public accounting firm from EY to KPMG and our engagements of such firms are substantially similar to disclosures we made in our Current Report on Form 8-K filed with the SEC on October 23, 2017 and in our 2016 Form 10-K filed with the SEC on November 17, 2017. We have included them here pursuant to Item 304(a) of Regulation S-K.

During the fiscal years ended December 31, 2015 and 2016 and during the subsequent interim period through October 17, 2017, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to EY’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report, or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

•

First, as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, our management concluded that our internal control over financial reporting was not effective as of December 31, 2015 due to a material weakness relating to resources and the timeliness of our financial statement close process.

•

Second, as disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, our management concluded that our internal control over financial reporting was not effective as of September 30,

2016 due to material weaknesses in our control activities, monitoring, and information and communication systems, in addition to the material weakness described in the preceding bullet.

•

Third, as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our management concluded that our internal control over financial reporting was not effective as of December 31, 2016 due to material weaknesses in our entity level control environment, financial statement close and reporting process, intercompany process, business combination, significant and unusual non-routine transactions, inventory, content library, internally developed software, long lived assets, goodwill impairment, accounts payable and accrued liabilities, revenue processes, license fee accruals, income taxes, payroll, stock-based compensation, treasury, and information technology processes.

Our Audit Committee has discussed these material weaknesses with EY and Company management and has authorized EY to respond fully to the inquiries of KPMG (our auditor for the 2017 fiscal year) concerning these material weaknesses.

EY’s audit reports contained in our 2016 Form 10-K did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the following paragraphs stating that:

“A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment. Management has identified material weaknesses in controls related to entity level control environment, financial statement close and reporting process, intercompany process, business combination, significant and unusual non-routine transactions, inventory, content library, internally developed software, long lived assets, goodwill impairment, accounts payable and accrued liabilities, revenue processes, license fee accruals, income taxes, payroll, stock based compensation, treasury, and information technology processes. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of

60	Global Eagle Entertainment Inc. - 2017 Proxy Statement

AUDIT-RELATED MATTERS

Global Eagle Entertainment Inc. as of December 31, 2016 and 2015, and the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. The material weaknesses were considered in determining the nature, timing and extent of audit tests applied in our audit of the financial statements for fiscal year ended December 31. 2016, and this report does not affect our report dated November 17, 2017, which expressed an unqualified opinion on those financial statements.

In our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Global Eagle Entertainment Inc. has not maintained effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.”

EY’s audit reports contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the following paragraphs stating that:

“A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment. Management has identified a material weakness in controls related to timely financial statement close process. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Global Eagle Entertainment Inc. as of December 31, 2015 and 2014, and the consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2015. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2015 financial statements, and this report does not affect our report dated March 17, 2016, which expressed an unqualified opinion on those financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Global Eagle Entertainment Inc. has not maintained effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.”

Selection of KPMG for 2017

On October 23, 2017, after considering several accounting-firm candidates our Audit Committee decided to engage KPMG as our new independent registered public accounting firm for our 2017 fiscal year. KPMG will also perform reviews in respect of the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2017. During our fiscal years ended December 31, 2015 and 2016 and during the subsequent interim period through October 23, 2017 (which was the date that we engaged KPMG), we did not consult with KPMG regarding either the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on our financial statements. Also during that period, KPMG did not provide any written reports or oral advice considered by us in reaching a decision as to the accounting, auditing or financial reporting or any of the matters or events set forth in Item 304 of Regulation S-K.

When conducting its search for and reviewing the qualifications of (and ultimately selecting KPMG as) our new independent registered public accounting firm, our Audit Committee considered several factors, including:

•	the professional qualifications of the firm and that of the lead audit partner and other key engagement partners relative to our needs and the complexity of our audit process

•	the appropriateness and competitiveness of the firm’s fees relative to both efficiency and service quality

•	the firm’s independence relative to us (including with respect to non-audit services) and its policies and processes for maintaining its independence

•

the firm’s capability, expertise and efficiency as a “Big Four” accounting firm in handling the breadth and complexity of our global operations and audit, especially in light of our current multiple material weaknesses in internal control over financial reporting

•	discussions regarding the firm’s proposed audit strategy and preliminary plan and overall scope of the audit

•	our Audit Committee Chair’s extensive experience with KPMG as an SEC Reviewing Partner at that firm

Our Audit Committee Chair directly oversaw the selection of KPMG’s lead engagement partner in order to ensure that he is appropriately suited to lead our complex audit. SEC rules

Global Eagle Entertainment Inc. - 2017 Proxy Statement	61

AUDIT-RELATED MATTERS

require that we change the lead engagement partner every five years. We, our Audit Committee and our Audit Committee Chair will monitor and evaluate the performance and independence of KPMG’s lead engagement partner on at least an annual basis.

Audit Committee Pre-Approval Policy

Our Audit Committee has a Pre-Approval Policy addressing the pre-approval by it or its members of any audit and non-audit services rendered by our independent registered public accounting firm. The Policy generally requires that our Audit Committee pre-approve specified services in the defined categories of audit services, audit-related services, tax services and other services. Our Audit Committee may also grant its pre-approval as part of its approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before it engages the independent registered public accounting firm to provide the service. The Audit Committee may delegate its pre-approval authority to one of its members (e.g., to the Audit Committee Chair), but in that case the delegate must report his or her actions pursuant to that authority to the full Audit Committee at its next regularly-scheduled meeting.

Independent Registered Public Accounting Firm Fees for the Years Ended December 31, 2016 and 2015

As discussed above in “Information Regarding Committees of the Board of Directors” beginning on page 13, our Audit Committee is directly responsible for determining the compensation of our independent registered public accounting firm and pre-approving that firm’s fees for its audit and non-audit services.

The following table shows the fees billed for professional services rendered by EY for its audit of our annual consolidated financial statements for the years ended December 31, 2016 and 2015. The table also shows fees billed for other EY-rendered services during those periods. Our Audit Committee (or Audit Committee Chair) pre-approved all of the fees described below in accordance with our Audit Committee’s Pre-Approval Policy described in the immediately preceding sub-section. Our Audit Committee further determined that EY’s rendering of non-audit services was compatible with maintaining its independence from us.

	Year Ended December 31,
	2016	2015
Audit fees(1)	$18,865,000	$3,886,000
Audit-related fees(2)	$1,166,000	—
Tax fees(3)	$438,000	$353,000
All other fees(4)	$2,000	$2,000
Total fees	$20,291,000	$4,241,000

(1)	“Audit fees” include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally and fees related to registration statements.

(2)

“Audit-related fees” consist of fees for professional services for assurance and related services reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	“Tax fees” include fees for tax compliance, tax advice and tax planning.

(4)

“All other fees” consist of permitted services (other than those that meet the criteria described above). These have historically related to risk management advisory services and our subscription to an EY online service used for accounting research purposes.

The increase in EY’s fees for 2016 versus 2015 was due to several factors, including: our need to complete numerous additional financial-closing procedures due to our multiple material weaknesses in internal control over financial reporting that we identified as of December 31, 2016; the increased size and complexity of our business following our

EMC acquisition in July 2016, and the effect of that increased size and complexity on our financial-reporting processes; and our need to transition our finance and accounting functions after the departures of our CEO, CFO and Chief Accounting Officer in early 2017. We expect that our audit and audit-related fees for our 2017 audit process will be less than those

62	Global Eagle Entertainment Inc. - 2017 Proxy Statement

AUDIT-RELATED MATTERS

incurred for our 2016 audit process, but expect that they will exceed those incurred for our 2015 audit process given additional audit work resulting from our multiple material weaknesses in internal control over financial reporting.

Audit Committee Report

Our Audit Committee has reviewed and discussed with our management and EY our audited financial statements for the year ended December 31, 2016 and EY’s assessment of our internal control over financial reporting. Our Audit Committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). Our Audit Committee received the written disclosures and a letter from EY required by the PCAOB regarding EY’s communications with our Audit Committee concerning EY’s independence, and our Audit Committee discussed with EY its independence. Based on the foregoing, our Audit Committee recommended to our Board that we include our audited financial statements for the fiscal year ended December 31, 2016 in our Annual Report on Form 10-K for that fiscal year.

Respectfully submitted,

AUDIT COMMITTEE

Ronald Steger, Chair

Stephen Hasker

Jeff Sagansky

This Audit Committee Report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the filing date hereof and irrespective of any general incorporation language in any such filing.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	63

RELATED PARTY TRANSACTIONS POLICY AND TRANSACTIONS

Related Party Transactions Policy

Our Audit Committee has adopted a Related Party Transactions Policy that sets forth the policies and procedures for its review and approval or ratification of our “related party transactions.” A “related party transaction” is any consummated or proposed transaction (including, but not limited to, a financial transaction, arrangement or relationship, and including any indebtedness or guarantee of indebtedness) or series of similar transactions: (i) in which the Company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) $120,000 in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest.

“Related parties” include:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities; and

•	any immediate family member of any of the foregoing natural persons.

Pursuant to our Related Party Transactions Policy, our Audit Committee considers (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our Code of Ethics, Conflicts of Interest Policy or other policies, (iv) whether the Audit Committee believes the relationship underlying the transaction to be in the best interests of the Company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of our Board and on his or her eligibility to serve on our Board’s committees. Management presents to our Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. We may consummate related party transactions only if our Audit Committee has approved or ratified the transaction in accordance with the guidelines set forth in the Policy. Our Audit Committee does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction for which he or she is the related party.

Related Party Transactions

During 2016, the Company did not participate in any related party transactions, other than as described below.

Transactions with TRIO Connect, LLC and its Affiliates

In July 2015, EMC divested its interest in TRIO Connect, LLC (“TRIO”), one of EMC’s joint ventures formed to commercialize EMC’s ARABSAT Ka-Band contract, such that following the divestiture EMC no longer had any ownership interest in TRIO and TRIO was instead owned by funds affiliated with ABRY Partners (which held approximately 31.9% of our common stock as of November 20, 2017), Abel Avellan (our former President and Chief Strategy Officer) and EMC’s other former stockholders. We did not acquire the TRIO business in connection with our acquisition of EMC.

Prior to the Company’s acquisition of the EMC business, EMC and its subsidiaries had collectively made various loans to TRIO and its affiliated entities over time in an aggregate amount equal to approximately $6.5 million. Also prior to the EMC acquisition, STMEA (FZE), a wholly-owned subsidiary of TRIO, had made sales of equipment and provided employee payroll services to EMC and its subsidiaries in an aggregate amount equal to approximately $5.7 million. After netting the outstanding trade payables for the equipment sales and payroll services against the outstanding loan amounts, TRIO and its affiliates collectively owed EMC and its subsidiaries approximately $800,000 in July 2016 at the time we acquired EMC, and we inherited this receivable in the acquisition. We did not pay any purchase-price consideration for the receivable; neither we nor EMC’s sellers took it into account when calculating the working capital that we received at the EMC closing; and EMC had already fully impaired its carrying value prior to our acquisition. We believe that the receivable is now uncollectible, and as such expect to forgive it in in full in the near future.

64	Global Eagle Entertainment Inc. - 2017 Proxy Statement

RELATED PARTY TRANSACTIONS POLICY AND TRANSACTIONS

Immediately following the EMC Acquisition, EMC’s employees in the UAE were housed and employed by TRIO’s UAE entity. Because EMC did not have its own entity in UAE at the time the Company acquired EMC, the Company (through EMC) entered into a transition services agreement with TRIO whereby TRIO would continue to employ the UAE employees for the Company’s benefit—and “second” them to the Company at cost—until the Company formed its own licensed UAE subsidiary. For the three-month period (July 2016 to October 2016) following the EMC Acquisition, the Company paid to TRIO approximately $645,000 for payroll and related services and expenses for the “seconded” employees. The Company did not pay any further amounts under the transition services agreement after October 2016.

Between October 2016 and August 2017, we made payments to TRIO totaling $385,000 for equipment purchases and service fees in connection with various customer contracts. In September 2017, we made additional equipment purchases totaling $425,000 for customer orders and for inventory purposes. All of these purchase transactions were on arms’-length pricing and terms.

ABRY Board Nomination Right

ABRY Partners VII, L.P. (“ABRY”), through its affiliate EMC HoldCo 2 B.V., has the right under a nomination letter agreement (the “ABRY Nomination Agreement”) that we entered into in connection with the EMC Acquisition to nominate one individual for election to our Board. This right terminates when (i) ABRY holds less than 5% of our outstanding common stock, (ii) ABRY or its affiliates consummate a transaction involving a company or business that competes with any business then engaged in (or contemplated to be engaged in) by us, (iii) any partner, member or employee of ABRY or any of its affiliates becomes a director, board observer or executive officer of any competitor of ours, (iv) we sell all or substantially all of our assets, (v) we participate in a merger, consolidation or similar transaction in which our stockholders immediately prior to the consummation of the transaction hold less than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving entity in such transaction or (vi) ABRY gives written notice to us that it desires to terminate its nomination right. The ABRY Nomination Agreement also requires that, subject to exceptions, ABRY and its affiliates will be subject to a “standstill” provision. This provision prohibits ABRY and its affiliates from taking actions to influence or control us (including by acquiring additional securities) until six months after the termination of ABRY’s nomination right.

masFlight Earnout Payments

In connection with our acquisition of the masFlight business on August 4, 2015 (the “masFlight Closing Date”), the Company agreed that if, prior to the second anniversary of the masFlight Closing Date, the Company terminated Joshua Marks (one of our current executive officers) without “cause” or he resigned with “good reason” (as such terms are defined in the masFlight purchase agreement), earnout payments in an aggregate amount equal to $10 million would be accelerated and become immediately due and payable to Mr. Marks and the other masFlight sellers. The Company did not terminate Mr. Marks prior to this date, and so Mr. Marks’ acceleration right is no longer applicable. The Company entered into the masFlight acquisition agreements prior to Mr. Marks becoming an executive officer of our Company.

Lumexis Loan Agreement

On February 24, 2016, we entered into a loan agreement (the “Lumexis Loan Agreement”) with Lumexis Corporation (“Lumexis”), a company that provided in-flight entertainment systems to airlines. Lumexis was at the time controlled by PAR Investment Partners, L.P., or PAR. (PAR was at the time and remains our largest stockholder, holding approximately 31.9% of our outstanding common stock as of November 20, 2017.) At the time the Company entered into the Lumexis Loan Agreement, Mr. Shapiro, our Board Chair, was a Managing Partner of PAR and a member of Lumexis’s board of directors. The Lumexis Loan Agreement provided for senior secured extensions of credit by us to Lumexis of up to $5,000,000, bearing an annual interest rate of 15% with a maturity date of December 31, 2016. After due consideration, our Board determined that it was appropriate and in the best interests of the Company and its stockholders to enter into the Lumexis Loan Agreement given (x) Lumexis’s position as a key supplier to flydubai, one of our connectivity customers, (y) Lumexis’s position as a key supplier to another potential connectivity customer of our company, and (z) Lumexis’s future M&A prospects. Our Board further determined that the parties’ relationships did not give rise to any material conflict of interest (including for our Board Chair) in entering into the Lumexis Loan Agreement. Our Board Chair recused himself from the Board’s decision to approve the transaction.

In June 2016, Lumexis notified us that Lumexis had become insolvent and that its M&A prospects were no longer likely. On December 5, 2016, we and Lumexis entered into a Partial Cancellation of Debt and Acceptance of Collateral, pursuant to which Lumexis transferred its rights and title to specified content integration equipment to us in partial satisfaction of the amounts owed under the Lumexis Loan Agreement. On January 5, 2017, at a public auction of Lumexis’s assets, we credit bid on, and purchased, substantially all of Lumexis’s

Global Eagle Entertainment Inc. - 2017 Proxy Statement	65

RELATED PARTY TRANSACTIONS POLICY AND TRANSACTIONS

remaining assets. We continue to hold a note receivable from Lumexis, but we do not anticipate any further value in its collateral or any opportunity to collect on that note.

Registration Rights Agreement

In connection with the closing of our business combination in January 2013 with Row 44 and Advanced Inflight Alliance AG, we entered into an amended and restated registration rights agreement, dated January 31, 2013 by and among us, Global Eagle Acquisition LLC (the “Sponsor”), Par Investment Partners, L.P. (“PAR”), Putnam Capital Spectrum Fund (affiliates of which held approximately 6.6% of our common stock as of November 20, 2017) and Putnam Equity Spectrum Fund, and the members of the Sponsor signatory thereto, including our Board members Harry E. Sloan and Jeff Sagansky, pursuant to which the parties thereto obtained the right to cause us to register the resale of certain securities held by them (the “registrable securities”) and to sell such registrable securities pursuant to an effective registration statement in a variety of manners, including in underwritten offerings, all on the terms and conditions set forth therein. We are required under the terms of the amended and restated registration rights agreement to pay the securityholders’ expenses in connection with the exercise of these rights.

66	Global Eagle Entertainment Inc. - 2017 Proxy Statement

OTHER MATTERS

Questions and Answers About These Proxy Materials and Voting

What if another matter is properly brought before the meeting?

Our Board of Directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. If you have submitted a proxy and a new matter not described herein is properly presented at the meeting, your proxyholder (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How do I vote?

For Proposal 1, you may vote “FOR” or “AGAINST” each nominee to our Board of Directors, or abstain from voting on that nominee. For Proposals 2, 3 and 4, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person during the Annual Meeting or vote by proxy using the enclosed proxy card, over the telephone or through the Internet. You may still attend the meeting and vote electronically even if you have already voted by proxy.

•

To vote using the proxy card, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the telephone, dial 1-800-690-6903 (toll-free) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company’s control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on December 18, 2017 to be counted.

•

To vote by proxy through the Internet, please go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. (Eastern Time) on December 18, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a proxy card and voting instructions with these proxy materials from the broker, bank or other agent. Complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or through the Internet as instructed by your broker, bank or agent.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote, your shares will not be voted and your shares will not count toward the establishment of a quorum for the meeting.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Agent

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the proposal is considered to be a “routine” matter. See “What are ‘broker non-votes’?” on page 69 for more information. At the Annual Meeting, only Proposal 4 is considered to be a routine matter. Proposals 1, 2 and 3 are not considered routine. Accordingly, without your instructions, your broker or nominee may not vote your shares on Proposals 1, 2 or 3, but may use its discretion to vote your shares on Proposal 4. We will count such a discretionary vote on Proposal 4 for purposes of determining the existence of a quorum at the Annual Meeting and the number of “votes cast” on Proposal 4, but not for purposes of determining the number of “votes cast” on Proposal 1, 2 and 3.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	67

OTHER MATTERS

What if I return a signed proxy card or otherwise vote without making specific selections?

If you return a signed and dated proxy card (or otherwise vote) without marking specific selections, then your shares will be voted “FOR” the election of Robert W. Reding and Ronald Steger as Class III members of our Board and “FOR”

Proposals 2, 3 and 4. Also in this case, if any other matter is properly presented at the meeting, then your proxyholder (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies for the matters that our Board recommends in favor of in these proxy materials. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors or employees any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have also hired Broadridge Financial Solutions (at our expense) to assist us in the distribution of proxy materials, and Broadridge Financial Solutions may also solicit proxies on our behalf.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, then this is because your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card in each set of materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting by adhering to the following instructions.

If you are the record holder of your shares, then you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•

You may attend the Annual Meeting and vote in-person. However, merely attending the meeting will not, by itself, revoke your proxy. You must actually (and validly) vote in-person at the Annual Meeting.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 6100 Center Drive, Suite 1020, Los Angeles, CA 90045.

Your most recent proxy card or telephone or Internet proxy is the one that we will count.

If you are beneficial owner of your shares (i.e., your shares are held by your broker or bank as a nominee or agent), then you should follow the instructions provided by your broker or bank for changing your vote.

When are stockholder proposals and director nominations due for next year’s annual stockholders’ meeting?

Rule 14a-8 Stockholder Proposals. For a proposal to be considered for inclusion in next year’s company-sponsored proxy materials, then, under Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you must submit your proposal as follows:

•	If we call next year’s annual meeting to be within 30 days of the first anniversary of this year’s Annual Meeting, then you must submit your proposal in writing by July 31, 2018.
•

If we call next year’s annual meeting to be more than 30 days from the first anniversary of this year’s Annual Meeting, then you must submit your proposal in writing a reasonable time before we begin to print and send our proxy materials.

All proposals and nominations must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

68	Global Eagle Entertainment Inc. - 2017 Proxy Statement

OTHER MATTERS

Stockholder Proposals and Director Nominations Under Our By-laws. For a stockholder proposal or director nomination to be properly considered at next year’s annual meeting, then, under our by-laws, you must submit your proposal or nomination as follows:

•

If we call next year’s annual meeting for a date that is within 45 days of the first anniversary of this year’s Annual Meeting, i.e., after November 6, 2018 or before February 4, 2019, then you must submit your proposal or nomination no earlier than August 23, 2018 and no later than the close of business on September 22, 2018.

•	If we call next year’s annual meeting for a date that is more than 45 days before or more than 45 days after the first anniversary of this year’s Annual Meeting, i.e., before

November 6, 2018 or after February 4, 2019, then you must submit your proposal or nomination no earlier than the opening of business on the 120th day before the date of next year’s annual meeting and no later than the later of (a) the close of business on the 90th day before next year’s annual meeting and (b) the close of business on the 10th day following the day on which we first make a public announcement of the date of next year’s annual meeting.

You should also review our by-laws, which contain additional requirements about advance notice of and procedures for stockholder proposals and director nominations.

You should submit all proposals and nominations to our Corporate Secretary at 6100 Center Drive, Suite 1020, Los Angeles, CA 90045.

How are votes counted?

The inspector of election appointed for the Annual Meeting will tabulate votes as follows:

•	In respect of the election of our director nominees (Proposal 1). The inspector will separately count votes “FOR” and “AGAINST” as well as abstentions.

•	In respect of the vote to approve our 2017 Omnibus Plan (Proposal 2). The inspector will separately count votes “FOR” and “AGAINST” as well as abstentions.

•	In respect of the advisory vote to approve the compensation of our named executive officers for 2016 (Proposal 3). The inspector will separately count votes “FOR” and “AGAINST” as well as abstentions.
•

In respect of the advisory vote to ratify the appointment of KPMG as our independent registered public accounting firm for 2017 (Proposal 4). The inspector will separately count votes “FOR” and “AGAINST” as well as abstentions.

Our inspector will not count abstentions and broker non-votes as “votes cast” for purposes of tabulating the results for any of our Proposals, and as such abstentions and broker non-votes will have no effect on the outcome of our Proposals. Note however that your bank, broker or nominee may use its discretion to vote on Proposal 4. In this case, we will count such a discretionary vote on Proposal 4 for purposes of determining the number of “votes cast” on Proposal 4, but not for purposes of determining the number of “votes cast” on Proposal 1, 2 and 3. See “What are ‘broker non-votes’?” immediately below this sub-section.

What are “broker non-votes”?

Under the rules of The Nasdaq Stock Market (which is the exchange on which our common stock is listed), your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. All of the proposals that we are presenting to our stockholders, other than Proposal 4 (relating to the ratification of the appointment of KPMG as our independent registered public accounting firm), are considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is not voting your shares with respect to Proposals 1, 2 and 3; this indication that a bank, broker or nominee is not voting your shares with respect to non-discretionary matters is referred to as a “broker non-vote.” Because banks, brokers and nominees are permitted to use their discretion to vote uninstructed shares on Proposal 4, if they so vote, then we will count the discretionary vote for the purposes of determining the existence of a quorum at the Annual Meeting and for the number of votes cast on Proposal 4, but will not count such a vote for purposes of determining the number of votes cast on Proposals 1, 2 or 3.

You should instruct your broker to vote your shares in accordance with the directions you provide.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	69

OTHER MATTERS

What is the quorum requirement?

Holders of a majority in voting power of the Company’s issued and outstanding capital stock entitled to vote at the Annual Meeting, who are present at the meeting or represented by proxy, constitute a quorum for purposes of transacting business at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions are counted as “present” and “entitled to vote” for purposes of quorum. Broker non-votes are not counted as “present” and “entitled to vote” for purposes of a quorum, unless your bank, broker or nominee uses its discretion to vote your uninstructed shares on Proposal 4, in which case we will count such a discretionary vote for purposes of determining the existence of a quorum at the Annual Meeting. See “What are ‘broker non-votes’?” immediately above this sub-section.

We may not conduct any business if we do not have a quorum at the Annual Meeting. In the absence of a quorum, the chair of the Annual Meeting will have the power to adjourn the Annual Meeting and postpone it to another date.

How can I find out the results of the voting at the Annual Meeting?

We may announce preliminary voting results at the Annual Meeting. In addition, we will publish final voting results in a

Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Other Matters at Annual Meeting

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting other than the proposals outlined in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single set of our annual stockholders’ meeting materials will be delivered to multiple stockholders sharing an address unless the affected stockholders have submitted contrary instructions. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you no longer wish to participate in “householding” and would prefer to receive a separate set of annual stockholders’ meeting materials, please notify your broker or us. Direct your written request to our Corporate Secretary at 6100 Center Drive, Suite 1020, Los Angeles, California 90045. Stockholders who currently receive multiple copies of the annual stockholders’ meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and our 2017 Annual Report are available on our website at www.globaleagle.com under “Investors—Financial Info.” Instead of receiving paper copies of the 2017 Annual Report and Proxy Statement and future proxy materials in the mail, stockholders of record can elect to receive their proxy materials for this year and future years electronically by following the instructions provided on www.proxyvote.com prior to 11:59 p.m. (Eastern Time) on December 18, 2017 Your choosing to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to our proxy voting site.

Beneficial Owners. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the 2017 Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials that your bank, broker or other holder of record sent to you regarding the availability of electronic delivery.

70	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX A

RECONCILIATION OF GAAP MEASURE TO

NON-GAAP MEASURE

To supplement our consolidated financial statements, which we prepare and present in accordance with accounting principles generally accepted in the United States (or “GAAP”), we present Adjusted EBITDA (which is a non-GAAP financial measure) as a measure of our performance. Our stockholders should not consider our presentation of Adjusted EBITDA in isolation from, or as a substitute for, or superior to, net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

Adjusted EBITDA is one of the primary measures used by our management and our Board to understand and evaluate our financial performance and operating trends (including period-to-period comparisons), to prepare and approve our annual budget and to develop short- and long-term operational plans. Additionally, our Board’s Compensation Committee uses Adjusted EBITDA to establish the funding targets for (and subsequent funding of) our Annual Incentive Plan bonuses for our employees and executive officers. We believe our presentation of Adjusted EBITDA is useful to investors both because it allows for greater transparency with respect to key metrics used by our management in their financial and operational decision-making and because our management frequently uses it in discussions with investors, commercial bankers, securities analysts and other users of our financial statements.

We define Adjusted EBITDA as net income (loss) before (a) income tax expense (benefit), (b) interest income (expense), (c) change in fair value of financial instruments, (d) other (income) expense, net, including primarily, when applicable, (gains) losses from investments, and foreign-currency transactions (gains) losses, (e) goodwill impairment expense, (f) depreciation and amortization (including relating to equity method investments) and loss on disposal and impairment of fixed assets, (g) stock-based compensation, (h) acquisition, integration and realignment expenses, including acquisition-related expenses and transaction costs and legal, accounting and other professional fees attributable to acquisition and corporate realignment activities, (i) extraordinary professional accounting fees relating to our 2016 audit, (j) operation realignment set-up fees, (k) employee severance and termination benefits as well as employee retention and relocation costs, (l) settlement fees and expenses (and related third-party professional fees) and loss-contingency reserves for actual or threatened litigation pertaining to liabilities (that existed prior to their acquisition date) at companies or businesses that we acquired through our M&A activities, (m) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs and (n) restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these items to be indicative of our core operating results.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	A-1

ANNEX A

A reconciliation of net loss computed in accordance with GAAP to Adjusted EBITDA for the fiscal years ended December 31, 2016 and 2015 is set forth below (dollars in thousands):

	Year Ended December 31,
	2016	2015
Net loss	$(112,932)	$(2,126)
Adjustments to reconcile net loss to Adjusted EBITDA:
Income tax expense (benefit)	(44,911)	1,621
Interest expense	18,198	2,492
Change in fair value of derivatives	(25,515)	(11,938)
Other (income) expense, net(1)	5,406	1,140
Depreciation and amortization (including depreciation and amortization relating to equity method investments) and loss on disposal and impairment of fixed assets	65,215	36,592
Impairment of goodwill	64,000	—
Stock-based compensation	10,747	8,235
Acquisition, integration and realignment expenses(2)	77,335	13,598
Restructuring charges(3)	—	411
Adjusted EBITDA	$57,543	$50,025

(1)

Other (income) expense, net, includes primarily, when applicable, (gains) losses from investments and foreign-currency transactions (gains) losses. Management does not consider these costs to be indicative of our core operating results.

(2)

Acquisition, integration and realignment expenses include (a) acquisition-related expenses and transaction costs and legal, accounting and other professional fees attributable to acquisition and corporate realignment activities, (b) extraordinary professional accounting fees relating to our 2016 audit, (c) operation realignment set-up fees, (d) employee severance and termination benefits as well as employee retention and relocation costs, (e) settlement fees and expenses (and related third-party professional fees) and loss-contingency reserves for actual or threatened litigation pertaining to liabilities (that existed prior to their acquisition date) at companies or businesses that we acquired through our M&A activities and (f) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs. Management does not consider these costs to be indicative of our core operating results.

(3)

Restructuring charges include restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these costs to be indicative of our core operating results.

A-2	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

GLOBAL EAGLE ENTERTAINMENT INC.

2017 OMNIBUS LONG-TERM INCENTIVE PLAN

See following pages.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-1

ANNEX B

GLOBAL EAGLE ENTERTAINMENT INC.

2017 OMNIBUS LONG-TERM INCENTIVE PLAN

Approved by the Compensation Committee on September 18, 2017

Adopted by the Board of Directors on September 19, 2017

ARTICLE I

PURPOSES

Global Eagle Entertainment Inc. (the “Company”) has adopted this Global Eagle Entertainment Inc. 2017 Omnibus Long-Term Incentive Plan (as may be amended from time to time, the “Plan”) for the following purposes: (i) to promote the growth and success of the Company by linking a significant portion of Participant compensation to the increase in value of the Company’s common stock, par value $0.0001 per share; (ii) to attract and retain high-quality, experienced executive officers, employees, Directors and Consultants by offering a competitive incentive compensation program; (iii) to reward innovation and outstanding performance as important contributing factors to the Company’s growth and progress; (iv) to align the interests of executive officers, employees, Directors and Consultants with those of the Company’s stockholders by reinforcing the relationship between Participant rewards and stockholder gains obtained through the achievement by Plan Participants of short-term objectives and long-term goals; and (v) to encourage executive officers, employees, Directors and Consultants to obtain and maintain an equity interest in the Company.

ARTICLE II

DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

Section 2.1 “Adjusted EBITDA” shall have the meaning set forth in Section 9.5.

Section 2.2 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act. Notwithstanding the foregoing, PAR Investment Partners L.P. shall not be considered an Affiliate for purposes of Section 2.10.

Section 2.3 “Alternative Award” shall have the meaning set forth in Section 13.1.

Section 2.4 “Applicable Laws” shall mean the requirements relating to the administration of stock option, restricted stock, restricted stock unit and other equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

Section 2.5 “Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, SAR, Dividend Equivalent, Cash Incentive Award, or other Stock-Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types of Awards into a single grant.

Section 2.6 “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award and setting forth the terms and conditions of the Award, including through an electronic medium. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement unless otherwise expressly specified herein. In the event of any inconsistency or conflict between the express terms of the Plan and the express terms of an Award Agreement, the express terms of the Plan shall govern.

Section 2.7 “Base Price” shall have the meaning set forth in Section 2.49.

Section 2.8 “Board” shall mean the Board of Directors of the Company.

Section 2.9 “Cause” shall mean: (a) if the Participant is party to an effective employment, consulting, severance or other similar agreement with the Company, a Subsidiary, or Affiliate, and such term is defined therein, “Cause” shall have the meaning provided in such agreement; and (b) if the applicable Participant is not a party to an effective employment, consulting,

B-2	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

severance or other similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or other similar agreement, then “Cause” shall mean, as determined by the Committee in its sole discretion, the Participant’s (i) willful misconduct or gross negligence in connection with the performance of the Participant’s material employment-related duties for the Company or any of its Subsidiaries or Affiliates; (ii) conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving fraud or moral turpitude; (iii) engaging in any business that directly or indirectly competes with the Company or any of its Subsidiaries or Affiliates; or (iv) disclosure of trade secrets, customer lists or confidential information of the Company or any of its Subsidiaries or Affiliates to any unauthorized Person; (v) engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company or any of its Subsidiaries or Affiliates, including, but not limited to by way of damage to the Company’s, Subsidiary’s, or Affiliate’s reputation or public standing or material violation of any Company policy; or (vi) failure to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Board or the Committee to the Participant and a reasonable opportunity for the Participant to cure such non-cooperation. The Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of the Plan, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that such action or omission was in the best interests of the Company. Notwithstanding the foregoing, neither the Plan nor this provision is intended to, and shall not be interpreted in a manner that limits or restricts a Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

Section 2.10 “Change of Control” shall mean the first to occur of any of the following events after the Effective Date, whether such event occurs as a single transaction or as a series of related transactions, unless otherwise provided in an Award Agreement:

(a) The acquisition, directly or indirectly, by any Person, entity or “group” (as used in Section 13(d) of the Exchange Act) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, or (iii) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the securities eligible to vote for the election of the Board (“Company Voting Securities”)) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this Section 2.10(a), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale (each as defined below) that does not constitute a Change of Control for purposes of Section 2.10(b) or (e) below;

(b) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (each of the events referred to in this sentence being hereinafter referred to as a “Reorganization”), as a result of which Persons who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of Company Voting Securities immediately prior to such Reorganization do not immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(c) Within any twenty-four (24)-month period, individuals who were directors of the Company on the first days of such period (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (including without limitation any settlement thereof);

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-3

ANNEX B

(d) The approval by the Company’s stockholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or Affiliate or a liquidation as a result of which Persons who were holders of voting securities of the Company immediately prior to such liquidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or

(e) The consummation of the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more Persons or entities that are not, immediately prior to such sale, transfer or other disposition, Subsidiaries or Affiliates of the Company (a “Sale”);

in each case, provided that, as to Awards subject to Section 409A, such event also constitutes a “change in control event” within the meaning of Section 409A. In addition, notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation, or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding.

Section 2.11 “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

Section 2.12 “Committee” shall mean the Compensation Committee of the Board, which shall consist of two or more members, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3, as promulgated under the Exchange Act, and an “outside director” within the meaning of Section 162(m).

Section 2.13 “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company and such other stock or securities into which such common stock is hereafter converted or for which such common stock is exchanged.

Section 2.14 “Company” shall have the meaning set forth in Article I.

Section 2.15 “Competitive Activity” shall mean a Participant’s material breach of restrictive covenants relating to noncompetition, nonsolicitation (of customers or employees), preservation of confidential information, or other covenants having the same or similar scope, included in an Award Agreement or other agreement to which the Participant and the Company or any of its Subsidiaries or Affiliates is a party.

Section 2.16 “Consultant” shall mean any individual or entity who is engaged by the Company or any of its Subsidiaries or Affiliates to render consulting or advisory services to such entity.

Section 2.17 “Corporate Event” shall mean, as determined by the Committee in its sole discretion, any transaction or event described in Section 4.5(a) or any unusual or infrequently occurring or nonrecurring transaction or event affecting the Company, any Subsidiary or Affiliate of the Company, or the financial statements of the Company or any of its Subsidiaries or Affiliates, or any changes in Applicable Laws, regulations or accounting principles (including, without limitation, a recapitalization of the Company).

Section 2.18 “Covered Transaction” shall have the meaning set forth in Section 13.3.

Section 2.19 “Director” shall mean a member of the Board or a member of the board of directors of any Subsidiary or Affiliate of the Company.

Section 2.20 “Disability” shall mean (x) with respect to an Incentive Stock Option, the meaning given in Code Section 22(e)(3), and (y) for Awards that are subject to Section 409A, “disability” shall have the meaning set forth in Section 409A(a)(2)(c); provided that, with respect to Awards that are not subject to Section 409A, in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary or Affiliate of the Company that employs such individual, “Disability” shall have the meaning, if any, specified in such agreement.

Section 2.21 “Dividend Equivalent” shall mean the right to receive payments, in cash or in Shares, based on dividends paid with respect to Shares.

B-4	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

Section 2.22 “Effective Date” shall have the meaning set forth in Section 14.7.

Section 2.23 “Eligible Representative” for a Participant shall mean such Participant’s personal representative or such other person as is empowered under the deceased Participant’s will or the then Applicable Laws of descent and distribution to represent the Participant hereunder. If a Participant dies, amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death will be paid to the beneficiary designated by the Participant for the Company’s 401(k) plan or, if none, the Participant’s spouse, or if the Participant is otherwise unmarried at the time of death, the Participant’s Eligible Representative.

Section 2.24 “Employee” shall mean any individual classified as an employee by the Company or one of its Subsidiaries or Affiliates, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan, including any person to whom an offer of employment has been extended (except that any Award granted to such person shall be conditioned on his or her commencement of service). A person shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or required by law or (b) transfers between locations of the Company or between the Company, any of its Subsidiaries or Affiliates, or any successor to the foregoing. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, and such Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option on the first day immediately following a three (3)-month period from the date the employment relationship is deemed terminated.

Section 2.25 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

Section 2.26 “Executive Officer” shall mean each person who is an officer of the Company or any Subsidiary or Affiliate and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

Section 2.27 “Exercise Price” shall have the meaning set forth in Section 6.3.

Section 2.28 “Fair Market Value” of a Share as of any date of determination means the last sales price on such date on the Nasdaq Stock Market, as reported in The Wall Street Journal, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such market. If the Shares are not listed on the Nasdaq Stock Market, but are traded on a national securities exchange or in another over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market, will be used, unless otherwise specified by the Committee. If the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee, in its discretion, will be used.

Section 2.29 “FASB” shall have the meaning set forth in Section 4.5(a).

Section 2.30 “FASB ASC Topic 718” shall have the meaning set forth in Section 4.5(a).

Section 2.31 “GAAP” shall have the meaning set forth in Section 9.5.

Section 2.32 “IASB Principles” shall have the meaning set forth in Section 9.5.

Section 2.33 “Incentive Stock Option” shall mean an Option that qualifies under Code Section 422, and is expressly designated as an Incentive Stock Option in the Award Agreement.

Section 2.34 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

Section 2.35 “Non-U.S. Awards” shall have the meaning set forth in Section 3.5.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-5

ANNEX B

Section 2.36 “Option” shall mean an option to purchase Common Stock granted under the Plan at a stated Exercise Price. The term “Option” includes both an Incentive Stock Option and a Non-Qualified Stock Option.

Section 2.37 “Optionee” shall mean a Participant to whom an Option or SAR is granted under the Plan.

Section 2.38 “Participant” shall mean any Service Provider who has been granted an Award pursuant to the Plan.

Section 2.39 “Performance Award” shall mean Performance Shares, Performance Units, and all other Awards that vest (in whole or in part) upon the achievement of specified Performance Goals.

Section 2.40 “Performance Goals” means the objectives established by the Committee for a Performance Period pursuant to Section 9.5 for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.41 “Performance Period” shall mean the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.42 “Performance Share” means an Award granted pursuant to Article IX of the Plan of a contractual right to receive a Share (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 2.43 “Performance Unit” means a U.S. Dollar-denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Article IX of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 2.44 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or any other entity of whatever nature.

Section 2.45 “Plan” shall have the meaning set forth in Article I.

Section 2.46 “Prior Plan” means the Amended and Restated Global Eagle Entertainment Inc. 2013 Equity Incentive Plan.

Section 2.47 “Replacement Awards” shall mean Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any of its Subsidiaries or Affiliates.

Section 2.48 “Restricted Stock” shall mean an Award of Shares granted pursuant to Section 8.1, which is subject to a risk of forfeiture, restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

Section 2.49 “Restricted Stock Unit” shall mean an Award granted pursuant to Section 8.2, which is a contractual right to receive a number of Shares or an amount of cash equal to the value of that number of Shares corresponding to the number of units granted to a Service Provider without payment, as compensation for services to the Company or its Subsidiaries or Affiliates, which right is subject to performance and/or time-based vesting restrictions.

Section 2.50 “Section 162(m)” shall mean Code Section 162(m).

Section 2.51 “Section 409A” shall mean Code Section 409A.

Section 2.52 “Securities Act” shall mean the Securities Act of 1933, as amended.

Section 2.53 “Service Provider” shall mean an Employee, Consultant, or Director.

Section 2.54 “Share” shall mean a share of Common Stock.

Section 2.55 “Stock Appreciation Right” or “SAR” shall mean the right to receive a payment from the Company in cash and/or Shares equal to the product of (i) the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price (the “Base Price”) fixed by the Committee on the grant date (which specified price shall not be less than the Fair Market Value of one Share on the grant date), multiplied by (ii) a number of Shares stated in the Award Agreement.

B-6	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

Section 2.56 “Stock-Based Award” shall have the meaning set forth in Section 10.1.

Section 2.57 “Subplans” shall have the meaning set forth in Section 3.5.

Section 2.58 “Subsidiary” of any entity shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company has at least a 50% equity interest, provided that, to the extent required under Code Section 422 when granting an Incentive Stock Option, Subsidiary shall mean any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 2.59 “Termination of employment,” “termination of service” and any similar term or terms shall mean, with respect to a Director who is not an Employee of the Company or any of its Subsidiaries or Affiliates, the date upon which such Director ceases to be a member of the Board, with respect to a Consultant who is not an Employee of the Company or any of its Subsidiaries or Affiliates, the date upon which such Consultant ceases to provide consulting or advisory services to the Company or any of its Subsidiaries or Affiliates, and, with respect to an Employee, the date the Participant ceases to be an Employee; provided, that, with respect to any Award subject to Section 409A, such terms shall mean “separation from service,” as defined in Section 409A and the rules, regulations and guidance promulgated thereunder.

(a) A Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or a Subsidiary or Affiliate shall not be considered to have ceased service as a Non-Employee Director with respect to any Award until such Participant’s termination of employment with the Company and its Subsidiaries;

(b) A Participant who ceases to be employed by the Company or a Subsidiary or Affiliate, and immediately thereafter becomes a Non-Employee Director, a non-employee director of a Subsidiary or Affiliate, or a consultant to the Company or any Subsidiary or Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Subsidiaries or Affiliates has ceased; and

(c) A Participant employed by a Subsidiary or Affiliate will be considered to have terminated employment when such entity ceases to be a Subsidiary or Affiliate.

Section 2.60 “Withholding Taxes” shall mean any federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld under Applicable Law, in an amount not exceeding the maximum individual statutory tax rate in a given jurisdiction, or such other amount permitted by FASB Accounting Standards Update 2016-09, as amended from time to time, without triggering liability classification or another accounting cost or consequence as determined by the Committee.

ARTICLE III

ADMINISTRATION

Section 3.1 Committee. The Plan shall be administered by the Committee, which, unless otherwise determined by the Board, shall be constituted to comply with Applicable Laws, including, without limitation, Section 16 of the Exchange Act and Section 162(m).

Section 3.2 Powers of the Committee. Subject to the provisions of the Plan, including, but not limited to Sections 4.8 and 4.9, the Committee shall have the authority in its discretion to:

(a) Determine the type or types of Awards to be granted to each Participant;

(b) Select the Service Providers to whom Awards may from time to time be granted hereunder;

(c) Determine all matters and questions related to the termination of service of a Service Provider with respect to any Award granted to him or her hereunder, including, but not by way of limitation of, all questions of whether a particular Service Provider has taken a leave of absence, all questions of whether a leave of absence taken by a particular Service Provider constitutes a termination of service, and all questions of whether a termination of service of a particular Service Provider resulted from discharge for Cause;

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-7

ANNEX B

(d) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(e) Determine whether to settle an Award in Shares or the cash equivalent thereof;

(f) Approve forms of Award Agreement for use under the Plan, which need not be identical for each Service Provider or each Award type;

(g) Determine the terms and conditions of any Awards granted hereunder (including, without limitation, the Exercise Price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Awards or the Common Stock relating thereto) based in each case on such factors as the Committee determines appropriate, in its sole discretion;

(h) Prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Subplans established for the purpose of satisfying applicable foreign laws;

(i) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise or purchase price of an Award may be paid in, cash, Common Stock, other Awards, or other property, or an Award may be canceled, forfeited or surrendered;

(j) Modify the terms of any Award, and authorize the exchange or replacement of Awards; provided, however, that (i) no such modification, exchange or substitution shall be to the detriment of a Participant with respect to any Award previously granted without the affected Participant’s written consent, (ii) in no event shall the Committee be permitted to, without prior stockholder approval, cancel an Option or SAR in exchange for cash, reduce the Exercise Price of any outstanding Option or grant price of any SAR or exchange or replace an outstanding Option with a new Award or Option with a lower Exercise Price or exchange or replace an outstanding SAR with a new Award or SAR with a lower grant price, except pursuant to Section 4.5 or Article XIII, and (iii) any such modification, exchange or substitution shall not violate Section 409A (it is not an extension of a stock right if the expiration of the Option or SAR is tolled while the Option or SAR is unexercisable because an exercise would violate applicable securities laws, provided that the period during which the Option or SAR may be exercised is not extended more than thirty (30) calendar days after the exercise of the Option or SAR first would no longer violate applicable securities laws);

(k) Construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(l) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

Section 3.3 Delegation by the Committee. The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or Director or group of Directors of the Company or its Subsidiaries any portion of its authority and powers under the Plan with respect to Participants who are not executive officers, as defined by the Securities Exchange Act of 1934, Rule 3b-7, as that definition may be amended from time to time, or Non-Employee Directors; provided, that any delegation to one or more officers of the Company shall be subject to and comply with Section 152 and Section 157(c) of the Delaware General Corporation Law (or successor provisions). In addition, (i) with respect to any Award intended to qualify as “performance-based” compensation under Section 162(m), the Committee shall mean the Compensation Committee of the Board or such other committee or subcommittee of the Board or the Compensation Committee as the Board or the Compensation Committee of the Board shall designate, consisting solely of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) and (ii) with respect to any Award intended to qualify for the exemption contained in Rule 16b-3 promulgated under the Exchange Act, the Committee shall consist solely two or more Non-Employee Directors or, in the alternative, the entire Board.

Section 3.4 Compensation, Professional Assistance, Good Faith Actions. The Committee may receive such compensation for its services hereunder as may be determined by the Board. All expenses and liabilities incurred by the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee, in its sole discretion, may elect to engage the services of attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations, decisions and determinations made by the Committee, in good faith shall be final and binding upon all

B-8	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

Participants, the Company and all other interested persons. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. The Committee shall not be personally liable for any action, determination, or interpretation made with respect to the Plan or the Awards, and the Committee shall be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation. For the purposes of this Section 3.4, “Committee” shall be deemed to include any person to whom the Committee has delegated its responsibilities in accordance with Section 3.3.

Section 3.5 Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-U.S. Awards”), (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances (“Subplans”) and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan.

(a) The Committee’s decision to grant Non-U.S. Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify, or terminate any Subplans at any time, and such amendment, modification, or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates, and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment, or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-U.S. Award (x) are wholly discretionary and, although provided by either the Company, a Subsidiary, or Affiliate, do not constitute regular or periodic payments and (y) except as otherwise required under Applicable Laws, are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-U.S. Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

(b) If an Award is held by a Participant who is employed or residing in a foreign country and the amount payable or Shares issuable under such Award would be taxable to the Participant under Code Section 457A in the year such Award is no longer subject to a substantial risk of forfeiture, then the amount payable or Shares issuable under such Award shall be paid or issued to the Participant as soon as practicable after such substantial risk of forfeiture lapses (or, for Awards that are not considered nonqualified deferred compensation subject to Section 409A, no later than the end of the short-term deferral period permitted by Code Section 457A) notwithstanding anything in the Plan or the Award Agreement to contrary.

ARTICLE IV

SHARES SUBJECT TO PLAN

Section 4.1 Shares Subject to Plan. Subject to Section 4.5, the aggregate number of Shares that may be issued under the Plan shall be equal to the sum of (i) 6,500,000 Shares, (ii) any Shares authorized and approved for issuance, but not awarded, under the Prior Plan; and (iii) any Shares subject to an Award under the Plan or the Prior Plan that expire without being exercised, or are forfeited, or canceled, without a distribution of Shares to the Participant. No more than Five Hundred Thousand (500,000) Shares may be issued in the form of Incentive Stock Options under the Plan. The Shares issued under the Plan may be authorized but unissued or reacquired Common Stock. No provision of the Plan shall be construed to require the Company to maintain the Shares in certificated form.

Section 4.2 Adjustments to Authorized Share Pool. Upon the grant of an Award, the maximum number of Shares set forth in Section 4.1 shall be reduced by the maximum number of Shares that are issued or may be issued pursuant to such Award. If any such Award or portion thereof is for any reason forfeited, canceled, expired, or otherwise terminated without the issuance of Shares, the Shares subject to such forfeited, canceled, expired or otherwise terminated Award or portion thereof shall again be

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-9

ANNEX B

available for grant under the Plan. Shares that are tendered or withheld from issuance with respect to an Award in satisfaction of any tax withholding or similar obligations and Shares tendered to the Company by the Participant or withheld by the Company in payment of the Exercise Price of an Option or SAR also shall again be available for grant under the Plan. Except to the extent required by Applicable Law, Replacement Awards shall not be counted against Shares available for grant pursuant to the Plan (and shall not be added back under this Section 4.2).

Section 4.3 Individual Award Limitations. Subject to Section 4.1 and Section 4.5, the following individual Award limits shall apply:

(a) No Participant may be granted more than Three Million (3,000,000) Options or SARs in the aggregate under the Plan in any calendar year.

(b) No Participant may be granted Awards other than Options or SARs during any calendar year that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares under which more than Three Million (3,000,000) Shares may be earned for each twelve (12) months in the vesting period or Performance Period. During any calendar year no Participant may be granted Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash under which more than Three Million Dollars ($3,000,000) may be earned for each twelve (12) months in the Performance Period.

Section 4.4 Limitations on Non-Employee Director Compensation. The aggregate value of cash compensation and the Fair Market Value of Shares subject to Awards that may be paid or granted by the Company during any calendar year to any Non-Employee Director for Board service shall not exceed Four Hundred Thousand U.S. Dollars ($400,000). For the avoidance of doubt, compensation shall be counted towards this limit for the Board compensation year in which it is earned (and not when it is paid or settled in the event it is deferred).

Section 4.5 Changes in Common Stock; Disposition of Assets and Corporate Events.

(a) In the event of any stock dividend, stock split, spinoff, rights offering, extraordinary dividend, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company constituting an “equity restructuring” within the meaning of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), the Committee shall make or provide for equitable adjustments in (i) the number and type of shares or other securities covered by outstanding Awards, (ii) the prices specified therein (if applicable), and (iii) the kind of shares covered thereby (including shares of another issuer). The Committee in its sole discretion and in good faith should determine the form of the adjustment required to prevent dilution or enlargement of the rights of Participants and shall, in furtherance thereof, take such other actions with respect to any outstanding Award or the holder or holders thereof, in each case as it determines to be equitable, which may include a cash payment to the Participant equivalent to the value of any dilution of the rights of such Participant. In the event of any merger, consolidation, or any other corporate transaction or event having a similar effect that is not an “equity restructuring” with the meaning of FASB ASC Topic 718, the Committee in its sole discretion may, in addition to the actions permitted to be taken in respect of an equity restructuring, provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection with such alternative consideration the surrender of all Awards so replaced. After any adjustment made by the Committee pursuant to this Section 4.5, the number of shares subject to each outstanding Award shall be rounded down to the nearest whole number.

(b) Any adjustment of an Award pursuant to this Section 4.5 shall be effected in compliance with Code Sections 422 and 409A to the extent applicable.

Section 4.6 Dividend Equivalents. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Committee, provided that: (i) no Dividend Equivalents shall be paid on unvested Awards but may be accumulated and paid once the underlying Award vests; and (ii) no Dividend Equivalents may be paid on Options or SARs. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Committee, or such other date permitted by Applicable Laws as the Committee shall determine in its sole discretion. For the avoidance of doubt, Dividend Equivalents with respect to Performance Shares or Performance Units shall

B-10	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

not be fully vested until the Performance Shares or Performance Units have been earned. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Committee shall determine.

Section 4.7 Award Agreement Provisions. The Committee may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company and its Subsidiaries or Affiliates that are not inconsistent with the terms of the Plan.

Section 4.8 Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors or (ii) pursuant to Section 4.5 as a result of any Corporate Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price of any outstanding Option or Base Price of any outstanding SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

Section 4.9 Prohibition Against Option Reloads. Except to the extent approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors, the Committee shall not have the power or authority to include provisions in an Option Award Agreement that provides for the reload of the Option or SAR upon exercise or settlement.

ARTICLE V

GRANTING OF OPTIONS AND SARS

Section 5.1 Eligibility. The Committee may grant Non-Qualified Stock Options and SARs to Service Providers. Subject to Section 5.2, Incentive Stock Options may only be granted to Employees.

Section 5.2 Qualification of Incentive Stock Options. No Employee may be granted an Incentive Stock Option under the Plan if such Employee, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary of the Company or “parent corporation” (within the meaning of Code Section 424(e)) unless such Incentive Stock Option conforms to the applicable provisions of Code Section 422.

Section 5.3 Granting of Options and SARs to Service Providers.

(a) Options and SARs. The Committee may from time to time:

(i) Select from among the Service Providers (including those to whom Options or SARs have been previously granted under the Plan) such of them as in its opinion should be granted Options and/or SARs;

(ii) Determine the number of Shares to be subject to such Options and/or SARs granted to such Service Provider, and determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iii) Determine the terms and conditions of such Options and SARs, consistent with the Plan.

(b) SARs may be granted in tandem with Options or may be granted on a freestanding basis, not related to any Option. Unless otherwise determined by the Committee at the grant date or determined thereafter in a manner more favorable to the Participant, SARs granted in tandem with Options shall have substantially similar terms and conditions to such Options to the extent applicable, or may be granted on a freestanding basis, not related to any Option.

(c) Upon the selection of a Service Provider to be granted an Option or SAR under this Section 5.3, the Committee shall issue, or shall instruct an authorized officer to issue, such Option or SAR and may impose such conditions on the grant of such Option or SAR, as it deems appropriate. Subject to Section 14.2 of the Plan, any Incentive Stock Option granted under the Plan may be modified by the Committee, without the consent of the Optionee, even if such modification would result in the disqualification of such Option as an “incentive stock option” under Code Section 422.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-11

ANNEX B

Section 5.4 Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (a) two (2) years after the grant date of the Incentive Stock Option or (b) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Shares.

ARTICLE VI

TERMS OF OPTIONS AND SARS

Section 6.1 Award Agreement. Each Option and each SAR shall be evidenced by a written Award Agreement, which shall be executed (including by electronic means) by the Optionee and an authorized officer and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to qualify such Options as “incentive stock options” under Code Section 422. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan.

Section 6.2 Exercisability and Vesting of Options and SARs.

(a) Each Option and SAR shall vest and become exercisable according to the terms of the applicable Award Agreement; provided, however, that by a resolution adopted after an Option or SAR is granted the Committee may, on such terms and conditions as it may determine to be appropriate consistent with the Plan, accelerate the time at which such Option or SAR or any portion thereof may be exercised.

(b) Except as otherwise provided by the Committee or in the applicable Award Agreement, no portion of an Option or SAR which is unexercisable on the date that an Optionee incurs a termination of service as a Service Provider shall thereafter become exercisable.

(c) The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Service Provider in any calendar year may not exceed One Hundred Thousand U.S. Dollars ($100,000) or such other limitation as imposed by Code Section 422(d), or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(d) SARs granted in tandem with an Option shall become vested and exercisable on the same date or dates as the Options with which such SARs are associated vest and become exercisable. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable.

Section 6.3 Exercise Price and Base Price. Excluding Replacement Awards, the per Share purchase price of the Shares subject to each Option (the “Exercise Price”) and the Base Price of each SAR shall be set by the Committee and shall be not less than one hundred percent (100%) of the Fair Market Value of such Shares on the date such Option or SAR is granted.

Section 6.4 Expiration of Options and SARs. No Option or SAR may be exercised after the first to occur of the following events:

(a) The expiration of ten (10) years from the date the Option or SAR was granted; or

(b) With respect to an Incentive Stock Option in the case of an Optionee owning (within the meaning of Code Section 424(d)), at the time the Incentive Stock Option was granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the expiration of five (5) years from the date the Incentive Stock Option was granted.

B-12	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

ARTICLE VII

EXERCISE OF OPTIONS AND SARS

Section 7.1 Person Eligible to Exercise. During the lifetime of the Optionee, only the Optionee may exercise an Option or SAR (or any portion thereof) granted to him or her; provided, however, that the Optionee’s Eligible Representative may exercise his or her Option or SAR or portion thereof during the period of the Optionee’s Disability. After the death of the Optionee, any exercisable portion of an Option or SAR may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his or her Eligible Representative.

Section 7.2 Partial Exercise. At any time and from time to time prior to the date on which the Option or SAR becomes unexercisable under the Plan or the applicable Award Agreement, the exercisable portion of an Option or SAR may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional Shares and the Committee may, by the terms of the Option or SAR, require any partial exercise to exceed a specified minimum number of Shares.

Section 7.3 Manner of Exercise. Subject to any generally applicable conditions or procedures that may be imposed by the Committee, an exercisable Option or SAR, or any exercisable portion thereof, may be exercised solely by delivery to the Committee or its designee of all of the following prior to the time when such Option or SAR or such portion becomes unexercisable under the Plan or the applicable Award Agreement:

(a) Notice in writing signed by the Optionee or his or her Eligible Representative, stating that such Option or SAR or portion is being exercised, and specifically stating the number of Shares with respect to which the Option or SAR is being exercised (which form of notice shall be provided by the Committee upon request and may be electronic);

(b) (i) With respect to the exercise of any Option, full payment (in cash (through wire transfer only) or by personal, certified, or bank cashier check) of the aggregate Exercise Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

(ii) With the consent of the Committee, (A) Shares owned by the Optionee duly endorsed for transfer to the Company or (B) Shares issuable to the Optionee upon exercise of the Option, with a Fair Market Value on the date of Option exercise equal to the aggregate Exercise Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

(iii) With the consent of the Committee, payment of the Exercise Price through a broker-assisted cashless exercise program established by the Company; or

(iv) With the consent of the Committee, any form of payment of the Exercise Price permitted by Applicable Laws and any combination of the foregoing methods of payment.

(c) Full payment to the Company (in cash or by personal, certified or bank cashier check or by any other means of payment approved by the Committee) of all amounts necessary to satisfy any and all Withholding Taxes arising in connection with the exercise of the Option or SAR (notice of the amount of which shall be provided by the Committee as soon as practicable following receipt by the Committee of the notice of exercise);

(d) In the event that the Option or SAR or portion thereof shall be exercised as permitted under Section 7.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or SAR or portion thereof.

Section 7.4 Settlement of SARs. Unless otherwise determined by the Committee, upon exercise of a SAR, the Participant shall be entitled to receive payment in the form, determined by the Committee and set forth in the Award Agreement, of Shares, or cash, or a combination of Shares and cash having an aggregate value equal to the amount determined by multiplying: (a) any increase in the Fair Market Value of one Share on the exercise date over the Base Price of such SAR, by (b) the number of Shares with respect to which such SAR is exercised; provided, however, that on the grant date, the Committee may establish, in its sole discretion, a maximum amount per Share that may be payable upon exercise of a SAR, and provided, further, that in no event shall the value of the Common Stock or cash delivered on exercise exceed the excess of the Fair Market Value of the Shares with respect to which the SAR is exercised over the Fair Market Value of such Shares on the grant date of such SAR.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-13

ANNEX B

Section 7.5 Conditions to Issuance of Shares. The Company shall evidence the issuance of Shares delivered upon exercise of an Option or SAR in the books and records of the Company or in a manner determined by the Company. Notwithstanding the above, the Company shall not be required to effect the issuance of any Shares purchased upon the exercise of any Option or SAR or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on any and all stock exchanges on which such class of Common Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its sole discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable and

(d) The payment to the Company (or its Subsidiary or Affiliate, as applicable) of all amounts which it is required to withhold under Applicable Law in connection with the exercise of the Option or SAR.

The Committee shall not have any liability to any Optionee for any delay in the delivery of Shares to be issued upon an Optionee’s exercise of an Option or SAR.

Section 7.6 Rights as Stockholders. The holder of an Option or SAR shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of an Option or SAR.

Section 7.7 Transfer Restrictions. The Committee, in its sole discretion, may set forth in an Award Agreement such further restrictions on the transferability of the Shares purchasable upon the exercise of an Option or SAR, as it deems appropriate. Any such restriction may be referred to in the Share register maintained by the Company or otherwise in a manner reflecting its applicability to the Shares. The Committee may require the Employee to give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option, within two (2) years from the grant date of such Option or one (1) year after the transfer of such Shares to such Employee. The Committee may cause the Share register maintained by the Company to refer to such requirement.

ARTICLE VIII

RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS

Section 8.1 Restricted Stock.

(a) Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Service Provider selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

(b) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or limitations on the right to pay dividends or Dividend Equivalents on Restricted Stock before said Restricted Stock vests); provided, however, that any cash or shares of Common Stock distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Stock and held or restricted as provided in this Section. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

(c) Issuance of Restricted Stock. The issuance of Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine.

Section 8.2 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee.

B-14	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the settlement date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the settlement date, the Company shall, subject to the terms of the Plan, transfer to the Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

Section 8.3 Rights as a Stockholder. A Participant shall not be, nor have any of the rights or privileges of, a stockholder in respect of Restricted Stock Units awarded pursuant to the Plan, except as the Committee may provide under Section 4.6.

ARTICLE IX

PERFORMANCE SHARES AND PERFORMANCE UNITS

Section 9.1 Grant of Performance Shares or Performance Units. The Committee is authorized to make Awards of Performance Shares and Performance Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Performance Shares and Performance Units shall be evidenced by an Award Agreement.

Section 9.2 Issuance and Restrictions. The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for any Performance Period and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (the duration of Performance Periods may differ from one another), and there may be more than one Performance Period in existence at any one time. An Award Agreement evidencing the grant of Performance Shares or Performance Units shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan, as the Committee shall determine. No Common Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

Section 9.3 Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, as the Committee shall determine, either in an Award Agreement or thereafter on terms more favorable to the Participant to the extent consistent with Section 162(m). In addition to the achievement of the specified Performance Goals, the Committee may condition payment of Performance Shares and Performance Units on such other conditions as the Committee shall specify in an Award Agreement. The Committee may also provide in an Award Agreement for the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

Section 9.4 Rights as a Stockholder. A Participant shall not have any rights as a stockholder in respect of Performance Shares or Performance Units awarded pursuant to the Plan, except as the Committee may provide under Section 4.6. Performance Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Performance Shares or limitations on the right to pay dividends or Dividend Equivalents on Performance Shares before said Performance Shares vest); provided, however, that any cash or shares of Common Stock distributed as a dividend or otherwise with respect to any Performance Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Performance Shares and held or restricted as provided in this Section. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

Section 9.5 Performance Goals. The Committee shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Award for a Performance Period or for an Award of Performance Shares or Performance Units (or other Award subject to performance conditions) to be earned or vested. At the discretion of the Committee, the Performance Goals may be based upon (alone or in combination): (a) net or operating income (before or after taxes); (b) earnings before taxes, interest, depreciation, and/or amortization (“EBITDA”); (c) EBITDA excluding charges for stock-based compensation, management fees, acquisition, integration and transaction costs, impairments, restructuring charges and other adjustments that the Committee deems appropriate (“Adjusted EBITDA”) (understanding that the definition of, and the formula for determining,

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-15

ANNEX B

Adjusted EBITDA may change from time to time but is generally expected to be Adjusted EBITDA as publicly reported by the Company to its investors), and operating leverage or Adjusted EBITDA growth/sales growth; (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales, revenue growth, or sales growth in excess of market growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, cash conversion, or pre-tax, pre-interest cash flow/Adjusted EBITDA); (i) productivity ratios (including but not limited to measuring liquidity, profitability or leverage) and synergies achievements; (j) share price (including, but not limited to, growth measures and total stockholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth or customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (s) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria, (v) tax savings or (w) at any time in the case of (A) persons who are not “covered employees” under Section 162(m) or (B) Awards (whether or not to “covered employees”) not intended to qualify as performance-based compensation under Section 162(m), such other criteria as may be determined by the Committee. In addition, the Company may use “Pre-Bonus Adjusted EBITDA” as a Financial Performance Measure, which adds back any AIP Awards made during the fiscal year to Adjusted EBITDA. The foregoing Financial Performance Measures may be supplemented from time to time as appropriate. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, geographies, Subsidiaries or Affiliates, or products and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, Affiliates, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. Any performance objective may measure performance on an individual basis, as appropriate. The Committee may provide for a threshold level of performance below which no Shares or compensation will be granted or paid in respect of Performance Shares or Performance Units, and a maximum level of performance above which no additional Shares or compensation will be granted or paid in respect of Performance Shares or Performance Units, and it may provide for differing amounts of Shares or compensation to be granted or paid in respect of Performance Shares or Performance Units for different levels of performance. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to unusual and/or infrequently occurring or nonrecurring items as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, capital gains and losses, dividends, Share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes.

Section 9.6 Special Rule for Performance Goals. If, at the time of grant, the Committee intends any Award to qualify as performance-based compensation within the meaning of Section 162(m) (except with respect to Options or SARs), the Committee must establish Performance Goals (and any exclusions) for the applicable Performance Period prior to the 91st day of the Performance Period (or by such other date as may be required under Section 162(m)) but not later than the date on which twenty-five percent (25%) of the Performance Period has elapsed.

Section 9.7 Negative Discretion. Notwithstanding anything in this Article IX to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to Participants under Section 9.9 based on performance or any other factors that the Committee, in its discretion, shall deem appropriate, provided that any such reduction must be proportionate among all Participants, and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under the Award or under the Plan.

B-16	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

Section 9.8 Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, but subject to the maximum number of Shares available for issuance under Article IV of the Plan, the Committee shall have the right, in its discretion, to grant an Award in cash, Shares or other Awards, or in any combination thereof, to any Participant (except for Awards intend to qualify as performance-based compensation under Section 162(m), to the extent Section 162(m) is applicable to the Company and the Plan) in a greater amount than would apply under the applicable Performance Goals, based on individual performance or any other criteria that the Committee deems appropriate. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee have, or exercise, discretion with respect to an Award intended to qualify as performance-based compensation under Section 162(m) if such discretion or the exercise thereof would cause such qualification not to be available.

Section 9.9 Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Period and prior to any payment or vesting in respect of such Performance Period, the Committee shall certify in writing the number of Shares, units, and/or amount of cash that have been earned or vested on the basis of performance in relation to the established Performance Goals.

Section 9.10 Payment of Awards. Payment or delivery of Common Stock and/or cash with respect to earned Performance Shares and earned Performance Units shall be made to the Participant or, if the Participant has died, to the Participant’s Eligible Representative, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 9.9 and (unless an applicable Award Agreement shall set forth one or more other dates or unless otherwise deferred in accordance with Company policies) in any event no later than two and one-half (2 1⁄2) months after the latest of (i) the end of the fiscal year in which the Performance Period has ended, (ii) the end of the Participant’s first taxable year in which the right to the Performance Shares is no longer subject to a substantial risk of forfeiture, and (iii) the end of the Company’s recipient’s first fiscal year in which the Participants’ rights to the Performance Shares are no longer subject to a substantial risk of forfeiture. The Committee shall determine and set forth in the applicable Award Agreement whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, Shares or in a combination thereof, with the value or number of Shares payable to be determined based on the Fair Market Value of the Common Stock on the date of the Committee’s certification under Section 9.9 or such other date specified in the Award Agreement. The Committee may, in an Award Agreement with respect to the award or delivery of Shares or cash, condition the vesting of such Shares or cash on the performance of additional service.

Section 9.11 Newly Eligible Participants. Notwithstanding anything in this Article IX to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments, as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units, or other Performance Awards after the commencement of a Performance Period.

ARTICLE X

OTHER STOCK-BASED AWARDS

Section 10.1 Grant of Stock-Based Awards. The Committee is authorized to make Awards of other types of equity-based or equity-related awards (“Stock-Based Awards”) not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Committee shall determine. All Stock-Based Awards shall be evidenced by an Award Agreement. Such Stock-Based Awards may be granted as an inducement to enter the employ of the Company or any Subsidiary or Affiliate or in satisfaction of any obligation of the Company or any Subsidiary or Affiliate to an officer or other key employee, whether pursuant to the Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Stock-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Section 10.2 Automatic Grants for Directors. Subject to Section 4.3, the Committee may institute, by resolution, grants of automatic Awards to new and continuing Directors, with the number and type of such Awards, the frequency of grant and all related terms and conditions, including any applicable vesting conditions, as determined by the Committee in its sole discretion.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-17

ANNEX B

ARTICLE XI

CASH INCENTIVE AWARDS

Section 11.1 Cash Incentive Awards. The Committee may grant Awards that may be earned in whole or in part based on the attainment of the Performance Goals (“Cash Incentive Awards”). In the event the Committee deems it appropriate that the Company’s short-term cash incentives for executive officers of the Company who are from time to time determined by the Committee to be “covered employees” for purposes of Section 162(m), qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m), the provisions of this Section 11 (and Section 9, to the extent applicable) shall apply to such Cash Incentive Awards.

Section 11.2 Eligibility and Participation. All Section 16 Participants of the Company shall be eligible to receive Cash Incentive Awards under the Plan.

Section 11.3 New Hires, Promotions, and Terminations. Unless otherwise provided in an Award Agreement, Company plan or policy, or other agreement between the Company or Affiliate and a Participant, the following rules shall apply:

(a) New Participants During the Performance Period. If an individual is newly hired or promoted during a Performance Period into a position eligible for a Cash Incentive Award as a Section 16 Participant under this Section 11, he or she shall be eligible (but not guaranteed) to receive a Cash Incentive Award under this Section 11 for the Performance Period, prorated for the portion of the Performance Period following the date of eligibility for a Cash Incentive Award hereunder.

(b) Disability or Death. A Section 16 Participant who terminates employment with the Company due to Disability or death during a Performance Period shall be eligible (but not guaranteed) to receive a Cash Incentive Award prorated for the portion of the Performance Period prior to termination of employment. A Participant who terminates employment with the Company due to Disability or death following the end of a Performance Period but before Cash Incentive Awards relating to such Performance Period are paid shall be eligible (but not guaranteed) to receive the full Cash Incentive Award for such Performance Period. Cash Incentive Awards payable in the event of death, if paid, shall be paid to the Section 16 Participant’s estate. Any such Cash Incentive Award shall be payable at the same time as other Cash Incentive Awards are paid for the relevant year.

(c) Termination of Employment. Subject to Section 11.3(b), if a Participant’s employment with the Company terminates for any reason (whether voluntarily or involuntarily) either during a Performance Period or following the end of a Performance Period but before Cash Incentive Awards relating to such Performance Period are paid, unless otherwise determined by the Committee, no Cash Incentive Award (or portion thereof) shall be payable or earned with respect to such Performance Period.

Section 11.4 General. The provisions of this Section 11 are intended to ensure that Cash Incentive Awards granted to Section 16 Participants hereunder that are intended to qualify as “performance-based compensation” (within the meaning of Section 162(m)) satisfy the exemption from the limitation on deductibility imposed by Section 162(m) that is set forth in Section 162(m)(4)(C), and this Section 11 and the Plan shall be interpreted and operated consistent with that intention to the extent applicable. Notwithstanding the foregoing, neither the adoption and operation of this Section 11 by the Committee nor its submission to (or approval by) the shareholders of the Company shall be construed as having created any limitations on the power of Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, whether tied to performance or otherwise, and the adoption and operation of this Article 11 shall not preclude the Board or the Committee from approving other Cash Incentive Awards or short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder, whether or not such Participants are Section 16 Participants, as the Committee deems appropriate and in the best interests of the Company.

ARTICLE XII

TERMINATION AND FORFEITURE

Section 12.1 Termination for Cause. Unless otherwise determined by the Committee at the grant date and set forth in the Award Agreement covering the Award or otherwise in writing or determined thereafter in a manner more favorable to the Participant, if a Participant’s employment or service terminates for Cause, all Options and SARs, whether vested or unvested, and all other

B-18	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

Awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of Cause) shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service.

Section 12.2 Termination for Any Other Reason. Unless otherwise determined by the Committee at the grant date and set forth in the Award Agreement covering the Award or otherwise in writing or determined thereafter in a manner more favorable to the Participant, or otherwise as may be provided in an agreement between a Participant and the Company, if a Participant’s employment or service terminates for any reason other than Cause:

(a) All Awards that are unvested or unexercisable shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service;

(b) All Options and SARs that are vested shall remain outstanding until (w) in the case of termination for death or Disability, the 180th calendar day following the date of the Participant’s death or Disability, (x) in the case of retirement at normal retirement age (and, for purposes of the Plan, “normal retirement age” shall have the meaning set forth in the applicable Award Agreement or, if not defined in the Award Agreement, pursuant to the customary policies of the Company), (I) for Options and SARs that are vested at the date of retirement, the 180th calendar day following the date of the Participant’s retirement, and (II) for Options and SARs that become vested following the Participant’s retirement (if any), the 90th calendar day following such post-termination vesting date, (y) the expiration of three months following the effective date of the Participant’s termination of employment or service (as applicable) for any reason other than death, Disability or retirement at normal retirement age or (z) the Award’s normal expiration date, in all cases whichever is earlier, after which any unexercised Options and SARs shall immediately terminate; provided that if the exercise period of an Option or SAR would expire at a time when trading in the Common Stock is prohibited by federal securities law or the Company’s insider trading policy, the expiration of the Option or SAR shall be automatically extended until the thirtieth (30th) calendar day following the expiration of such prohibition (so long as such extension shall not violate Section 409A); and

(c) All Awards other than Options and SARs that are vested shall be treated as set forth in the applicable Award Agreement (or in any more favorable manner determined by the Committee).

Section 12.3 Post-Termination Informational Requirements. Before the settlement of any Award following termination of employment or service, the Committee may require the Participant (or the Participant’s Eligible Representative, if applicable) to make such representations and provide such documents or agreements as the Committee deems necessary or advisable to effect compliance with Applicable Law and determine whether the provisions of Section 12.1 or Section 12.4 may apply to such Award.

Section 12.4 Forfeiture of Awards. Awards and Common Stock that has been distributed pursuant to Awards shall be subject to any clawback policy adopted by the Committee, the Board, or the Company from time to time (including after the Effective Date), including any such policy adopted to comply with Applicable Law. Awards granted under the Plan (and gains earned or accrued in connection with Awards) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Committee or the Board from time to time or as set forth in the Award Agreement communicated to Participants. Any such policies may (in the discretion of the Committee or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only. The Participant shall also forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Common Stock to the extent required by Applicable Law or regulations in effect on or after the Effective Date, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. For the avoidance of doubt, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. The implementation of policies and procedures pursuant to this Section 12.5 and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-19

ANNEX B

ARTICLE XIII

CHANGE OF CONTROL

Section 13.1 Alternative Award; Double Trigger. Unless otherwise provided in an Award Agreement or other agreement between a Participant and the Company, no cancellation, acceleration of vesting or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith, prior to the occurrence of a Change of Control, that such Award shall be honored or assumed, or new rights substituted therefor, in connection with the Change of Control (such honored, assumed or substituted award, an “Alternative Award”), provided that any Alternative Award must:

(a) Give the Participant who held such Award rights and entitlements substantially equivalent to or better than the rights and terms applicable under such Award immediately prior to the Change of Control, including, without limitation, an identical or better schedule as to vesting and/or exercisability, and for Alternative Awards that are stock options, identical or better methods of payment of the Exercise Price thereof (provided, however, that, notwithstanding this Section 13.1(a), if the securities underlying the Alternative Award are not publicly traded, the acquisition, holding and disposition of the shares underlying the Alternative Award may be subject to such terms and conditions as are established by the Committee prior to the Change of Control); and

(b) Have terms such that if, on or prior to the second anniversary following a Change of Control, the Participant’s employment is involuntarily (other than for Cause) or constructively terminated (in each case as the terms “involuntarily” and “constructively” are determined by the Committee as constituted prior to the Change of Control), at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full and such Participant shall be provided with either cash marketable stock equal to the fair market value of the stock subject to the Alternative Award on the date of termination (and, in the case of Alternative Awards that are stock options or stock appreciation rights, in excess of the Exercise Price or Base Price that the Participant would be required to pay in respect of such Alternative Award).

Section 13.2 Accelerated Vesting and Payment. Except as otherwise provided in this Article XIII or in an Award Agreement or thereafter on terms more favorable to a Participant, upon a Change of Control, or otherwise as provided in an agreement between the Participant and the Company, if Alternative Awards are not provided in accordance with Section 13.1:

(a) Each unvested Option or SAR shall become fully vested and exercisable;

(b) The vesting restrictions applicable to all other unvested Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) shall lapse, all such Awards shall vest and become non-forfeitable; the Performance Goals established by the Committee for Performance Shares, Performance Units or similar performance-based Awards for the Performance Period in which the Change of Control is effective shall be deemed to have been achieved at the target level;

(c) Any Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) that were vested prior to the Change of Control but that have not been settled or converted into Shares prior to the Change of Control, plus those Awards that become vested in accordance with Section 13.2(b) above, shall be settled in cash or converted into Shares; and

(d) All freestanding Dividend Equivalents not granted in connection with another Award shall be cancelled without payment therefor.

For avoidance of doubt, upon a Change of Control the Committee may cancel Options and SARs for no consideration if the aggregate Fair Market Value of the Shares subject to Options and SARs is less than or equal to the Exercise Price of such Options or the Base Price of such SARs.

Section 13.3 Certain Covered Transactions. In the event of a Change of Control that is a merger or consolidation in which the Company is not the surviving corporation or that results in the acquisition of substantially all the Company’s outstanding Shares by a Person or group of Persons or entities acting in concert, or in the event of a sale or transfer of all or substantially all of the Company’s assets (a “Covered Transaction”), the Committee shall have the discretion to provide for the termination of all outstanding Options and SARs as of the effective date of the Covered Transaction; provided, that, no Option or SAR will be

B-20	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

so terminated (without the consent of the Participant) prior to the expiration of twenty (20) calendar days following the later of (i) the date on which the Award became fully exercisable and (ii) the date on which the Participant received written notice of the Covered Transaction. In the event of a Change of Control that involves a purchase of Shares for cash, the Board can implement or negotiate a procedure whereunder all Participants’ unexercised Options or SARs may be cashed out as part of the purchase transaction, without requiring exercise, for the difference between the purchase price and the Exercise Price.

Section 13.4 Section 409A. Notwithstanding the discretion in Sections 13.1 and 13.2, if any Award is subject to Section 409A and an Alternative Award would be deemed a non-compliant modification of such Award under Section 409A, then no Alternative Award shall be provided and such Award shall instead be treated as provided in Section 13.1 or in the Award Agreement (or in such other manner determined by the Committee that is a compliant modification under Section 409A).

ARTICLE XIV

OTHER PROVISIONS

Section 14.1 Awards Not Transferable. Unless otherwise agreed to in writing by the Committee, no Award or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 14.1 shall prevent transfers by will or by the Applicable Laws of descent and distribution.

If allowed by the Committee, a Participant may transfer the ownership of some or all of the vested or earned Awards granted to such Participant, other than Incentive Stock Options to (i) the spouse, children or grandchildren of such Participant (the “Family Members”), (ii) a trust or trusts established for the exclusive benefit of such Family Members, or (iii) a partnership in which such Family Members are the only partners. Notwithstanding the foregoing:

(a) Under no circumstances will a Participant be permitted to transfer a stock option to a third-party financial institution without prior shareholder approval, and

(b) Vested or earned Awards may be transferred without the Committee’s pre-approval if the transfer is made incident to a divorce as required pursuant to the terms of a “domestic relations order” as defined in Code Section 414(p); provided that no such transfer will be allowed with respect to Incentive Stock Options if such transferability is not permitted by Code Section 422.

Any such transfer shall be without consideration and shall be irrevocable. No Award so transferred may be subsequently transferred, except by will or applicable laws of descent and distribution. The Committee may create additional conditions and requirements applicable to the transfer of Awards. Following the allowable transfer of a vested Option, such Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately prior to the transfer. For purposes of settlement of the Award, delivery of Stock upon exercise of an Option, and the Plan’s Change of Control provisions, any reference to a Participant shall be deemed to refer to the transferee.

Section 14.2 Amendment, Suspension or Termination of the Plan or Award Agreements.

(a) The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee; provided that without the approval by a majority of the shares entitled to vote at a duly constituted meeting of stockholders of the Company, no amendment or modification to the Plan may (i) except as otherwise expressly provided in Section 4.5, increase the number of Shares subject to the Plan specified in Section 4.1 or the individual Award limitations specified in Section 4.3; (ii) modify the class of persons eligible for participation in the Plan or (iii) materially modify the Plan in any other way that would require stockholder approval under Applicable Law.

(b) Except as provided otherwise expressly provided in the Plan, neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the Award, materially adversely alter or impair any rights or obligations under any Award theretofore granted. Except as provided by Section 4.5, notwithstanding the foregoing, the Committee at any time, and from time to time, may amend the terms of any one or more existing Award Agreements, provided,

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-21

ANNEX B

however, that the rights of a Participant under an Award Agreement shall not be adversely impaired in a material manner without the Participant’s written consent. The Company shall provide a Participant with notice of any amendment made to such Participant’s existing Award Agreement in accordance with the terms of this Section 14.2(b).

(c) Notwithstanding any provision of the Plan to the contrary, in no event shall adjustments made by the Committee pursuant to Section 4.5 or the application of Section 12.4, 13.1, 13.2, 14.6 or 14.12 to any Participant constitute an amendment of the Plan or of any Award Agreement requiring the consent of any Participant.

(d) No Award may be granted during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the expiration of ten (10) years from the Effective Date (provided that no incentive stock options may be granted after ten (10) years from the date the Board approves the Plan).

Section 14.3 Effect of Plan upon Other Award and Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Subsidiaries or Affiliates. Nothing in the Plan shall be construed to limit the right of the Company or any of its Subsidiaries or Affiliates (a) to establish any other forms of incentives or compensation for Service Providers or (b) to grant or assume options or restricted stock other than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or restricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

Section 14.4 At-Will Employment. Nothing in the Plan or any Award Agreement hereunder shall confer upon the Participant any right to continue as a Service Provider of the Company or any of its Subsidiaries or Affiliates or shall interfere with or restrict in any way the rights of the Company and any of its Subsidiaries or Affiliates, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause.

Section 14.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 14.6 Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Subsidiaries or Affiliates, or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, only in such a manner as to conform to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules, and regulations.

Section 14.7 Term of Plan. The Plan shall become effective on the date that it is approved by the Compensation Committee of the Board of Directors of the Company and approved by Company stockholders at the Company’s next following Annual Meeting of Stockholders (the “Effective Date”) and shall continue in effect, unless sooner terminated pursuant to Section 14.2, until the tenth (10th) anniversary of the Effective Date. The provisions of the Plan shall continue thereafter to govern all outstanding Awards, including after the tenth (10th) anniversary of the Effective Date.

Section 14.8 Governing Law and Venue. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction. Any and all claims and disputes of any kind whatsoever arising out of or relating to the Plan shall only be brought in the Delaware Chancery Court. The Participant or Person hereby waives any objection which it may now have or may hereafter have to the foregoing choice of venue and further irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court in any such claim or dispute.

Section 14.9 Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

Section 14.10 Governing Documents. In the event of any express contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any Subsidiary or Affiliate of the Company that has been approved by the Committee, the express terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that such express provision of the Plan shall not apply. In addition, to the extent any

B-22	Global Eagle Entertainment Inc. - 2017 Proxy Statement

ANNEX B

employment or other written agreement between the Participant or the Company or any Subsidiary or Affiliate or a severance plan maintained by the Company or any Subsidiary or Affiliate provides vesting terms with respect to an Award or all awards, which are more favorable to the Participant than those set forth in the Plan or an Award Agreement, the vesting terms in such employment or other written agreement or severance plan shall control.

Section 14.11 Withholding Taxes. In addition to any rights or obligations with respect to Withholding Taxes under the Plan or any applicable Award Agreement, the Company or any Subsidiary or Affiliate employing a Service Provider shall have the right to withhold from the Service Provider, or otherwise require the Service Provider or an assignee to pay, any Withholding Taxes arising as a result of grant, exercise, vesting or settlement of any Award or any other taxable event occurring pursuant to the Plan or any Award Agreement, including, without limitation, to the extent permitted by law, the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Service Provider or to take such other actions (including, without limitation, withholding any Shares or cash deliverable pursuant to the Plan or any Award or approving a broker-assisted sell-to-cover transaction) as may be necessary to satisfy such Withholding Taxes; provided, however, that in the event that the Company withholds Shares issued or issuable to the Participant to satisfy all or any portion of the Withholding Taxes, the Company shall withhold a number of whole Shares having a Fair Market Value, determined as of the date of withholding, not in excess of the amount required to be withheld by law, not exceeding the maximum individual statutory tax rate in a given jurisdiction (or such lower mount as may be necessary to avoid liability award accounting, or any other accounting consequence or cost, as determined by the Committee, and in any event in accordance with Company policies), and any remaining amount shall be remitted in cash or withheld; and provided, further, that with respect to any Award subject to Section 409A, in no event shall Shares be withheld pursuant to this Section 14.11 (other than upon or immediately prior to settlement in accordance with the Plan and the applicable Award Agreement) other than to pay taxes imposed under the U.S. Federal Insurance Contributions Act (FICA) and any associated U.S. federal withholding tax imposed under Code Section 3401 and in no event shall the value of such Shares (other than upon immediately prior to settlement) exceed the amount of the tax imposed under FICA and any associated U.S. federal withholding tax imposed under Code Section 3401. The Participant shall be responsible for all Withholding Taxes and other tax consequences of any Award granted under the Plan.

Section 14.12 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan, the Committee determines that any Award may be subject to Section 409A and related regulations and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, (b) comply with the requirements of Section 409A and related Department of Treasury guidance or (c) comply with any correction procedures available with respect to Section 409A. Notwithstanding anything else contained in the Plan or any Award Agreement to the contrary, if a Service Provider is a “specified employee” as determined pursuant to Section 409A under any Company Specified Employee policy in effect at the time of the Service Provider’s “separation from service” (as determined under Section 409A) or, if no such policy is in effect, as defined in Section 409A), then, to the extent necessary to comply with, and avoid imposition on such Service Provider of any tax penalty imposed under, Section 409A, any payment required to be made to a Service Provider hereunder upon or following his or her separation from service shall be delayed until the first to occur of (i) the six-month anniversary of the Service Provider’s separation from service and (ii) the Service Provider’s death. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten-day period following the lapsing of the delay period.

Section 14.13 No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Subsidiary or Affiliates indemnify, defend or hold harmless any Person with respect to the tax consequences of any Award.

Global Eagle Entertainment Inc. - 2017 Proxy Statement	B-23

ANNEX B

Section 14.14 Notices. Except as provided otherwise in an Award Agreement, all notices and other communications required or permitted to be given under the Plan or any Award Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Committee, sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to 6100 Center Drive, Suite 1020, Los Angeles, California 90292 to the attention of the General Counsel of the Company or (ii) in the case of a Participant, to the last known address, or email address or, where the individual is an employee of the Company or one of its subsidiaries, to the individual’s workplace address or email address or by other means of electronic transfer acceptable to the Committee. All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of dispatch or on the third business day after the mailing thereof.

Section 14.15 Unfunded Plan. The Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to the Plan’s benefits. The Plan does not establish any fiduciary relationship between the Company and any Participant or other Person. To the extent any Person holds any rights by virtue of an Award granted under the Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

Section 14.16 Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and the Plan is not to be construed with reference to such titles.

***

B-24	Global Eagle Entertainment Inc. - 2017 Proxy Statement

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000348607_1 R1.0.1.17 GLOBAL EAGLE ENTERTAINMENT INC. Attn: Colleen Brooks 6100 Center Drive, Suite 1020 LOS ANGELES, CA 90045 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 18, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote “FOR” each Class III member of our Board of Directors. 1. Elect Class III Director Nominees Nominees For Against Abstain 1a. Robert W. Reding 1b. Ronald Steger The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Approve a new 2017 Omnibus Long-Term Incentive Plan 3 Approve (on an advisory basis) the compensation to our named executive officers for 2016 4 Ratify (on an advisory basis) the appointment of KPMG LLP as our independent registered public accounting firm for 2017 NOTE: Transact any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Yes No Please indicate if you plan to attend this meeting

0000348607_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on December 21, 2017: The Notice of Annual Meeting and Proxy Statement and 2016 Annual Report are available on our website at www.globaleagle.com under “Investors — Financial Info.” GLOBAL EAGLE ENTERTAINMENT INC. Annual Meeting of Stockholders December 21, 2017 08:00 AM Pacific Time This proxy is solicited by the Board of Directors The stockholders hereby appoint Jeffrey A. Leddy, the Chief Executive Officer, Paul Rainey, the Chief Financial Officer, and Stephen Ballas, the Corporate Secretary, or any of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLOBAL EAGLE ENTERTAINMENT INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 08:00 AM Pacific Time on December 21, 2017, at 6100 Center Drive, Suite 333, Los Angeles, California, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side